UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.     )

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DTE Energy Company

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DTE Energy Company
One Energy Plaza
Detroit, Michigan 48226

2014 Notice of Annual Meeting of Shareholders and Proxy Statement

Meeting Date:	Thursday, May 1, 2014

Time:	8:00 a.m. Eastern Daylight Time

Location:	The Lodge at Woodloch 109 River Birch Lane Hawley, PA 18428
We invite you to attend the annual meeting of DTE Energy Company.
Agenda:
1.    Elect thirteen directors;
2.    Ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as our independent registered public accounting firm for the year 2014;
3.     Provide an advisory vote to approve executive compensation;
4.    Vote on a management proposal to Amend and Restate the Long Term Incentive Plan to extend the plan and authorize additional shares;
5.    Vote on a shareholder proposal relating to political contributions; and
6.    Consider any other business that may properly come before the meeting.
Only shareholders of record at the close of business on March 5, 2014, the record date for this meeting, or their representatives authorized by proxy may attend or vote at the meeting.
This 2014 Notice of Annual Meeting, as well as the accompanying Proxy Statement and proxy card, will be first sent or given to our shareholders on or about March 18, 2014.
This year, beginning on or about March 18, 2014, we have conserved resources and reduced costs by mailing a meeting notice to many of our registered and beneficial shareholders containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K and vote online or how to request a paper copy. Shareholders who receive that meeting notice will not receive a paper copy of the Proxy Statement and Annual Report on Form 10-K or a proxy card unless they request one.
Every vote is important. You may vote your shares (1) by telephone, (2) via the Internet, (3) if you received a paper copy, by completing and mailing the enclosed proxy card in the return envelope or (4) in person at the annual meeting. Specific instructions for voting by telephone or via the Internet are attached to the proxy card or to the meeting notice that you received if you did not receive a paper copy. If you attend the meeting and vote at it, your vote at the meeting will replace any earlier vote by telephone, Internet or proxy. If you wish to attend the annual meeting in person, you must register in advance. Please vote your proxy, then follow the instructions on page 9 to pre-register.

By Order of the Board of Directors

Lisa A. Muschong Corporate Secretary	Gerard M. Anderson Chairman and Chief Executive Officer
March 10, 2014
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 1, 2014:
The Proxy Statement and Annual Report are available to security holders free of charge at
www.proxydocs.com/dte

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PROXY STATEMENT SUMMARY

New for 2014:

DTE Energy Company's Board of Directors (the "Board") regularly monitors best practices in corporate governance and executive compensation and has adopted the following new policies, effective February 2014:

Executive Compensation Clawback After Accounting Restatement. Our Board has adopted a "clawback" policy that provides that, in the event of an accounting restatement due to material noncompliance with federal securities laws, the Company may seek to recover excess performance-based compensation awarded to current or former officers during the three year period preceding the restatement.

Elimination of Excise Tax Gross-Ups from Change-In-Control Severance Agreements. The Board has adopted a new form of executive Change-In-Control Severance Agreement which eliminates the excise tax gross-up provisions that were included in the previous agreements. All of the Named Executive Officers executed new Change-In-Control Severance Agreements on these new forms effective March 3, 2014.

Prohibition on Cash Buyout of "Underwater" Stock Options. Our Long-Term Incentive Plan ("LTIP plan") was amended to expressly forbid cash buyouts of "underwater" stock options.

Minimum Twelve-Month Vesting Period for Equity Awards. Our LTIP plan was amended to require a minimum 12-month vesting period for all equity awards.

Anti-Hedging Policy. Hedging of DTE Energy Company ("DTE Energy," "Company," "we," "us" or "our") securities is prohibited for all employees, executive officers and directors of the Company and its subsidiaries.

Governance Highlights:

The Board is committed to creating long-term value for its shareholders while operating in an ethical, legal, environmentally sensitive and socially responsible manner. The Board follows sound governance practices, some of which are highlighted below. For more detail, see the "Corporate Governance" section of this Proxy Statement.

•	Twelve of thirteen director nominees, 92%, are independent; our Chairman & CEO is the only management director.

•	All of the Board committees are composed exclusively of independent directors.

•	We have an independent Presiding Director, elected by the independent members of the Board.

•	Independent directors met in executive session chaired by the Presiding Director at six of seven 2013 Board meetings.

•	All of our directors are elected annually.

•	We have a majority vote requirement for uncontested director elections.

•	The Board and its committees hold annual self-assessments.

•	Our executive officers and directors are all subject to robust stock ownership requirements.

•	We have instituted anti-hedging policies applicable to all Company directors, officers and employees.

•	Our Governance Guidelines recommend that the Board consider diversity of characteristics including experience, gender, race, ethnicity and age when evaluating nominees for the Board.

Performance Highlights:

The Company continued to deliver on its objectives to provide strong earnings per share and dividend growth in 2013, while maintaining a strong balance sheet, improving customer service and employee engagement. Some highlights of the Company's 2013 performance include:

•	Achieved 7.6% compound operating earnings per share growth from 2008 through 2013. (Operating earnings exclude certain non-recurring items and discontinued operations.)

•	Increased our dividend payment to an annualized rate of $2.62 per share in 2013, a 5.6% increase over 2012.

•	Provided our shareholders with a total shareholder return of 235.52%, (indexed with 2008 as the base year = 100%)

•	Delivered Cash From Operations of $2.2 billion in 2013.

•	Both of our utilities are ranked in the top 25% in J.D. Power and Associates 2013 Gas/Electric Utility Residential Customer Satisfaction Survey.

•	Continued growth in Employee Engagement: DTE Energy moved up from 78th to 85th percentile in Gallup's Overall Company Ranking in 2013.

Executive Compensation Highlights:

Our executive compensation programs are designed to be competitive with our peers, have a meaningful performance component linked to the achievement of short- and long-term goals that align with our shareholders’ long term interests and encourage executives to have an ownership interest in the Company.

Our Chairman and Chief Executive Officer's ("CEO") total compensation shows strong pay-for-performance alignment with growth in long-term shareholder value creation. Our CEO's compensation growth trend is consistent with the growth in value of a $100 investment in DTE Energy Company stock made at the beginning of 2008.

CEO Pay for Performance Alignment

CEO Total Compensation $000s
Total Shareholder Return (Indexed, Base Period 2008=100)

	2011	2012	2013
CEO Total Compensation $000s	7,389	9,684	9,148
Total Shareholder Return (Indexed, Base Period 2008=100)	178.4	204.99	235.52

Other highlights from our compensation program include:

•
Our CEO received 82% of his 2013 total compensation in contingent, performance-based incentives. For our other named executive officers, the average percentage of contingent, performance-based compensation was 67%.

•
Our short-and long-term performance metrics all tie directly to the strategic financial and operational objectives necessary for the Company to achieve its goal of becoming the best-operated energy company in North America and a force for growth and prosperity in the communities where we live and serve. These are the same metrics that management uses to assess the Company's progress towards those goals.

•
Our long-term plan awards include a mix of restricted shares and performance shares designed in part to encourage executive stock ownership. The Board's Organization and Compensation Committee decided to cease issuing stock options under this plan in 2011.

•	We recently amended our equity compensation plan to forbid cash buyouts of "underwater" stock options. The Company has never bought or repriced "underwater" stock options.

•
We also amended our equity compensation plan to require a minimum twelve month vesting period for equity awards. The Company's typical practice is to require a three year vesting period for equity awards and the Company has never issued equity awards with less than a one year vesting period.

•
Our Board has adopted a "clawback" policy that provides that, in the event of an accounting restatement due to material noncompliance with federal securities laws, the Company may seek to recover excess performance-based compensation awarded to current or former officers during the three year period preceding the restatement.

•	We have amended our executive Change-In-Control Severance Agreements to eliminate excise tax gross-ups.

Items for Shareholder Vote at this Meeting:

At the 2014 Annual Meeting shareholders will vote on the following proposals:

Proposal 1: Elect all thirteen members of the Board of Directors for one year terms ending in 2015. In 2012, we began the process of declassifying our Board and this 2014 annual meeting is the first meeting where all members of our Board will stand for election;

Proposal 2: Ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors;

Proposal 3: Provide a nonbinding vote to approve the Company's executive compensation;

Proposal 4: Amend and restate the LTIP plan to extend the term of the plan and authorize additional shares; and

Proposal 5: Consider a shareholder proposal relating to political contributions.

Finally, shareholders may vote on any other matters that may properly come before the meeting.

Director Nominees for Election at this Meeting:

The Board of Directors recommends the following nominees for election at this meeting for one year terms ending in 2015:
Director Nominees, 2013 Committee Memberships and Meetings

Name	Age	Director Since	Occupation	Independent	Other Public Boards	Aud	Corp Gov	O&C	Nuc Rev	Fin	PP RC
Gerard M. Anderson	55	2009	Chairman and CEO, DTE Energy Company		1
Lillian Bauder	74	1986	Retired Vice President of Masco Corporation	X	0		x*	x	x
David A. Brandon	61	2010	Athletic Director, University of Michigan	X	2			x		x
W. Frank Fountain, Jr.	69	2007	President, Escambia Enterprises, LLC.	X	0	x					x*
Charles G. McClure, Jr.	60	2012	Former Chairman, CEO and President, Meritor, Inc.	X	0	x					x
Gail J. McGovern	62	2003	President and CEO, American Red Cross	X	0			x		x
Mark A. Murray	59	2009	Co-Chief Executive Officer, Meijer, Inc.	X	1				x		x
James B. Nicholson	70	2012	President and Chief Executive Officer, PVS Chemicals, Inc.	X	1					x	x
Charles W. Pryor, Jr.	69	1999	Retired Chairman, Westinghouse Electric Company and Urenco USA, Inc.	X	0				x*	x
Josue Robles, Jr.	68	2003	President and CEO, USAA	X	0	x*	x
Ruth G. Shaw	66	2008	Retired Executive Advisor, Duke Energy	X	1		x	x*	x
David A. Thomas	57	2013	Dean and William R. Berkeley Professor of Business Administration at Georgetown University McDonough School of Business	X	0
James H. Vandenberghe	64	2006	Retired Vice Chairman and former Director, Lear Corporation	X	0	x	x			x*
2013 Meetings for Each Committee:						5	6	5	5	7	2
Aud = Audit     Corp Gov = Corporate Governance     O&C=Organization and Compensation
Nuc Rev= Nuclear Review     Fin= Finance     PP RC= Public Policy & Responsibility     * = Committee Chairperson

All of the nominees are incumbent directors and all attended at least 94% of the Board meetings and meetings of committees on which they served during 2013. Twelve of the directors had a 100% attendance record.

2014 PROXY STATEMENT OF DTE ENERGY COMPANY
INFORMATION CONCERNING VOTING AND PROXY SOLICITATION
QUESTIONS AND ANSWERS

Q:	Why did I receive proxy materials?

A:
You received these materials because you own DTE common stock. As a shareholder you have the right to vote your shares on matters presented at the annual shareholder meeting to be held on May 1, 2014, or at any adjournments or postponements of this meeting.

Q:	What is a proxy?

A:
The Board is asking you to give us your "proxy" to vote your shares at the annual shareholder meeting to be held on May 1, 2014, or at any adjournments or postponements of this meeting. Giving us your proxy means that you authorize us to vote your shares of our common stock at the annual meeting in the manner you direct. You will grant this permission by either mail, Internet, telephone or in person.

Through the mail, you may grant us permission to vote your shares on your behalf using a "proxy card" or a "voting instruction form" depending on how the ownership of your shares is reflected in our records.

If you are Registered Shareholder, a "proxy card" is the document used to designate your proxy to vote your shares. If you are a Beneficial Shareholder, a "voting instruction form" is the document used to designate your proxy to vote your shares. See "What is the difference between a "Registered Shareholder" and a "Beneficial Shareholder"? below for further information.

In addition, all shareholders may vote their shares through the Internet, by telephone or in person at the annual meeting.

In this proxy statement, the term "proxy card" refers to the proxy card itself or the voting instruction form used by beneficial holders, unless otherwise indicated.

Q:	What is the difference between a "Registered Shareholder" and a "Beneficial Shareholder"?

A:
A "Registered Shareholder", also referred to as a "shareholder of record", is a shareholder with shares registered in their name with Wells Fargo Bank, National Association, Shareowner Services Division, our transfer agent ("Wells Fargo"). Individuals who hold physical certificates and/or are participants in the DTE Energy Dividend Reinvestment and Stock Purchase Plan ("DRIP"), make up the largest portion of Registered Shareholders.

A "Beneficial Shareholder", also referred to as a "street name holder", is a shareholder with shares held in a stock brokerage account by a bank or other nominee. Beneficial Shareholders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using a method described under "How do I vote?" below.

Please note that within this section if no "Registered" or "Beneficial" designation is given to the term "Shareholder" we are referring to all DTE Energy Shareholders as of the Record Date.

Q:	What are the purposes of this annual meeting?

A:	At the meeting, our shareholders will be asked to:

1.
Elect thirteen directors. The nominees are Gerard M. Anderson, Lillian Bauder, David A. Brandon, W. Frank Fountain, Jr., Charles G. McClure, Jr., Gail J. McGovern, Mark A. Murray, James B. Nicholson, Charles W. Pryor, Jr., Josue Robles, Jr., Ruth G. Shaw, David A. Thomas and James H. Vandenberghe for terms expiring in 2015. (See "Proposal No. 1 - Election of Directors" on page 25);

2.
Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2014. (See "Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm" on page 30);

3.	Vote to approve the Company's executive compensation. (See "Proposal No. 3 - Advisory Proposal - Nonbinding Vote to Approve Executive Compensation" on page 33);

4.
Vote on a management proposal to amend and restate the LTIP to extend the plan and add additional authorized shares. (See "Proposal No. 4 - An Amendment and Restatement of the DTE Energy Company Long-Term Incentive Plan" on page 34);

5.
Vote on a shareholder proposal relating to political contributions, if properly presented at the 2014 annual meeting. (See "Proposal No. 5 - Shareholder Proposal - Political Contributions" on page 38);

6.
Consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting. (See "Consideration of Any Other Business That May Come Before the Meeting" on page 40).

Q:	Who is entitled to vote?

A:
Only DTE Energy common stock shareholders of record at the close of business on March 5, 2014 (the "Record Date") are entitled to vote at the annual meeting. Each share of common stock has one vote with respect to each matter coming before the meeting.

Q:	How do I vote?

A.
Registered Shareholders - You will receive voting instructions directly from Wells Fargo. You may vote your shares held as of Record Date through the Internet, by telephone, by mail or by casting a ballot in person at the annual meeting.

•	To vote through the Internet or by telephone, follow the instructions attached to your proxy card or meeting notice.

•	To vote by mail, sign and date each proxy card (if you receive a paper copy) and return it in the enclosed prepaid envelope.

•
To vote in person at the annual meeting, please see the instructions under "How do I attend the annual meeting?" on page 9 below. You may use your own proxy card to vote or use a blank one provided at the meeting.

Note that if you vote more than once, your last vote counts and supersedes all others, see "Can I change or revoke my vote?" below for further information.

If you sign and return your proxy card, but do not specify how you wish to vote, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the meeting. (See "Consideration of Any Other Business That May Come Before the Meeting" on page 40).

Beneficial Shareholders - You must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed, or should have provided, a "Notice Card" or "Voting Instruction Form" for you to direct them how to vote your shares. Unlike the Registered Shareholders, you will not be able to vote your shares in person at the annual meeting unless you obtain a legal proxy from your brokerage firm, bank or other nominee. See "How do I attend the annual meeting?" on page 9 below for information regarding legal proxies.

If your DTE Energy shares are owned through the DTE Energy Company Savings and Stock Ownership Plan, the DTE Electric Company Savings and Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America, the DTE Electric Company Savings and Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers of the DTE Gas Company Investment and Stock Ownership Plan ("401(k) plans"), see "What shares are included on my proxy card or meeting notice?" below.

Q:	What shares are included on my proxy card or meeting notice?

A:
Registered Shareholders - The proxy card or meeting notice you received covers all of the shares eligible to be voted in your account as of the Record Date regardless of type, including any shares held in certificated form or shares held in the DRIP.

401(k) plan Participants - The proxy card serves as a voting instruction to the Trustee for DTE Energy common stock owned by employees and retirees of DTE Energy and its affiliates in their respective 401(k) plans. Please note that if you are also a Registered Shareholder, shares held in the 401(k)plan will be listed separately and will be voted together with your registered shares on one proxy card.

Beneficial Shareholders - Separate voting instructions will be provided by each of your brokerage firms, banks or other nominees for shares held in street name.

Q:	Can I change or revoke my vote?

A.
Yes. If you are a Registered Shareholder and/or own DTE Energy shares within the 401(k) plan, any subsequent vote or revocation received by the voting deadline will supersede your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. Deadlines for voting are indicated on the proxy or notice card.

If you wish to change your vote using a new proxy card, please call 1-866-388-8558 to request a new proxy card.

Registered Shareholders may also change their vote on their registered shares by voting in person at the annual meeting.

If you wish to revoke any prior vote you must submit a letter addressed to our tabulator, Well Fargo, DTE Energy, c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397. It must be received prior to the meeting to be processed.

Beneficial Shareholders should contact their brokerage firm, bank or other nominee regarding the timing and method to change or revoke their vote.

Q:	Is my vote confidential?

A:
Yes, your vote is confidential. Your vote is received and counted by the tabulator and inspector of election, Wells Fargo Shareowner Services. Your vote will not be disclosed except as required by law or in other limited circumstances.

Q:	Will I receive an Annual Report?

A.
DTE Energy no longer provides a separate "Annual Report." The Company’s Form 10-K, filed with the Securities and Exchange Commission ("SEC"), is provided to Shareholders with the proxy material and serves as our "Annual Report" to our Shareholders.

Q:	What does it mean if I get more than one set of proxy materials or meeting notices?

A.
In addition to reducing mailing costs by providing meeting notices, we also try to reduce duplicate sets of proxy materials by a method called householding, see "What is "householding" and how am I affected?" below. Despite these efforts, you may receive multiple copies of proxy materials if your shares are registered differently (i.e. trust, joint, name spelling variation, etc.) and/or if they are in more than one account (i.e. broker, bank, transfer agent, etc.). Please vote all of the proxies that you receive and consider consolidating your accounts.

If you are a Registered Shareholder receiving multiple sets of material and wish to consolidate accounts please contact Wells Fargo at 1-866-388-8558.

If you are a Beneficial Shareholder receiving multiple sets of material and wish to consolidate accounts, please contact your brokerage firm, bank or other nominee.

Q:	What is "householding" and how am I affected?

A.
For those Shareholders receiving paper copies of the annual report (Form 10-K) and proxy statement, the SEC permits delivery of a single copy of these statements to Shareholders who have the same address and last name. This procedure, called "householding," reduces the volume of duplicate information mailed and reduces printing and postage costs.

Despite "householding" of printed material, each Shareholder living at the same address will continue to receive a separate proxy card or, if not receiving a paper copy, a separate meeting notice card.

Registered Shareholders and DTE Energy 401(k) Participants: If you prefer to receive separate copies of our annual reports and proxy statements, now or in the future, please call 1-877-602-7615 or submit a written request to: Wells Fargo Shareowner Services, Attn: Householding/DTE Energy, P.O. Box 64854, St. Paul, MN 55164-0854. Separate sets of documents will be promptly delivered to you.

Beneficial Shareholders can request information about "householding" by contacting their brokerage firm, bank or other nominee of record.

Q:	What is Notice and Access and how does it affect me?

A.
In 2007, the SEC adopted a voluntary rule permitting internet-based delivery of proxy materials. Companies can now send meeting notices, rather than printed proxy materials to shareholders. This lowers mailing, printing and storage costs for the company, while also minimizing environmental impact. The notice card contains specific information regarding the annual shareholder meeting, proposals to be considered at the meeting and the internet site where the proxy materials may be found and voted upon.

DTE Energy has selected approximately 83% of its Shareholders to receive a notice card in lieu of printed proxy materials. If you receive a notice card but prefer printed proxy materials, please refer to the instructions on the notice card to request printed proxy materials. There is no charge to you to request these materials.

Q:	Can I elect to receive or view DTE Energy’s annual report (Form 10-K) and proxy statement electronically?

A:	Yes. If you received a notice card, as described above, you are receiving proxy materials electronically and no further action is needed on your part.

If you are a Registered Shareholder and you received printed proxy materials, you may elect to receive future proxy materials electronically. To do so you must provide your consent and enroll in this service at www.investorelections.com/dte, where step-by-step instructions will prompt you through the enrollment process.

By consenting to electronic delivery, you are stating that you currently have, and expect to have, access to the internet. If you do not currently have, or do not expect to have, access to the internet, please do not elect to have documents delivered electronically.

If you have previously enrolled, you will receive an email notification directing you to the web site where you can view, search and print the annual report and proxy materials and vote your shares.

If this is your first time registering for electronic delivery, your enrollment will be effective for the 2015 annual meeting.

Beneficial Shareholders should contact their brokerage firm, bank or other nominee and inquire about their electronic delivery options.

All DTE Energy Shareholders can view, search and print the current year’s proxy statement and annual report on Form 10-K at www.proxydocs.com/dte.

Q:	What constitutes a quorum?

A:
There were 177,019,175 shares of our common stock outstanding on the Record Date. Each share is entitled to one vote with respect to each matter coming before the annual meeting. A majority of these outstanding shares present or represented by proxy at the meeting constitutes a quorum. A quorum is necessary to conduct an annual meeting.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:
Abstentions - If you specify on your proxy card that you wish to "abstain" from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum, but not toward determining the outcome of the proposal to which the abstention applies.

Broker Non-Votes - Under New York Stock Exchange ("NYSE") rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain "routine" matters, including the ratification of the appointment of the independent registered public accounting firm. Voting to elect directors in an uncontested election, to approve executive compensation, to amend the long-term incentive plan, and to consider shareholder proposals relating to political contributions or special shareholder meetings are all non-routine matters. Consequently, your broker must receive voting instructions from you in order to vote with respect to proposals 1, 3, 4 and 5 at our 2014 annual meeting. On routine matters, including proposal 2, shares voted by brokers without instructions are counted toward the outcome.

Q:	How does the voting work?

A:	For each item, voting works as follows:

Proposal No. 1 - Election of Directors - The election of each director requires approval by a majority of the votes cast, i.e., each of the thirteen nominees for director must receive more than fifty percent of the votes cast at the meeting to be elected. You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. Withhold votes are counted as votes cast and treated as votes against the relevant director. Failure to vote and broker non-votes will not be considered as votes cast for the election of directors and will not be counted either for or against each director. If you vote by telephone or the Internet, follow the instructions attached to the proxy card or meeting notice. Your broker is not entitled to vote your shares on this matter unless instructions are received from you. You cannot vote for more than thirteen directors.

Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm - Ratification of the appointment of an independent registered public accounting firm requires approval by a majority of the votes cast. Abstentions are not considered votes cast and will not be counted either for or against this matter. Your broker is entitled to vote your shares on this matter if no instructions are received from you.

Proposal No. 3 - Advisory Proposal - Nonbinding Vote to Approve Executive Compensation - Approval of the Advisory Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this matter.

Proposal No. 4 - Management Proposal - Amendment and Restatement of the DTE Energy Company Long-Term Incentive Plan - Approval of the Management Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this matter.

Proposal No. 5 - Shareholder Proposal - Political Contributions - Approval of the Shareholder Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this matter.

Q:	How do I attend the annual meeting?

A:
All Shareholders as of the Record Date, or their duly appointed proxies, may attend the annual meeting. You must pre-register in order to attend. Please contact DTE Energy Shareholder Services by e-mail at shareowner@dteenergy.com or by telephone at 313-235-4200 and provide your name, address, telephone number with area code, and note that you plan to attend the annual meeting. DTE Energy will independently verify the status of Registered Shareholders as of the Record Date. Beneficial Shareholders must provide evidence of share ownership to DTE Energy Shareholder Services.

Beneficial Shareholders- Beneficial Shareholders must contact their brokerage firm, bank or other nominee and obtain a legal proxy in order to attend the meeting and vote their shares in person. Generally, there will be a box that you can check on the voting instruction card or web site to indicate that you wish to attend and vote your shares at the annual meeting. You must provide a copy of the legal proxy to DTE Energy Shareholder Services as definitive proof of ownership in order to attend the meeting and to vote your shares in person.

If a Beneficial Shareholder does not obtain a legal proxy but still wants to attend the annual meeting (and not vote their shares in person), you may provide other evidentiary material, such as broker statements, trade advices or a letter from your broker proving ownership as of the Record Date. DTE Energy reserves the right to restrict admission if evidentiary material is not definitive proof of proper and timely ownership.

Representatives attending on behalf of a Shareholder - To appoint a representative to attend the annual meeting on your behalf, you must contact DTE Energy Shareholder Services, provide all of the pre-registration information required above and identify the name of the representative who will attend on your behalf. You must provide your representative and DTE Energy a signed letter authorizing the representative’s attendance on your behalf along with a copy of your (the Shareholder’s) government-issued photo identification showing your name, address and signature.

DTE Energy will respond to all pre-registration requests and will maintain a list of verified Shareholders and their representatives at the annual meeting. To gain admission at the meeting, you must present Government-issued photo identification that matches the name on the pre-registration list.

Annual meeting pre-registration requests must be received by the end of business on Thursday, April 24, 2014.

Seating and parking are limited and admission is on a first-come basis.

Directions to the annual meeting:

The meeting will be held at The Lodge at Woodloch, 109 River Birch Lane, Hawley, PA 18428.
From Scranton/Wilkes-Barre International Airport (AVP)
Take I-81N to I-380 South to I-84E.
Get off 84E at exit 30, Blooming Grove. Make a left onto Rt. 402N.
Follow Rt. 402N to the end (approximately 4.5 miles).
Make a left onto Rt. 6W. At the 5th traffic light (which comes at the end of the main street of Hawley), make a right onto Rt. 590E.
Follow Rt. 590E for 6.5 miles where you will find The Lodge at Woodloch on your left hand side directly across from the entrance to Woodloch Springs.

Q:	How will the annual meeting be conducted?

A:
The Chairman of the Board ("Chairman"), or such other director as designated by the Board, will call the annual meeting to order, preside at the meeting and determine the order of business. The only business that will be conducted or considered at this meeting is business discussed in this Proxy Statement, as no other shareholder complied with the procedures disclosed in last year’s proxy statement for proposing other matters to be brought at the meeting.

Q:	How does a shareholder recommend a person for election to the Board for the 2015 annual meeting?

A:
Recommendations for nominations by shareholders should be in writing and addressed to our Corporate Secretary at our principal business address. See the "Shareholder Proposals and Nominations of Directors" section of this Proxy Statement on page 70 for further information on submitting nominations. Once the Corporate Secretary properly receives a recommendation for nomination, the recommendation is sent to the Corporate Governance Committee for consideration. Candidates for directors nominated by shareholders will be given the same consideration as candidates nominated by other sources.

CORPORATE GOVERNANCE

Governance Guidelines

At DTE Energy, we are committed to operating in an ethical, legal, environmentally sensitive and socially responsible manner, while creating long-term value for our shareholders. The foundation of our governance practices begins at the top, with the DTE Energy Board of Directors Mission and Guidelines ("Governance Guidelines"). The Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings, the performance evaluation and succession planning for DTE Energy's Chief Executive Officer ("CEO" or "Chief Executive Officer"), Board committees, Board compensation, and communicating with the Board, among other things. The Governance Guidelines are also intended to align the interests of directors and management with those of our shareholders. The following is a summary of the Governance Guidelines, along with other governance practices at DTE Energy.

Election of Directors and Vacancies

The Company has a declassified board of directors. Directors are elected annually for terms which expire upon election of their successor at the next year’s annual shareholder meeting.

If a vacancy on the Board occurs between annual shareholder meetings, the vacancy may be filled by a majority vote of the directors then in office. The new director’s term will expire at the next annual shareholder meeting unless the director stands for election by the shareholders at that meeting.

Under the Governance Guidelines, the Corporate Governance Committee periodically assesses the skills, characteristics and composition of the Board, along with the need for expertise and other relevant factors as it deems appropriate. In light of these assessments, and in light of the standards set forth in the Governance Guidelines, the Corporate Governance Committee may seek candidates with specific qualifications and candidates who satisfy other requirements set by the Board. We believe our Board should be comprised of directors who have had high-level executive experience, have been directors on other boards and have been tested through economic downturns and crises. Industry experience, regional relationships and broad diversity of experience and backgrounds are also factors in Board nominee selection. While we do not have a formal policy relative to diversity in identifying director nominees, we believe that it is desirable for Board members to possess diverse characteristics of gender, race, ethnicity, and age, and we consider such factors in Board evaluation and in the identification of candidates for Board membership. We believe this type of composition enables the Board to oversee the management of the business and affairs of the Company effectively. Information about the skills, experiences and qualifications of our directors is included in their biographies beginning on page 25.

The Corporate Governance Committee considers candidates who have been properly nominated by shareholders, as well as candidates who have been identified by Board members and Company personnel. In addition, the Corporate Governance Committee may use a search firm to assist in the search for candidates and nominees and to evaluate the nominees' skills against the Board's criteria. Based on its review of all candidates, the Corporate Governance Committee recommends a slate of director nominees for election at the annual meeting of shareholders. The slate of nominees may include both incumbent and new nominees.

Potential candidates are reviewed and evaluated by the Corporate Governance Committee, and certain candidates are interviewed by one or more Corporate Governance Committee members. An invitation to join the Board is extended by the Board itself, through the Chairman and the Chair of the Corporate Governance Committee.

During 2013, the Corporate Governance Committee screened director candidates and recommended to the Board that Dr. David A. Thomas be elected as a director. Dr. Thomas was recommended as a potential candidate by an independent search firm. At the Board's June 20, 2013 meeting, Dr. Thomas was elected to serve for a term effective June 21, 2013 and expiring at the 2014 annual meeting, to fill one vacancy created by the retirement of two board members following terms ending on May 2, 2013.

Composition of the Board and Director Independence

Our Governance Guidelines and our Bylaws state that the exact size of the Board will be determined by resolution of the Board from time to time. Our Board currently has thirteen members, who are listed in a table on page 3.

Director Independence and Categorical Standards

As a matter of policy, in accordance with NYSE listing standards, we believe that the Board should consist of a majority of independent directors. The Board must affirmatively determine that a director has no material relationship with the Company, either directly or indirectly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has established the following categorical standards for director independence, which are more stringent than the NYSE independence standards for former Company executives:

A director, for whom any of the following is true, will not be considered independent:

•	A director who is currently, or has been at any time in the past, an employee of the Company or a subsidiary.

•	A director whose immediate family member is, or has been within the last three years, an executive officer of the Company.

•
A director who receives, or whose immediate family member receives, more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•
A director or a director with an immediate family member who is a current partner of a firm that is the Company's internal or external auditor; the director is a current employee of such a firm; the immediate family member is a current employee of such a firm and personally works on the Company's audit; or the director or immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on the Company's audit within that time.

•
A director who is employed, or whose immediate family member is employed, or has been employed within the last three years, as an executive officer of another company where any of the Company's present executives at the same time serves or served on that company's compensation committee.

•
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues is not independent until three years after the company falls below such threshold.

Contributions to a tax-exempt organization will not be considered to be a material relationship that would impair a director's independence if a director serves as an executive officer of a tax-exempt organization and, within the preceding three years, contributions in any single fiscal year were less than $1 million or 2% (whichever is greater) of such tax-exempt organization's consolidated gross revenues.

Applying these standards and considering all relevant facts and circumstances, the Board has affirmatively determined that all of our directors other than Gerard M. Anderson qualify as independent and have no material relationship with the Company. The independent directors are Lillian Bauder, David A. Brandon, W. Frank Fountain, Jr., Charles G. McClure, Jr., Gail J. McGovern, Mark A. Murray, James B. Nicholson, Charles W. Pryor, Jr., General Josue Robles, Jr., Ruth G. Shaw, David A. Thomas and James H. Vandenberghe. Mr. Anderson is not an independent director and may be deemed to be an affiliate of the Company under the categorical standards. Mr. Anderson is not considered independent due to his current employment as Chairman and Chief Executive Officer.

Board Committees

The Board has standing committees for Audit, Corporate Governance, Finance, Nuclear Review, Organization and Compensation and Public Policy and Responsibility. The Board committees act in an advisory capacity to the full Board, except that the Organization and Compensation Committee has direct responsibility for the CEO's goals, performance and compensation along with compensation of other executives, and the Audit Committee has direct responsibility for appointing, replacing, compensating and overseeing the independent registered public accounting firm. Each committee has adopted a charter that clearly establishes the committee's respective roles and responsibilities. In addition, each committee has authority to retain independent outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties. The Board has determined that each member of the Audit, Corporate Governance, and Organization and Compensation Committees is independent under our categorical standards and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. The Board has determined that each member of the Audit Committee meets the independence requirements under the SEC rules and NYSE listing standards applicable to audit committee members. The Board has also determined that each member of the Organization and Compensation Committee meets the independence requirements under the SEC rules and NYSE listing standards applicable to compensation committee members.

Election of the Chairman and the CEO; Presiding Director

Our Bylaws currently provide that the Chairman may simultaneously serve as the CEO of the Company and shall preside at all meetings of the Board. In addition, the Board may elect an independent director as Presiding Director.

The Board believes it is in the best interests of the Company and shareholders for the Board to have flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on the Company's circumstances. The Board has strong governance structures and processes in place to ensure the independence of the Board, eliminate conflicts of interest and prevent dominance of the Board by senior management. The Governance Guidelines and various committee charters provide for independent discussion among directors and for independent evaluation of, and communication with, many members of senior management.

The Board members have considerable experience and knowledge regarding the challenges and opportunities facing the Company and shareholders. The Board believes, therefore, that separating the roles of Chairman and Chief Executive Officer is unnecessary at this time. The Board believes that Mr. Anderson is well qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, strategic issues for the Company. Nevertheless, the Board will separate these functions when it considers the separation to be in the best interests of the Company and shareholders.

With both the Chairman and CEO positions held by Mr. Anderson, the Board continues to believe a good governance practice is to elect a Presiding Director from the independent directors. The Presiding Director will have such responsibilities as required under the NYSE listing standards, as well as such other responsibilities as determined by the Board. Dr. Lillian Bauder currently serves as the Presiding Director and on February 6, 2014, the Board unanimously re-elected Dr. Bauder to continue to serve as Presiding Director. The Presiding Director's duties include:

•
Calling regularly scheduled executive sessions; presiding at Board executive sessions of non-management directors or independent directors; and providing feedback regarding such sessions, as appropriate, to the Chairman and the CEO;

•	Reviewing shareholder communications addressed to the Board or to the Presiding Director;

•	Organizing Board meetings in the absence of the Chairman; presiding at any session of the Board where the Chairman is not present;

•
Designating one or more directors as alternate members of any committee to replace an absent or disqualified member at any committee meeting, provided that, in the event an alternate member is designated for the Audit, Corporate Governance or Organization and Compensation Committee, the designate meets the Company's categorical standards for director independence and SEC requirements;

•	Consulting with the Chairman and the CEO in the selection of topics to be discussed when developing the annual Board calendar;

•	In consultation with the Board, retaining independent advisors on behalf of the Board as the Board determines to be necessary or appropriate;

•	Participating in the Organization and Compensation Committee's annual review and approval of the CEO's corporate goals and objectives and evaluation of the CEO's performance against those goals;

•	Reviewing and consulting with the Chairman and the Corporate Secretary on Board meeting agendas; and

•	Collaborating with the Chairman and the Corporate Secretary on scheduling Board and committee meetings.

Board Meetings and Attendance

The Board met seven times in 2013. A portion of most Board meetings was spent with the Chairman and no other management members. All of the incumbent directors attended at least 94% of the Board meetings and the meetings of the committees on which they served, twelve of whom had a 100% attendance record. The Board does not have a policy with regard to directors' attendance at the annual meeting of shareholders. All directors then in office attended last year's annual meeting.

Terms of Office

The Board has not established term limits for directors. However, the Corporate Governance Committee of the Board has established policies that independent directors should not stand for election after attaining the age of 75, unless the Board waives this provision when circumstances exist which make it prudent to continue the service of the particular independent director. Directors who are retired CEOs of the Company or its subsidiaries shall not stand for election after attaining the age of 70. Except for the CEO, who may continue to serve as a director after retirement for so long as he is serving as Chairman, other employees who are also directors will not stand for re-election after retiring from employment with the Company.

Executive Sessions

It is the Board's practice that the independent directors meet in executive session at most regular Board meetings and meet in executive session at other times whenever they believe it would be appropriate. The independent directors met in executive sessions (sessions without the Chairman, CEO or any representatives of management present) at six Board meetings in 2013. At least once per year, the independent directors meet in executive session to review the Organization and Compensation Committee's performance review of the CEO. The Presiding Director chairs the executive sessions of the independent directors.

Assessment of Board and Committee Performance

The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. Periodically, the Board performs a peer review of all directors who have served one year or more. The results of the Board and committee self-assessments are discussed with the Board and each committee, respectively. The results of the individual peer review are reviewed by the Chair of the Corporate Governance Committee and discussed with the Corporate Governance Committee. The Chair of the Corporate Governance Committee discusses the results of the peer review with individual directors, as directed by the Corporate Governance Committee.

Board Compensation and Stock Ownership

The Company has established a Board compensation structure intended to provide compensation of approximately one-half cash and one-half equity. The Board has stock ownership guidelines that set specific Company stock ownership requirements based on the director's years of service on the Board. (See "Director Stock Ownership" on page 21.)

Codes of Business Conduct and Ethics

The DTE Energy Board of Directors Code of Business Conduct and Ethics, the Officer Code of Business Conduct and Ethics and the DTE Energy Way are the standards of behavior for Company directors, officers, and employees. Any waiver of, or amendments to, the Board of Directors Code of Business Conduct and Ethics and the Officer Code of Business Conduct and Ethics as it pertains to the CEO, the Chief Financial Officer, senior financial officers and other Executive Officers, as defined in the "Security Ownership of Directors and Officers" section on page 22, will be disclosed promptly by posting such waivers or amendments on the Company website, www.dteenergy.com. There were no waivers or amendments during 2013.

Communications with the Board

The Company has established several methods for shareholders or other non-affiliated persons to communicate their concerns to the directors.

Concerns regarding auditing, accounting practices, internal controls, or other business ethics issues may be submitted to the Audit Committee through its reporting channel:

By telephone:	877-406-9448
Or
By Internet:	ethicsinaction.dteenergy.com
Or
By mail:	For auditing, accounting practices or internal control matters:
DTE Energy Company
Audit Committee
One Energy Plaza
Room 2337 WCB
Detroit, Michigan 48226-1279

For business ethics issues:
DTE Energy Company
Ethics and Employee Issues
One Energy Plaza
Room 2075 WCB
Detroit, Michigan 48226-1279

•	Any other concern may be submitted to the Corporate Secretary by mail for prompt delivery to the Presiding Director at:

Presiding Director
c/o Corporate Secretary
DTE Energy Company
One Energy Plaza
Room 2386 WCB
Detroit, Michigan 48226-1279

Periodically, we revise our governance information in response to changing regulatory requirements and evolving corporate governance developments. Current copies of the Governance Guidelines, committee charters, categorical standards of director independence and the codes of ethics referred to above are available on our website at www.dteenergy.com, in the "Investors - Corporate Governance" section. You can also request a copy of any or all of these documents and a copy of the Company's Annual Report on Form 10-K, free of charge, by mailing your request to the Corporate Secretary, DTE Energy Company, One Energy Plaza, Room 2386 WCB, Detroit, Michigan 48226-1279.

The information on the Company's website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings the Company makes with the SEC.

COMMITTEES OF THE BOARD OF DIRECTORS
The table on page 3 provides the membership and the number of meetings held by each Board committee during 2013.

The following is a summary of the terms of each committee's charter and the responsibilities of its members:

Audit Committee

•	Assists the Board in its oversight of the quality and integrity of our accounting, auditing and financial reporting practices and the independence of the independent registered public accounting firm.

•	Reviews scope of the annual audit and the annual audit report of the independent registered public accounting firm.

•	Reviews financial reports, internal controls and financial and accounting risk exposures.

•	Reviews the policies, programs, performance and activities relating to the Company's compliance and ethics programs.

•	Reviews accounting policies and system of internal controls.

•	Responsible for the appointment, replacement, compensation and oversight of the independent registered public accounting firm.

•	Reviews and pre-approves permitted non-audit functions performed by the independent registered public accounting firm.

•	Reviews the scope of work performed by the internal audit staff.

•	Reviews legal or regulatory requirements or proposals that may affect the committee's duties or obligations.

•	Retains independent outside professional advisors, as needed.

The Board has determined that each member of the Audit Committee is financially literate and independent. The Board has reviewed the qualifications and experience of each of the Audit Committee members and determined that three of the four members of the Audit Committee, Gen. Robles and Messrs. Fountain and Vandenberghe, qualify as "audit committee financial experts" as that term has been defined by the SEC.

Corporate Governance Committee

•	Reviews and assists the Board with corporate governance matters.

•	Considers the organizational structure of the Board.

•	Identifies and reports to the Board risks associated with the Company's governance practices and the interaction of the Company's governance with enterprise risk management.

•	Recommends the nominees for directors to the Board.

•	Reviews recommended compensation arrangements for the Board, director and officer indemnification and insurance for the Board.

•	Reviews recommendations for director nominations received from shareholders.

•	Reviews shareholder proposals and makes recommendations to the Board regarding the Company's response.

•	Reviews best practices in corporate governance and recommends corporate and Board policies/practices, as appropriate.

•	Retains independent outside professional advisors, as needed.

Finance Committee

•	Reviews matters related to capital structure.

•	Reviews major financing plans.

•	Recommends dividend policy to the Board.

•	Reviews financial planning policies and investment strategy.

•	Reviews and approves the annual financial plan and forecasts.

•	Reviews certain capital expenditures.

•	Reviews insurance and business risk management.

•	Receives reports on the strategy, investment policies, adequacy of funding and performance of post-retirement obligations.

•	Reviews certain potential mergers, acquisitions and divestitures.

•	Reviews investor relations activities.

•	Retains independent outside professional advisors, as needed.

Nuclear Review Committee

•	Provides non-management oversight and review of the Company's nuclear facilities.

•	Reviews the financial, operational and business plans at the Company's nuclear facilities.

•	Reviews the overall performance at the Company's nuclear facilities.

•	Reviews the policies, procedures and practices related to health and safety, potential risks, resources and compliance at the Company's nuclear facilities.

•	Reviews the impact of changes in regulation on the Company's nuclear facilities.

•	Retains independent outside professional advisors, as needed.

Organization and Compensation Committee

•	Reviews the CEO's performance and approves the CEO's compensation.

•	Approves the compensation of certain other executives.

•
Administers the executive incentive plans and oversees the Company's overall executive compensation and benefit plan philosophy, structure and practices, and the risks involved in executive compensation plans.

•	Reviews and approves executive employment agreements, severance agreements and change-in-control agreements, along with any amendments to those agreements.

•	Reviews executive compensation programs to determine competitiveness.

•	Reviews the Compensation Disclosure and Analysis disclosure and recommends inclusion in the Company’s annual report or proxy statement.

•	Recommends to the full Board the officers to be elected by the Board.

•	Reviews succession and talent planning.

•	Retains independent outside professional advisors, as needed.

•	Evaluates the independence of the independent compensation consultant at least annually.

•	Reviews and discusses with management transactions with the independent compensation consultant or its affiliates.

Public Policy and Responsibility Committee

•	Reviews and advises the Board on emerging social, economic, political and environmental issues.

•
Reviews reports from management with respect to risk exposures related to social, economic, political, reputational and environment issues and advises the Board on management's procedures for monitoring, controlling and reporting on such exposures.

•	Reviews the Company's policies on social responsibilities.

•	Reviews employee policies and safety issues related to employees, customers and the general public.

•	Reviews strategic initiatives and activities relating to the environment.

•	Retains independent outside professional advisors, as needed.

BOARD OF DIRECTORS RISK OVERSIGHT FUNCTIONS

The Board receives, reviews and assesses reports from the Board committees and from management relating to enterprise-level risks. Each Board committee is responsible for overseeing and considering risk issues relating to their respective committee and reporting their assessments to the full Board at each regularly scheduled Board meeting. When granting authority to management, approving strategies and receiving management reports, the Board and committees consider, among other things, the risks we face.

Each committee reviews management's assessment of risk for that committee's respective area of responsibility. The Audit Committee considers risk issues, policies and controls associated with our overall financial reporting and disclosure process and legal compliance, and reviews policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the Chief Financial Officer, the General Auditor and Chief Risk Officer and the independent registered public accounting firm in executive sessions at least semi-annually, and meets with the General Counsel and the Chief Compliance Officer at least annually in separate executive sessions. The Finance Committee oversees financial, capital, credit and insurance risk. The Organization and Compensation Committee assesses and discusses with the Board the relationship between the inherent risks in executive compensation plans, executive compensation arrangements and executive performance goals and payouts, and how the level or risk corresponds to the Company's business strategies. The Corporate Governance Committee reports to the Board regarding those risks associated with the Company's governance practices and the interaction of the Company's governance with enterprise risk-level management. The Nuclear Review Committee reviews risk relating to the operation of our nuclear power facilities. The Public Policy and Responsibility Committee deals with matters of risk associated with social responsibility, political activity, economic conditions, reputation, safety and the environment. As part of its oversight function, the Board discusses any risk conflicts that may arise between the committees or assigns risk issues to a committee that may arise which do not fall within a specific committee's responsibilities. All Board committees meet periodically with members of senior management to discuss the relevant risks and challenges facing the Company.

The Company also utilizes an internal Risk Management Committee, chaired by the Chairman and CEO and comprised of the Chief Operating Officer, Chief Financial Officer, Chief Administrative Officer, General Counsel, Treasurer, General Auditor and Chief Risk Officer and other senior officers, that, among other things, directs the development and maintenance of comprehensive risk management policies and procedures, and sets, reviews and monitors risk limits on a regular basis for enterprise-level risks, counter-party credit and commodity-based exposures. The Company's General Auditor and Chief Risk Officer attends all Audit Committee meetings and meets annually with either the Audit Committee or the full Board to update the members on the Company's enterprise-level risk management. The General Auditor and Chief Risk Officer also periodically meets with the other Board committees and the full Board as may be required.

The Board believes that the committee structure of risk oversight is in the best interests of the Company and its shareholders. Each committee member has expertise on risks relative to the nature of the committee on which he or she sits. With each committee reporting on risk issues at full Board meetings, the entire Board is in a position to assess the overall risk implications, to evaluate how they may affect the Company and to provide oversight on appropriate actions for management to take.

With regard to risk and compensation programs and policies, the Company's Energy Trading segment has compensation programs and policies that are structured differently from those in other units within the Company. These compensation programs and policies are designed to discourage excessive risk taking by the Energy Trading employees and are subject to specific written policies and procedures administered by members of the Company's senior management. The Company has determined that the Energy Trading compensation programs and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

BOARD OF DIRECTORS COMPENSATION
Elements of Director Compensation
Employee directors receive no payment for service as directors. The goal of our compensation policies for non-employee directors is to tie their compensation to your interests as shareholders. Accordingly, approximately 50% of a director's annual compensation is in the form of equity-based compensation, including phantom shares of our common stock. Generally, the compensation program for non-employee directors is reviewed on an annual basis by the Corporate Governance Committee and the Board. This review includes a review of a comparative peer group of companies that is identical to the peer group used to review executive compensation (See "Executive Compensation — Compensation Discussion and Analysis" beginning on page 41). Based on the review completed in December 2013, the Board voted to increase director compensation effective January 1, 2014, as further described below. For total compensation paid to each director during 2013, see the "2013 Director Compensation Table" on page 68.

Cash Compensation
Cash retainer	$70,000 annually
Presiding Director retainer	$25,000 annually
Committee chair retainer	$20,000 annually for Audit Committee Chair, $15,000 Organization and Compensation Committee Chair, $10,000 annually for all other committee chairs
Committee meeting fees and fees for special services	$1,500 per meeting/occurrence
Board meeting fee	$2,000 per meeting
New Member Orientation/Mentor Program	$1,250 and $750 quarterly for the New Member and Mentor, respectively, for the duration of the orientation
Equity Compensation
Upon first election to the Board	1,000 shares of restricted DTE Energy common stock
Annual equity compensation
A variable number of phantom shares of DTE Energy common stock valued at $105,000 annually, with the actual number of phantom shares to be granted each year determined based on the closing price of the Company's common stock on the first business day of each calendar year(1)

_______________________________

(1)
Phantom shares of DTE Energy common stock are credited to each non-employee director's account in January of each year. Phantom share accounts are also credited with dividend equivalents which are reinvested into additional phantom shares. For phantom shares granted after 2004, payment of the cash value is made three years after the date of grant unless otherwise deferred by voluntary election of the director. For phantom shares granted before 2005, payment of the cash value occurs only after the date a director terminates his or her service on the Board.

Payment of Non-Employee Director Fees and Expenses
Retainers and all meeting fees for non-employee directors are either (i) payable in cash or (ii) at the election of the director, deferred into an account pursuant to the DTE Energy Company Plan for Deferring the Payment of Directors' Fees. Non-employee directors may defer up to 100% of their annual retainer and meeting fees into an unfunded deferred compensation plan. Deferred fees may accrue for future payment, with interest accrued monthly at the 5-year U.S. Treasury Bond rate as of the last business day of each month or, at the election of the director, they may be invested in phantom shares of our common stock with all imputed dividends reinvested.
In addition to the retainers and fees, non-employee directors are reimbursed for their travel expenses incurred in attending Board and committee meetings, along with reimbursement for fees and expenses incurred when attending director education seminars or special meetings requested by management. Non-employee directors of the Company, along with full-time active employees and retirees, are also eligible to participate in the DTE Energy matching gift program, whereby the DTE Energy Foundation matches certain charitable contributions.
Directors' Retirement Plan
Benefits under the DTE Energy Company Retirement Plan for Non-Employee Directors were frozen as of December 31, 1998, and all non-employee directors were deemed vested on that date. No further benefits will accrue. Dr. Bauder is the only current director covered by this plan and, upon her retirement from the Board, she will receive $3,415 per month for 152 months.

Director Life Insurance
The Company provides each non-employee director with group term life insurance in the amount of $20,000 and travel accident insurance in the amount of $100,000.
Director Stock Ownership
We have established stock ownership guidelines for directors to more closely tie their interests to those of shareholders. Under these guidelines, the Board requires that each director own shares of the Company's common stock beginning no later than 30 days after election to the Board. In addition, directors are required to own, within five years after initial election to the Board, shares of Company stock having a value equal to two times the sum of total annual cash compensation plus annual phantom stock compensation. Based on the 2013 director compensation program, a director with five years of service who attended seven committee meetings plus all seven meetings of the Board in 2013 would be required to hold a minimum of $379,000 in stock under these guidelines. This ownership requirement is almost six times the amount of a director's cash retainer under the 2013 compensation program. Common stock, time-based restricted stock, and phantom shares held by a director are counted toward fulfillment of this ownership requirement. As of December 31, 2013, all directors met the initial common stock ownership requirement and those directors who have served as a director for at least five years after their initial election have fulfilled the five-year requirement.

INFORMATION ON COMPANY EXECUTIVE OFFICERS
Under our Bylaws, the officers of DTE Energy are elected annually by the Board of Directors, each to serve until his/her successor is elected and qualified, or until his or her resignation or removal. The current executive officers of the Company elected by the Board are as follows:

Name	Age(1)	Present Position	Present Position Held Since
Gerard M. Anderson	55	Chairman of the Board and Chief Executive Officer	12/30/2013	(2)
Donna M. England	55	Chief Accounting Officer	9/1/2012	(2)
N. A. Khouri	57	Senior Vice President	12/30/2013	(2)
Steven E. Kurmas	58	President and Chief Operating Officer	12/30/2013	(2)
David E. Meador	57	Vice Chairman and Chief Administrative Officer(3)	1/1/2014	(2)
Lisa A. Muschong	44	Corporate Secretary	5/10/2010	(2)
Gerardo Norcia	51	Group President, and	12/30/2013	(2)
		President and Chief Operating Officer
		DTE Electric and Gas Storage and Pipelines
Peter B. Oleksiak	48	Senior Vice President and Chief Financial Officer	1/1/2014	(2)
Bruce D. Peterson	57	Senior Vice President and General Counsel	6/25/2002
David Ruud	48	President - Power and Industrial	12/30/2013	(2)
Larry E. Steward	61	Senior Vice President	12/30/2013	(2)
Mark W. Stiers	52	President & Chief Operating Officer, DTE Gas Company	12/30/2013	(2)
_______________________________

(1)	As of March 10, 2014.

(2)	These executive officers have held various other positions at DTE Energy for five or more years.

(3)	Mr. Meador held the office of Executive Vice President and Chief Financial Officer through December 31, 2013.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2013, the Organization and Compensation Committee consisted of Dr. Bauder, Mr. Brandon, Ms. McGovern and Dr. Shaw. No member of the Organization and Compensation Committee serves as an officer or employee of the Company or any of its subsidiaries nor has any member of the Organization and Compensation Committee formerly served as an officer of the Company or any of its subsidiaries. During 2013, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on the Board or on the Organization and Compensation Committee of the Company.

INDEMNIFICATION AND LIABILITY

Pursuant to Article VI of our Articles of Incorporation, to the fullest extent permitted by law, no director of the Company shall be personally liable to the Company or its shareholders in the performance of his/her duties.

Article VII of our Articles of Incorporation provides that each person who is or was or had agreed to become a director or officer, or each person who is or was serving or who had agreed to serve at the request of the Board of Directors as an employee or agent of the Company, or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the fullest extent permitted by law. We have entered into indemnification agreements with each of our directors and executive officers. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.

The Company, the directors and officers in their capacities as such are insured against liability for alleged wrongful acts (to the extent defined) under eight insurance policies providing aggregate coverage in the amount of $200 million.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
The following table sets forth information as of December 31, 2013, with respect to beneficial ownership of common stock, phantom stock, performance shares, and options exercisable within 60 days for (i) each of our directors and nominees for director, (ii) our Chairman and Chief Executive Officer, Vice Chairman and Chief Administrative Officer and the three other highest paid executive officers (together, the "Named Executive Officers"), and (iii) all executive officers and directors as a group. Executive officers for this purpose are those individuals defined as executive officers under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless otherwise indicated, each of the named individuals has sole voting and/or investment power over the shares identified. To our knowledge, no member of our management team or director was a beneficial owner of one percent or more of the outstanding shares of common stock as of December 31, 2013.
Amount and Nature of Beneficial Ownership as of December 31, 2013

Name of Beneficial Owners	Common Stock(1)	Phantom Stock(2)	Other Shares That May Be Acquired(3)	Options Exercisable Within 60 Days
Gerard M. Anderson	264,257	11,344	161,314	288,889
Lillian Bauder	6,983	30,618	—	—
David A. Brandon	1,000	8,643	—	—
W. Frank Fountain, Jr.	1,000	23,159	—	—
Steven E. Kurmas	87,799	1,508	40,200	—
Charles G. McClure, Jr.	1,000	1,671	—	—
Gail J. McGovern	1,000	19,773	—	—
David E. Meador[4]	91,847	—	44,374	—
Mark A. Murray	1,000	5,774	—	—
James B. Nicholson	4,200	2,737	—	—
Gerardo Norcia	54,062	1,126	34,945	47,480
Bruce D. Peterson	49,951	—	27,658	—
Charles W. Pryor, Jr.	300	28,720	—	—
Josue Robles, Jr.	1,000	7,364	—	—
Ruth G. Shaw	1,000	5,774	—	—
David A. Thomas	1,000	—	—	—
James H. Vandenberghe	2,000	8,138	—	—
Directors and Executive Officers as a group —24 persons	670,663	159,506	370,177	361,369
 _______________________________

(1)	Includes directly held common stock, restricted stock and shares held pursuant to the 401(k) plan.

(2)
Shares of phantom stock are acquired as follows: (a) by non-employee directors (i) as compensation under the DTE Energy Company Deferred Stock Compensation Plan for Non-Employee Directors and (ii) through participation in the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees, and (b) by executive officers pursuant to the (i) DTE

Energy Company Supplemental Savings Plan, (ii) DTE Energy Company Executive Deferred Compensation Plan (this plan was closed effective as of January 1, 2007 for future deferrals; none of the Named Executive Officers participate in the plan) and (iii) DTE Energy Company Executive Supplemental Retirement Plan. Shares of phantom stock may be paid out in either cash or stock.

(3)
Represents performance shares under the Long-Term Incentive Plan (as described beginning on page  51) that entitle the executive officers to receive shares or cash equivalents (or a combination thereof) in the future if certain performance measures are met. The performance share numbers assume that target levels of performance are achieved. The number of performance shares reflected in the table includes an increase from the original grant amount, assuming full dividend reinvestment at the fair market value on the dividend payment date. Performance shares are not currently outstanding shares of our common stock and are subject to forfeiture if the performance measures are not achieved over a designated period of time. Executive officers do not have voting or investment power over the performance shares until performance measures are achieved. See the discussion in "Executive Compensation — Compensation Discussion and Analysis" beginning on page  41. The remaining performance shares will be paid out in accordance with their terms when they were granted.

(4)
Mr. Meador held the office of Executive Vice President and Chief Financial Officer through December 31, 2013. His role as Vice Chairman and Chief Administrative Officer became effective on January 1, 2014.

PROHIBITION ON HEDGING COMPANY SECURITIES

In February 2014, the Company adopted policies which expressly prohibit hedging Company securities by all employees, executive officers and Directors of the Company and its subsidiaries. For purposes of these policies, hedging includes purchases and sales of derivatives based upon Company securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors and executive officers (to our knowledge, we do not have any 10% shareholders) regarding the necessity of filing reports.
Based on our review, none of our current executive officers or directors had Section 16(a) filings during 2013 that were not filed on a timely basis except for the following: due to an administrative oversight, each of Dr. Shaw and Messrs. Murray, Robles, and Vandenberghe missed filing one Section 16(a) filing that should have been filed in connection with the January 4, 2013 involuntary cash settlement of phantom stock granted to the directors in 2010. Forms 5 reporting these transactions were promptly filed on behalf of each of these directors on January 14, 2014 upon discovery of the oversight.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information regarding the only persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	13,247,298	(1)	7.50%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	12,375,061	(2)	6.99%
Common Stock	State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	8,577,264	(3)	4.9%
_______________________________

(1)
Based on information contained in Schedule 13G/A filed on Janaury 28, 2014. Shares listed as beneficially owned by BlackRock are owned by the following entities: BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Fund Managers Limited,

BlackRock Life Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., BlackRock Investment Management (UK) Limited, iShares (DE) I InvAG mit Teilgesellschaftsvermogen. BlackRock Inc. has sole dispositive power and sole voting power and is deemed to beneficially own 11,287,777 shares.

(2)
Based on information contained in Schedule 13G/A filed on February 12, 2014. Shares listed as beneficially owned by Vanguard are owned by the following entities: The Vanguard Fiduciary Trust Company, Vanguard Investments Australia, Ltd/ and The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 285,828 shares, sole dispositive power with respect to 12,109,389 shares, shared dispositive power with respect to 265,672 shares and is deemed to beneficially own 12,375,061 shares.

(3)
Based on information contained in Schedule 13G filed on February 5, 2014. Shares listed as beneficially owned by State Street Corporation are owned by the following entities: State Street Global Advisors France S.A., State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd, State Street Global Advisors, Australia Limited, State Street Global Advisors Japan Co., Ltd., State Street Global Advisors, Asia Limited and Ssaris Advisors LLC. State Street Corporation has shared voting power and shared dispositive power with respect to 8,577,264 shares and is deemed to beneficially own 8,577,264 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-person transactions have the potential to create actual or perceived conflicts of interest. The Company has policies in place to address related-party transactions. In addition, our Corporate Governance Committee and Audit Committee review potential dealings or transactions with related parties. In conducting such reviews, the committees consider various factors they deem appropriate, which may include (i) the identity of the related party and his or her relationship to the Company, (ii) the nature and size of the transaction, including whether it involved the provision of goods or services to the Company that are unavailable from unrelated third parties and whether the transaction is on terms that are comparable to the terms available from unrelated third parties, (iii) the nature and size of the related party's interest in the transaction, (iv) the benefits to the Company of the transaction and (v) whether the transaction could involve an apparent or actual conflict of interest with the Company.

In general, employees and directors may not be involved in a business transaction where there is a conflict of interest with the Company. The DTE Energy Way requires non-officer employees to report conflicts of interest or potential conflicts of interest to their respective superiors; the Officer Code of Conduct and Ethics requires officers to report conflicts of interest or potential conflicts of interest to the Company's General Counsel or to the Company's Board of Directors; and the Board of Directors Code of Business Conduct and Ethics requires directors to disclose conflicts of interest or potential conflicts of interest to the Company's Corporate Governance Committee or the Chairman of the Board. For directors and officers, any waivers of the Company's conflict of interest policy must be approved by the Board or a Board committee, as required under the Officer Code of Conduct and Ethics or Board of Directors Code of Business Conduct and Ethics, disclosed to shareholders and posted to our website at https://www2.dteenergy.com/wps/portal/dte/aboutus/investors/details/Corporate%20Governance/Code%20of%20Ethics/.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our directors are elected to serve annual terms which expire when their successors are elected at the next year’s annual meeting of shareholders. The 2014 annual meeting is the first annual meeting where all of our directors will stand for reelection.

Proxies cannot be voted for more than thirteen persons at this meeting. If any nominee becomes unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card have discretionary authority to vote for a substitute nominee or nominees. It is anticipated that all nominees will be available for election.

The biographies of each of the nominees below contain information regarding the person's service as a director, business experience, and director positions held currently or at any time during at least the last five years. The dates shown for service as a director of DTE Energy include service as a director of DTE Electric, our former corporate parent and, as a result of a share exchange in 1996, now our wholly-owned subsidiary. The age provided for each director is as of March 10, 2014. In addition to the information presented below regarding each person's experience, qualifications, attributes, and skills that caused our Corporate Governance Committee and Board to determine that the person should serve as a director, the Board believes that all of the Company's directors have a reputation for integrity and honesty and adherence to high ethical standards. They each have demonstrated business acumen, strategic insight, an ability to exercise sound judgment, and a commitment to service and community involvement. Finally, we value their significant experience on other public company boards of directors and board committees and the diversity that they bring to our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR ELECTION AT THIS MEETING.

Nominees for Election at this Meeting

Gerard M. Anderson, age 55 Director since 2009
Mr. Anderson became Chairman and Chief Executive Officer of the Company on December 30, 2013. Prior to that, Mr. Anderson served as Chairman of the Board, President and Chief Executive Officer since September 12, 2011 and before that, President and Chief Executive Officer of the Company since October 2010. From 2005 through 2010, Mr. Anderson served as President and Chief Operating Officer of the Company. Prior to such time, Mr. Anderson served in various positions at the Company since 1993, including service as President from 2004 to 2005 and Executive Vice President from 1997 to 2004. Prior to joining DTE Energy, Mr. Anderson worked for McKinsey & Co. He received his B.S. in civil engineering from the University of Notre Dame and his M.B.A. and M.P.P. from the University of Michigan. In addition to his service on the Company's Board of Directors, he is a director of The Andersons, Inc. and a director of many community and non-profit organizations.

Mr. Anderson's qualifications to sit on our Board include his significant number of years of experience in the energy industry, including five years as our President and Chief Operating Officer. Mr. Anderson also has extensive experience in strategic planning and corporate and business development, along with broad experience managing capital-intensive industries. He also has experience serving as a director of another publicly traded corporation.

Lillian Bauder, age 74                                                                  Director since 1986 Dr. Bauder is a retired Vice President of Masco Corporation, a consumer products and services provider. Prior to her retirement from Masco Corporation in 2007, she served in various positions at Masco Corporation, including Vice President of Corporate Affairs from 1996 to 2006 and Chairman and President of the Masco Corporation Foundation during this same time period. From 2001 to 2006, she led Masco's global strategy. Earlier, she was President and Chief Executive Officer of Cranbrook Educational Community for 13 years. Dr. Bauder received her B.A. from Douglass College, Rutgers University, and an M.A. and Ph.D. from the University of Michigan. In addition to her service on the Company's Board of Directors, she is a director or trustee of many community and professional organizations and served as a director of Comerica Incorporated until 2010.
Dr. Bauder's qualifications to sit on our Board include her experience as a chief executive officer of a major non-profit educational institution. She also has extensive for-profit executive experience in corporate governance, strategic planning and corporate strategy development, combined with strong skill sets in organizational planning and community and governmental relations. She also has experience serving as a director of two other publicly traded corporations.

David A. Brandon, age 61 Director since 2010 Mr. Brandon has served as the Athletic Director of the University of Michigan since March 2010. From 1999 until 2010, he was the chairman and CEO of Domino's Pizza, Inc., a pizza delivery company. He continues to serve as Non-executive Chairman of Domino's. From 1989 to 1998, he served as president and CEO of Valassis Communications, Inc., a marketing and sales promotion firm, and was Chairman of the Board there from 1997 to 1998. Mr. Brandon received a B.A. in communications from the University of Michigan. In addition to his service on the Company's Board of Directors, he is a director of Domino's Pizza, Inc. and Herman Miller, Inc. He has previously served as a director of several corporations, including Kaydon Corporation, The TJX Companies, Northwest Airlines Corporation and Burger King Holdings, Inc. He has also served an 8-year term on the University of Michigan board of regents and as Chairman of the Board of Business Leaders for Michigan.

Mr. Brandon's qualifications to sit on our Board include his experience as a chief executive officer and extensive executive experience in marketing and sales, and strong skill sets in corporate finance, corporate governance and strategic planning, executive compensation, and community relations. He also has experience serving as a director of several other publicly traded corporations.

W. Frank Fountain, Jr., age 69 Director since 2007
Mr. Fountain has served as President of Escambia Enterprises, LLC since May 2012. Prior to that he served as Chairman of the Walter P. Chrysler Museum Foundation Board of Directors from 2009 until 2012. He is a retired executive of Chrysler, LLC, an automobile and automotive components manufacturer which was reorganized under Federal bankruptcy laws in 2009 after his retirement from that company. His positions at Chrysler, LLC included serving as Senior Advisor, Senior Vice President of External Affairs and Public Policy from 1998 to 2008 and Vice President, Government Affairs, from 1995 to 1998. Mr. Fountain received a B.A. in history and political science from Hampton University and an M.B.A. from the University of Pennsylvania Wharton School. In addition to his service on the Company's Board of Directors, he is a director of The Wharton School, Hampton University Board of Trustees, Faith and Politics Institute and Wittenburg Center on Global Ethics and he is a director or trustee of many community and professional organizations.

Mr. Fountain's qualifications to sit on our Board include his experience as a leader of large business organizations and extensive experience with public and financial accounting for complex organizations, combined with strong skills in corporate finance, public policy, and government relations and his knowledge of regulatory matters.

Charles G. McClure, Jr., age 60 Director since 2012
Mr. McClure served as the Chairman of the Board, Chief Executive Officer and President of Meritor, Inc., a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets from 2004 through May 2013. Prior to this position, he served as CEO, president and a member of the board of Federal-Mogul Corp. He joined Federal-Mogul in 2001 as president, COO and a member of the board. He also served as president, CEO and a member of the board of Detroit Diesel. He joined Detroit Diesel in 1997 after 14 years in a variety of management positions with Johnson Controls, including vice president and managing director of the company’s European and South African operations and later became President of the company's Americas region. He has also previously held management positions at Hoover Universal and Ford as a heavy-duty truck sales engineer and field service engineer. From 1975 to 1979 he served as an officer on a U.S. Navy destroyer. Mr. McClure holds a B.S. in mechanical engineering from Cornell University and a M.B.A. from the University of Michigan. In addition to his service on the Company's Board of Directors, he is a director of Penske Corporation, the Detroit Regional Chamber of Commerce, Invest Detroit, Cornell University Council and a director, member or trustee of many community and professional organizations. He is a past director of R. L. Polk and Company, the National Association of Manufacturers, Business Leaders for Michigan and The Business Roundtable.

Mr. McClure’s qualifications to sit on our Board include his experience as CEO, president and director of several major domestic and international corporations and his strong, broad knowledge of business and industry, together with his proven leadership skills and financial expertise. He also has experience as a director of other publicly traded corporations.

Gail J. McGovern, age 62 Director since 2003
Ms. McGovern is currently the President and Chief Executive Officer of the American Red Cross and has served in that position since 2008. From 2002 to 2008, she was a Professor at Harvard Business School. Ms. McGovern also served as President of Fidelity Personal Investments, a unit of Fidelity Investments, from 1998 to 2002 and Executive Vice President of Consumer Markets, a division of AT&T, from 1997 to 1998. She received her B.A. in quantitative sciences from Johns Hopkins University and her M.B.A. from Columbia University. In addition to her service on the Company's Board of Directors, Ms. McGovern is a trustee of Johns Hopkins University and a director of The Weather Company. She also served as a director of Digitas, Inc. until 2007 and of Hartford Financial Services Group, Inc. until 2010.

Ms. McGovern’s qualifications to sit on our Board include her experience as a chief executive officer and extensive executive experience in marketing and sales, customer relations, corporate finance, strategic planning and government relations and knowledge of regulatory matters. She also has served as a director of other publicly traded corporations and a trustee of a major research university.

Mark A. Murray, age 59 Director since 2009
Mr. Murray has served as Co-Chief Executive Officer of Meijer, Inc., a regional retail chain, since February 2013. Prior to that he served as the President of Meijer from 2006 to February 2013. From 2001 to 2006, he was the President of Grand Valley State University. He also served as Treasurer for the State of Michigan from 1999 to 2001 and Vice President of Finance and Administration for Michigan State University from 1998 to 1999. Mr. Murray received his B.S. in economics and his M.S. in labor and industrial relations from Michigan State University. In addition to his service on the Company's Board of Directors, he is a director of Universal Forest Products, Incorporated and a director or trustee of many community and professional organizations.

Mr. Murray's qualifications to sit on our Board include his experience as a CEO and President of a major Michigan-based corporation and his experience as a university president and a State of Michigan government official. He also has extensive experience in financial accounting matters for complex organizations, strategic planning and corporate development, combined with strong skills in corporate finance, sales and marketing and government relations and public policy. He also has experience serving as a director of another publicly traded corporation.

James B. Nicholson, age 70 Director since 2012 Mr. Nicholson is currently President and Chief Executive Officer of PVS Chemicals, Inc., a global manufacturer, distributor and marketer of chemicals and related transportation services.  He has served in that position since 1979.  Prior to this position, he joined the company as vice president in 1972 and assumed the additional duties of treasurer in 1977. Prior to his roles at PVS, he held positions with First National Bank of Chicago in London and Dublin.

Mr. Nicholson holds a Bachelor’s Degree in economics from Stanford University and a M.B.A. from the University of Chicago. He has also received a M.S. in economics from the London School of Economics.

In addition to his service on the Company’s Board of Directors, he is Chairman of the Board of the Amerisure Companies and a member of the boards of PrivateBancorp Inc., Cooper Natural Resources and the American Chemistry Council. He was appointed to the National Infrastructure Advisory Council by President George W. Bush in 2006 and in 2011, he was appointed by Michigan Governor Rick Snyder to the state’s Investment Advisory Committee. He is also Board Chairman of the McGregor Funds and the Futures Foundation, and a director, member or trustee of many other community and professional organizations.

Mr. Nicholson’s qualifications to sit on our Board include his experience as CEO/president/director of several major domestic and international companies, his proven experience as an effective, successful business leader, his experience with various corporate boards and his leadership in the community.

Charles W. Pryor, Jr., age 69 Director since 1999
Dr. Pryor serves as director of Urenco USA, Inc., a mineral enrichment provider, and has served in this position since 2007. Dr. Pryor retired as Chairman of Urenco USA at the end of 2013, having served in this position since 2007. He also served as President and Chief Executive Officer of Urenco Investments from 2006 to 2007 and served as President and Chief Executive Officer of Urenco, Inc. from 2003 to 2006. From 2002 to 2003, he served as Chief Executive Officer of Utility Services Business Group of British Nuclear Fuels, plc, and as Chair of the Board of Westinghouse Electric and, from 1997 to 2002, he served as Chief Executive Officer of Westinghouse Electric Co. Dr. Pryor received his B.S. in civil engineering and his M.S. and Ph.D. in structural engineering from Virginia Tech. He also received an executive M.B.A. from Northeastern University. In addition to his service on the Company’s Board of Directors and Urenco USA’s board of directors, Dr. Pryor is a director or trustee of many community and professional organizations.

Dr. Pryor’s qualifications to sit on our Board include his experience as a chief executive officer and his extensive operational and engineering experience in the nuclear and energy industries. Dr. Pryor also has experience managing capital-intensive industries and strong skills in corporate finance, regulatory matters and strategic planning and corporate development. He also has experience serving as a director of another publicly traded corporation in the utility industry.

Josue Robles, Jr., age 68 Director since 2003
Major General Josue (Joe) Robles, Jr. USA (Ret.) serves as President and Chief Executive Officer of USAA, an insurance and financial services company. He has held this position since 2007. He also served as Executive Vice President, Chief Financial Officer and Corporate Treasurer of USAA from 1994 to 2007. He received his B.B.A. in accounting from Kent State University and his M.B.A. from Indiana State University. General Robles served for more than 28 years in the military, including an assignment as Director of the Army Budget and the Commanding General, 1st Infantry Division (The Big Red One). In addition to his service on the Company’s Board of Directors, he is a director of community and charitable organizations.

General Robles’ qualifications to sit on our Board include his experience, both as a chief executive officer and a chief financial officer. He has extensive experience with public and financial accounting matters for complex organizations. He brings strong leadership skills as a result of his experience at the most senior levels of the United States Army. General Robles also has broad experience in corporate finance, information systems and controls, and government and community relations.

Ruth G. Shaw, age 66 Director since 2008
Dr. Shaw is retired from Duke Energy, an energy company. During her career at Duke Energy, she held various positions, including Executive Advisor from 2007 to 2009. From 2006 to 2007, she served as Group Executive for Public Policy and President of Duke Nuclear. She also served as President and Chief Executive Officer of Duke Power Company from 2003 to 2006, and previously served as Chief Administrative Officer. Dr. Shaw received her B.A. and M.A. from East Carolina University and her Ph.D. from the University of Texas at Austin. In addition to her service on the Company’s Board of Directors, she is a director of The Dow Chemical Company, and a director or trustee of many community and professional organizations. Dr. Shaw is a previous board member of the Nuclear Energy Institute and the Institute of Nuclear Power Operations. She served as a director of Wachovia Corporation until 2008 and a director of Medcath until 2005.

Dr. Shaw’s qualifications to sit on our Board include her experience as a chief executive officer and her 15 years of experience in the energy and nuclear businesses and managing capital-intensive industries. She has broad knowledge of regulatory matters and strong skills in public policy, corporate communications, corporate governance, executive compensation and corporate finance. She also has experience serving as a director of other publicly traded corporations.

David A. Thomas, age 57 Director since 2013
Dr. Thomas has served as the dean and William R. Berkley Professor of Business Administration at Georgetown University McDonough School of Business since 2011. Previously he was the H. Naylor Fitzhugh Professor of Business Administration and chair of the Organizational Behavior Unit at the Harvard Business School. He joined the Harvard faculty in 1990 and retired in 2011.
Prior to Harvard, he was an assistant professor of management at the Wharton School of Finance at the University of Pennsylvania. He earned his bachelor’s degree in administrative sciences, and a master’s degree and a Ph.D. in organizational behavior, from Yale University. He also has a master’s degree in organizational psychology from Columbia University.
In addition to his service on the Company’s Board of Directors, he is a member of the Posse Foundation board, a trustee with the Center for Creative Leadership and a member of the External Diversity Advisory Board at Deloitte. Previously, he served as a chair for The Partnership in Boston. He is also a past member of the boards of the Brigham and Women’s Hospital, Cambridge Trust Co., Jobs for the Future and Shady Hill School in Cambridge, Mass.
Dr. Thomas's qualifications to sit on our Board include his experience as a proven business leader and researcher, his experience with various corporate boards and his leadership in the area of corporate inclusion and diversity.

James H. Vandenberghe, age 64 Director since 2006
Mr. Vandenberghe is the retired Vice Chairman and a former director of Lear Corporation, an automotive supplier, and held this position from 1998 to 2008. Lear Corporation reorganized under Federal bankruptcy laws in 2009 after his retirement from that company. Mr. Vandenberghe also held various positions at Lear Corporation from 1988 to 1998, including President and Chief Operating Officer and Chief Financial Officer. He received his B.A. in business administration from Western Michigan University and his M.A. from Wayne State University. Mr. Vandenberghe formerly served as a director of Federal-Mogul Corporation. He serves as a director or trustee of many community and professional organizations.

Mr. Vandenberghe’s qualifications to sit on our Board include his experience as a leader of major organizations and managing capital-intensive industries. As a former chief financial officer, he has broad experience with public and financial accounting for complex organizations and corporate finance. He also has strong skills in corporate governance and strategic planning and corporate development and has experience serving as a director of other publicly traded corporations.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the shareholders, the Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2014 and to perform other audit-related services. Following the Audit Committee’s appointment, the Board voted unanimously to recommend that our shareholders vote to ratify the Audit Committee's selection of PwC as our independent auditors for 2014.

The reports of PwC on the consolidated financial statements of DTE Energy for the year ended December 31, 2013 and for the year ended December 31, 2012 did not contain adverse opinions or a disclaimer of opinions and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years, ended December 31, 2013 and 2012, and from January 1, 2014 through February 14, 2014, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PwC's satisfaction, would have caused PwC to make reference to the subject matter of such disagreements in connection with its reports on the Company’s consolidated financial statements for such years.

During the Company’s two most recent fiscal years, ended December 31, 2013 and 2012, and from January 1, 2014 through February 14, 2014, there were no "reportable events" as defined under Item 304(a)(1)(v) of Regulation S-K.

Representatives of PwC will be present at the annual meeting and will be afforded an opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.

Fees to the Independent Registered Public Accounting Firm
The following table presents fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2013 and December 31, 2012, and fees billed for other services rendered by PwC during those periods.

	2013	2012
Audit fees(1)	$5,783,266	$5,379,567
Audit related fees(2)	273,000	51,000
Tax fees(3)	155,335	194,069
All other fees(4)	484,324	538,456
Total	$6,695,925	$6,163,092
_______________________________

(1)
Represents fees for professional services performed by PwC for the audits of the Company’s annual financial statements included in the Company’s Form 10-K, review and audit of the Company’s internal control over financial reporting, the review of financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with regulatory filings or engagements. Audit fees are presented on an Audit Year basis in accordance with SEC guidelines and include an estimate of fees incurred for the most recent Audit Year.

(2)	Represents the aggregate fees billed for audit-related services and various attest services.

(3)	Represents fees billed for tax services, including tax reviews and planning.

(4)	Represents consulting services for the purpose of providing advice and recommendations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit
Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding the independence of the registered public accounting firm, the Audit Committee is responsible for appointing, approving professional service fees of, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engaging the independent registered public accounting firm to perform specific services, the Audit Committee pre-approves these services by category of service. The Audit Committee may delegate to the Chair of the Audit Committee, or to one or more other designated members of the Audit Committee, the authority to grant pre-approvals of all permitted services or classes of these permitted services to be provided by the independent registered public accounting firm up to, but not exceeding, a pre-defined limit. The decisions of the designated member to pre-approve a permitted service are reported to the Audit Committee at each scheduled meeting. At least quarterly, the Audit Committee reviews:

•	A report summarizing the services, or groupings of related services, including fees, provided by the independent registered public accounting firm.

•	A listing of new services requiring pre-approval, if any.

•
As appropriate, an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the independent registered public accounting firm.

All audit, audit-related, tax and other services performed by PwC were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of the non-audit services by PwC during 2013 was compatible with maintaining independence of the registered public accounting firm.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function. All members of the Audit Committee meet the criteria for independence as defined in our categorical standards and the audit committee independence requirements under the SEC rules. The Audit Committee Charter also complies with requirements of the NYSE.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing these financial statements and expressing an opinion as to their conformity with GAAP. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or internal control over financial reporting or guarantee the independent registered public accounting firm’s reports. The Audit Committee relies, without independent verification, on the information provided to it including representations made by management and the reports of the independent registered public accounting firm.

The Audit Committee discussed with PwC the matters required to be discussed by audit standards, SEC regulations and NYSE requirements. Disclosures were received from PwC regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with them. The Audit Committee has considered whether the services provided by PwC other than those services relating to audit services are compatible with maintaining PwC’s independence. The Audit Committee has concluded that such services have not impaired PwC’s independence. The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2013 with management and PwC. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2013. The Audit Committee reviewed and discussed Management’s Report on Internal Control over Financial Reporting as of December 31, 2013 with management and PwC. Based on the review and discussions noted above, the Audit Committee recommended to the Board that Management’s Report on Internal Control over Financial Reporting as of

December 31, 2013 be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2013.

Audit Committee
Josue Robles, Jr., Chair
W. Frank Fountain, Jr.
Charles G. McClure, Jr.
James H. Vandenberghe

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3
ADVISORY PROPOSAL
NONBINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") requires the Company to provide shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as described in the "Compensation Discussion and Analysis" ("CD&A") section of this proxy statement and in the tabular and narrative disclosure regarding Named Executive Officer compensation, all contained under the heading "Executive Compensation" in this proxy statement.

The Company's executive compensation program is designed to include elements of cash and equity-based compensation to motivate and reward executives who achieve short-term and long-term corporate and financial objectives leading to the success of the Company. We emphasize performance-based compensation for results that are consistent with shareholder interests. The program is also designed to attract and retain talented executives and align the interests of our executives with those of our shareholders. At each of the 2013 and 2012 annual meetings, 91% and 93%, respectively, of voting shareholders approved the compensation of the Named Executive Officers.

Shareholders have in the past approved the incentive plans that we use to motivate and reward our executives, including the Annual Incentive Plan and the Long-Term Incentive Plan. In addition, the Company has enhanced our disclosures related to executive compensation to provide more detail to our shareholders about our compensation programs, including expanded disclosures relating to these plans in this Proxy Statement.

Our executive compensation programs have been important in driving the Company's success in achieving its corporate and financial objectives by tying executive compensation to achieving very specific goals in each of our key priority areas. Progress against these objectives is necessary for the Company to achieve its ultimate goal of becoming the best-operated energy company in North America. We explain each of our performance targets and measures in detail in our CD&A, but a few examples of Company success in areas related to our targets and measures include the following. First, our Company has exceeded its long-term goal of achieving between 5%-6% operating earnings per share growth, achieving a compound operating earnings growth rate of 7.6% for the period from 2008 through 2013. (Operating earnings exclude certain non-recurring items and discontinued operations.) We also greatly exceeded our cash flow metrics, delivering $607.4 million in DTE Energy Adjusted cash flow, representing net cash from operations, adjusted by utility capital expenditures, asset sale proceeds and certain other items. Further, the MPSC Customer Complaints numbers at both of our utilities continue to trend downward and in 2013 our overall DTE Energy result in this measure beat our target by more than 10%. Additionally, in each year from 2008 through 2013, the Company set a new DTE Energy record high result on the Gallup survey which tracks effectiveness of our efforts to improve employee engagement throughout the Company. Each of these accomplishments is related to a specific performance goal in our short- or long-term compensation programs. These programs have helped guide the Company through the economic downturn and position the Company for future growth and success in meeting corporate and financial objectives.

The Organization and Compensation Committee ("O&C Committee") employs the highest standards of corporate governance when implementing and reviewing our executive compensation programs. These high standards are evidenced in part by the O&C Committee’s and Board’s approval of our new policies prohibiting cash buyouts of "underwater" stock options and providing for a clawback of certain executive compensation after a material accounting restatement. The O&C Committee ensures independence of committee members and compensation consultants, avoids conflicts of interest and has enhanced shareholder disclosure in accordance with SEC and NYSE requirements.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

"RESOLVED, that the shareholders approve, on an advisory basis, the overall executive compensation paid to the Named Executive Officers of the Company, as described in the Compensation Discussion and Analysis and the tabular and narrative disclosure regarding Named Executive Officer compensation contained in this proxy statement."

Because this vote is advisory, it will not be binding upon the Company or the Board. The O&C Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL NO. 4
MANAGEMENT PROPOSAL
APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE DTE ENERGY COMPANY LONG-TERM INCENTIVE PLAN

The Board is seeking shareholder approval of the amendment and restatement of the DTE Energy Company Long-Term Incentive Plan ("LTIP"). In 2006, the Board adopted the LTIP and our shareholders approved the LTIP on April 27, 2006. At the 2010 and 2012 shareholder meetings, shareholders overwhelmingly approved amendments to the LTIP. At its February 2014 meeting, the Board approved a restatement of the LTIP that includes several amendments to the LTIP, most of which do not require shareholder approval.

The amendments included in the LTIP restatement which the Board asks shareholders to approve will (a) increase the aggregate number of shares of common stock that may be issued or acquired and delivered under the LTIP pursuant to the exercise of options, the grant of stock awards and the settlement of performance shares and performance units by 3,000,000 to 14,500,000 and (b) extend the life of the plan for a term of ten years from the February 2014 date of approval of the restatement by the Board. It is anticipated the share increase will ensure the plan has sufficient shares authorized to satisfy the needs of the plan through the end of 2016.

The Board proposes that shareholders approve the amendment to enable the Company to continue to offer the incentives necessary to attract and retain the employees needed to support the Company’s future growth and success and align the long-term interests of employees with those of the shareholders. Without the additional shares, the Company would be unable to attract and retain the most qualified employees.

The amendments included in the restatement approved by the Board at the February 2014 meeting which do not require shareholder approval are all designed to modernize the LTIP in keeping with current corporate governance best practices. These amendments include: (a) a explicit prohibition on cash buyouts of underwater stock options without shareholder approval; (b) requiring equity award agreements issued under the LTIP to provide a minimum twelve-month vesting period; and (c) a compensation clawback policy that enables the Company to recover incentive compensation in the event of a material accounting restatement.

The following summarizes the material provisions of the LTIP, assuming the amendment and restatement described above is approved by the shareholders by an affirmative vote of a majority of the votes cast. The summary is qualified in its entirety by reference to the full conformed text of the amended and restated LTIP, which is attached as Exhibit A to this Proxy Statement.

Material Terms of the Amendment to the LTIP:

If this proposal is passed, (a) Section 5.02(a) of the LTIP will be amended to provide that the maximum aggregate number of shares of DTE Energy Company common stock that may be issued or acquired and delivered under the LTIP pursuant to the exercise of options, the grant of stock awards and the settlement of performance shares and performance units is increased from 11,500,000 to 14,500,000, subject to adjustment in the event of certain changes in capitalization or other corporate transactions and (b) Article XV Duration of the Plan, will be amended to provide that grants may not be made under the LTIP more than 10 years after the earlier of the approval of this amendment and restatement by the Board or by the Company’s shareholders.

Material Terms of the LTIP (as amended):

Participants: Any employee of DTE Energy or an entity in which DTE Energy has a direct or indirect ownership or other equity interest ("Subsidiary") and any member of the Board, whether or not employed by DTE Energy or a Subsidiary, is eligible to participate if the plan administrator determines that the employee or director has contributed significantly, or may be expected to contribute significantly, to the profits or growth of DTE Energy or a Subsidiary. An eligible employee or director becomes a participant if he or she is selected to receive a LTIP award by the plan administrator.

Plan Administration: The Board administers the LTIP with respect to awards made to members of the Board who are not employees of DTE Energy or a Subsidiary. The Organization and Compensation Committee administers the LTIP with respect to awards made to employees of DTE Energy or a Subsidiary. The Committee may delegate to the CEO, and in certain instances, to the President, all or part of its authority and duties as to awards made to individuals not subject to Section 16 of the Exchange Act. References in this summary to the "plan administrator" include references to the Organization and Compensation Committee, any other committee appointed in its place, the CEO or President of DTE Energy or the Board, as the context requires.

The plan administrator has the authority to determine the persons to whom awards will be made; to select the type, size and timing of each award; to set the terms and provisions of each award, consistent with the provisions of the LTIP; and to establish rules and policies for the plan. The plan administrator may amend the provisions of existing award agreements when it deems appropriate. The plan administrator may not, however, grant to any participant in a single calendar year: (1) options for more than 500,000 shares of common stock; (2) stock awards for more than 150,000 shares of common stock; (3) performance share awards for more than 300,000 shares of common stock (based on the maximum payout under the award); or (4) more than 1,000,000 performance units, which have a face amount of $1.00 each.

Aggregate Number of Plan Shares: The maximum aggregate number of shares of DTE Energy common stock that may be issued or acquired and delivered under the LTIP pursuant to the exercise of options, the grant of stock awards and the settlement of performance shares and performance units is 14,500,000, subject to adjustment in the event of certain changes in capitalization or other corporate transactions. Of this total, the aggregate limit of awards to non-employee directors is 100,000 shares. It is anticipated that the plan would have sufficient shares to satisfy the needs of the plan through the end of 2016. If (i) an option is terminated, in whole or part, for any reason other than its exercise for shares of common stock; or (ii) a stock award is forfeited, in whole or in part; or (iii) an award of performance shares or performance units is terminated, in whole or in part for any reason other than its settlement in shares of common stock or cash, the number of shares subject to the terminated or forfeited portion of the award may be reallocated to other options, performance shares, performance units and stock awards, subject to the limits described above. Reallocation of shares shall not be permitted for shares repurchased by stock option proceeds, shares tendered in payment of an exercise price or shares tendered or withheld by the Company in satisfaction of tax obligations. As of December 31, 2013, there were approximately 2,625,000 shares subject to outstanding awards granted under the plan, and approximately 2,045,000 shares remained available for issuance under the LTIP (not including the share increase reflected in the amended and restated version of the LTIP). The closing price of a share of the Company's common stock on February 28, 2014 was $71.76.

Stock Option Awards: Each stock option granted pursuant to the LTIP is evidenced by a written stock option agreement between the Company and the optionee. The option price will be fixed by the plan administrator but cannot be less than the Fair Market Value of DTE Energy common stock on the date of grant of the option. The option price may be paid in cash, cash equivalent acceptable to the plan administrator, or with unrestricted shares of DTE Energy common stock. The maximum period in which an option may be exercised will be fixed by the plan administrator on the date of grant, but cannot exceed ten years from the date of grant. The plan administrator also establishes, on the date of grant, the terms on which the option may be exercised and the consequences of termination of employment. Options granted under the LTIP may be either non-qualified options or incentive stock options. The plan administrator may not permit the exercise of any option earlier than one year after the date of the grant. Generally, one-third of the options covered by a single grant are exercisable one, two and three years after the date of the grant.

The federal income tax consequences of the two types of options differ, as described below. No federal income tax is recognized by a participant at the time an option is granted. If the option is an incentive stock option, no income will be recognized upon the participant’s exercise of the option. Income is recognized by a participant when he or she disposes of shares acquired under an incentive stock option. The exercise of a non-qualified stock option is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price. The employer (either DTE Energy or a Subsidiary) will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option equal to the amount of ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or exercise of an incentive stock option, but may claim a federal income tax deduction on account of certain dispositions of DTE Energy common stock acquired on exercise of an incentive stock option. The LTIP prohibits, without prior shareholder approval, (1) reducing the option price of an outstanding option, (2) canceling any options and replacing them with new awards having a lower option price (where the economic effect would be the same as reducing the option price) and (3) at any time when the price of a previously granted option is above the Fair Market Value of one share of DTE Energy common stock, the making of any offer by the plan administrator to purchase the previously granted option for a cash payment in substitution for or upon the cancellation of the option.

Stock Awards: Awards of Company stock may be granted, and may be forfeitable or subject to certain restrictions on transfer, or both, unless conditions prescribed by the plan administrator on the date of grant are satisfied. The conditions may include a requirement that the participant continue employment with DTE Energy or that stated performance objectives be achieved. Rights to stock awards cannot become non-forfeitable or unrestricted earlier than three years after the date of the award, except in limited special circumstances, including awards to new hires and participants expected to retire within three years, when stock awards can provide that the award will become non-forfeitable or unrestricted earlier than three years after the date of the award but in no event earlier than one year after the date of the award. The participant generally is entitled to vote and receive dividend equivalents on the stock award prior to the time the shares become non-forfeitable or transferable. A participant recognizes ordinary income on the first day that the shares subject to the stock award are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized equals the fair market value of the shares on that date. The participant’s employer is entitled to a Federal income tax deduction equal to the ordinary income recognized by the participant.

Performance Share Awards: Performance share awards entitle the participant to receive a specified number of shares of DTE Energy common stock. Once earned, a performance share award may be settled in shares of DTE Energy common stock, cash or a combination of the two, in the plan administrator's discretion. The plan administrator may prescribe that performance shares will be earned only on satisfaction of performance objectives during a performance measurement period of at least one year or upon satisfaction of other requirements. The plan administrator may also specify the consequences of termination of employment. Rights in performance shares may not become non-forfeitable earlier than one year after the date of the award. Settlement will occur at the time specified by the plan administrator. A participant recognizes ordinary income on the settlement of a performance share award equal to any cash that is paid and the fair market value of common stock (on the date the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award. The participant’s employer is entitled to a Federal income tax deduction equal to the amount of ordinary income recognized by the participant. All agreements awarding performance shares provide that dividend equivalents with respect to the award will not be paid before the performance shares are earned and vested. During the period beginning on the date the performance shares are awarded and ending on the certification date of the performance objectives, the number of performance shares awarded will be increased, assuming full dividend reinvestment at the Fair Market Value (as defined in the LTIP) on the dividend payment date. The cumulative number of performance shares will be adjusted to determine the final payment based on the performance objectives as certified by the O&C Committee. The final adjusted number of performance shares will be paid as provided in the LTIP.

Performance Unit Awards: A performance unit award entitles the participant to receive a payment equal to $1.00 per performance unit if certain standards are met. The plan administrator will prescribe the performance objectives and other requirements that must be satisfied before a performance unit is earned and specify the consequences of termination of employment. Performance units may not become non-forfeitable earlier than one year after the date of the award. The period in which performance is measured will be at least one year. To the extent that performance units are earned, the obligation may be settled in cash, DTE Energy common stock, or a combination of the two, in the plan administrator's discretion. A participant recognizes ordinary income on the settlement of a performance unit award equal to any cash that is paid and the fair market value of common stock (on the date the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award. The participant’s employer is entitled to a Federal income tax deduction equal to the amount of ordinary income recognized by the participant.

Performance Objectives: Vesting, settlement or exercise of an award made under the LTIP may be conditioned upon the achievement of specified performance objectives by DTE Energy, a Subsidiary, or a division of DTE Energy or a Subsidiary. The performance objectives may be stated with respect to (i) shareholder value growth based on stock price and dividends, (ii) customer price, (iii) customer satisfaction, (iv) growth based on increasing sales or profitability of one or more business units, (v) performance against the companies in the Dow Jones Electric Utility Industry Group ("DJEUIG") index, the companies in the S&P 500 Electric Utility Industry index, a peer group or similar benchmark selected by the Organization and Compensation Committee, (vi) earnings per share growth, (vii) employee satisfaction, (viii) nuclear plant performance achievement, (ix) return on equity, (x) economic value added, (xi) cash flow, (xii) earnings growth, (xiii) diversity, (xiv) safety, (xv) production cost, or (xvi) such other measures as may be selected by the plan administrator. Each of the performance objectives described in the preceding sentence may be stated with respect to the performance of DTE Energy, a Subsidiary or a division of DTE Energy or a Subsidiary. The performance objectives listed above are intended to qualify as "performance goals" so that grants qualify as deductible performance-based compensation for purposes of IRC Section 162(m).

Amendments: The Board may amend the LTIP from time to time or terminate it at any time. However, no material amendment to the LTIP may become effective until shareholder approval is obtained. A material amendment to the LTIP is any amendment that would (a) materially increase the aggregate number of shares of common stock that may be issued or delivered under the Plan or that may be issued to a Participant; (b) permit the exercise of an option at an option price less than the Fair Market Value on the date of grant of the option or otherwise reduce the price at which an option is exercisable, either by amendment of an Agreement or substitution with a new award with a reduced price; (c) change the types of awards that may be granted under the LTIP; (d) expand the classes of persons eligible to receive awards or otherwise participate in the LTIP; or (e) require approval of the shareholders of the Company to comply with applicable law or the rules of the New York Stock Exchange.

Termination: No awards may be granted under the LTIP more than ten years after the Board's approval of the amended and restated LTIP on February 6, 2014. Awards granted before that date will remain valid in accordance with their terms.

Change in Control: In the event of a change in control (i) all options become fully exercisable, (ii) all stock awards become non-forfeitable and transferable, and (iii) all performance shares and performance units are earned, with the amount earned being the amount payable assuming attainment of the greater of target or actual performance levels through the date of the change in control. The accelerated exercisability, vesting or payment described in the preceding sentence may constitute a parachute payment, which may subject the affected participant to an excise tax imposed by IRC Section 4999. Consequently, the accelerated exercisability, vesting or payment is limited if, and to the extent that, the limitation will permit an affected participant to receive a greater net after-tax amount than he or she would receive absent the limitation. The limitation shall not apply to participants who are entitled to an indemnification of excise taxes by DTE Energy under change in control severance agreements or otherwise. Generally, a change in control occurs for purposes of the LTIP if DTE Energy or its assets are acquired by another company or DTE Energy merges with another company and less than 55% of the new or acquiring company’s combined voting stock is held by holders of voting stock of DTE Energy immediately prior to the transaction. Shareholder approval of a liquidation or dissolution is also considered a change in control.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE DTE ENERGY COMPANY LONG-TERM INCENTIVE PLAN.

PROPOSAL NO. 5
SHAREHOLDER PROPOSAL
POLITICAL CONTRIBUTIONS
The Company expects the following shareholder proposal to be presented for consideration at the annual meeting by the Office of the Comptroller of New York City, as the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Fire Department Pension Fund and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System (collectively, the "New York City Funds"), which beneficially owned an aggregate of 881,084.7 shares of the Company’s common stock as of November 6, 2013. The proposal, along with the supporting statement, is included below. The New York City Funds’ request was submitted by John C. Liu, Comptroller, City of New York, 1 Centre Street, New York, New York 10007-2341 on behalf of the Boards of Trustees of the New York City Funds.
The following proposal and supporting statement were submitted by the New York City Funds:
Shareholder Proposal and Supporting Statement

DTE Energy Company
Resolution on Political Disclosure and Accountability

Resolved, that the shareholders of DTE Energy Company ("DTE Energy" or "Company") hereby request that the Company provide a report, updated semiannually, disclosing the Company's:

1.Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.The identity of the recipient as well as the amount paid to each; and
b.The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company's website.

Stockholder Supporting Statement

As long-term shareholders of DTE Energy, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court's Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, "[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages." Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Publicly available records show that DTE Energy contributed about $14.76 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics:
http://www.followthemoney.org)

While our Company makes some policy on political spending publicly available, it does not disclose how much it gave to whom, directly or indirectly. Relying on publicly available data does not provide a complete picture of the Company's political spending. For example, the Company's payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company's money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Noble Energy, Exelon, and ConocoPhillips, that support political disclosure and accountability and present this information on their websites.

The Company's Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Board of Directors Response

THE BOARD OF DIRECTORS OPPOSES THIS SHAREHOLDER PROPOSAL AND RECOMMENDS A VOTE AGAINST IT FOR THE REASONS SET FORTH BELOW:

DTE Energy has a long tradition as a responsible corporate citizen and is committed to complying with the law regarding political contributions and expenditures. The Board believes the Company has a responsibility to shareholders to be engaged and to participate in the political process with respect to issues that affect the Company or are significant to our business. The Board also believes that it is in the best interests of our shareholders to support the legislative process by making corporate political contributions to organizations when such contributions are consistent with the Company's business objectives and are permitted by federal, state and local laws.

This shareholder previously submitted substantially the same proposal in connection with each of our 2008, 2009, 2010, 2011, 2012 and 2013 Annual Meetings of Shareholders and the Board opposed the proposal on all occasions. The Company expanded its political contribution information and disclosures on our website prior to the 2008 Annual Meeting of Shareholders. Since the time that the proponent began submitting the proposal, beginning in 2008, it has been considered six times and has never received more than 32% of the vote in favor of the proposal.

The Board continues to believe that adoption of this resolution is unnecessary. Information about, and links to, publicly available information concerning political contributions are available on our website at https://www2.dteenergy.com/wps/portal/dte/aboutus/investors/details/Corporate%20Governance/Political%20Participation/ and available through various political contribution disclosure laws.

In addition, the Company has adopted a formal policy on corporate political participation that applies to all employees of the Company and its subsidiaries and is incorporated in our daily business practices. A copy of this policy is available on our website at http://www.dteenergy.com/pdfs/politicalParticipation.pdf. Among other things, the policy provides as follows:

A. Corporate Contributions - Our policy mandates that corporate contributions to political organizations be made only as permitted by applicable laws and authorized by our Vice President - Corporate & Government Affairs. Disclosure of the aggregate amount of these contributions will be annually posted on our website.

B. Political Action Committee Contributions - Political contributions to federal, state and local candidates, political party committees, and political action committees are made by the DTE Energy Political Action Committee ("PAC"), which is funded by voluntary contributions from eligible DTE Energy employees. The PAC's activities are guided by a steering committee comprised of PAC members elected by all PAC members and are subject to comprehensive regulation, including detailed disclosure requirements. PAC contributions are reported to the Federal Election Commission and the Michigan Secretary of State's Bureau of Elections. Links to these organizations are available on our website.

C. Trade Associations - DTE Energy belongs to a number of trade associations that participate in the political process. DTE Energy's sole purpose in becoming a member of these trade associations is not for political purposes, as DTE Energy may not agree with all positions taken by trade associations on issues. The benefits that DTE Energy does receive from trade associations are primarily expertise and the ability to gain insight on industry setting standards. Our policy on political participation provides that DTE Energy will request that trade associations to which our dues or other payments are significant provide a breakdown of the portion of our dues or payments that were used for political contributions. This information is included in the annual Board report of PAC and political activities.

D. Board Oversight - The Company's political activities are reviewed annually by the Public Policy and Responsibility Committee of the DTE Energy Board of Directors. We believe this oversight process ensures accountability and transparency for the Company's corporate political activities.

Given the Company's policy on corporate political participation discussed above and the mandatory public disclosure requirements already required under the law, the Board has again concluded that the Company's policy and disclosures exceed what is required by the law. This, coupled with ample public information regarding DTE Energy's political participation, appropriately addresses the concerns cited in the New York City Funds' proposal.

The Company supports many of the objectives expressed in the shareholder proposal, the Company believes that the level of specific disclosure requested by the proposal could have unintended consequences and could hinder DTE Energy's ability to pursue its business and strategic objectives. For example, disclosing specific contributions made to political parties, committees and other organizations could lead to increased requests for contributions from the Company from other such organizations with similar or opposing views. Additionally, such disclosure would make it easier for competitors and opponents to discern the Company's public policy and political strategies which could have negative consequences for the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL RELATING TO POLITICAL CONTRIBUTIONS.

CONSIDERATION OF ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING

Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Company believes in compensation that is competitive with our peers, has a meaningful performance component and that has equity-based elements to encourage executives to have an ownership interest in the Company. Our performance-based compensation programs result in a majority of the compensation of our Named Executive Officers (as identified below) being linked to the achievement of a combination of short- and long-term Company and personal goals and shareholder value creation.

The Board has implemented four new policies relating to executive compensation that became effective in February 2014, all of which we believe strengthen the integrity of our executive compensation programs.

First, the Board has adopted a "clawback" policy that provides that, in the event of an accounting restatement due to material noncompliance with federal securities laws, based on a determination of the O&C Committee, the Company may recover, in accordance with applicable law and regulations, from any of our current or former officers who received performance-based compensation during the three-year period preceding the date on which that Company is required to prepare an accounting restatement any excess performance-based compensation awarded as a result of the restatement. We anticipate that this policy will meet the requirements of the executive compensation clawback requirement rulemaking expected as a result of the Dodd-Frank Act.

Second, the Board has adopted a new form of executive Change-In-Control Severance Agreement which eliminates the excise tax gross-up provisions that were included in the previous agreements. The elimination of such provisions is the only change made from the previous form of this agreement. All of the Named Executive Officers executed new Change-In-Control Severance Agreements on these new forms as of March 3, 2014 and these new agreements are now in effect.

Third, our long-term incentive plan (LTIP, discussed in detail below) was amended to expressly prohibit cash buyouts of "underwater" stock options. Although we have not issued stock options since 2010, have no current intention to do so in the future and we have not approved cash buyouts of "underwater" stock options in the past, the Board felt that instituting such a policy was a best practice that evidences our commitment to performance-based compensation programs.

Fourth, the Board amended the LTIP to require a minimum twelve-month vesting period for equity awards under the LTIP. Like the stock option buyout policy change, this is a change in policy that codifies a best practice that was already the Company’s practice. In general, the Company’s practice has been to require three-year vesting periods for equity awards and the Company has not issued equity awards with a vesting period of less than one year.

The following elements comprise the total compensation awarded to our Named Executive Officers: base salary, cash-based annual incentive awards, and equity-based long-term incentive awards consisting of performance shares and restricted stock.

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The objective of base salary is to provide a stable, fixed source of income that reflects an executive's job responsibilities, experience, value to the Company and demonstrated performance. We target median base salaries for our peer group, taking into account differences in company size within the peer group.

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Our annual incentive awards are intended to compensate individuals yearly based on the achievement of specific near-term, annual goals, which are established at the beginning of each year and approved by the O&C Committee. The Board and management have identified several priority areas that management and the Board discuss regularly when reviewing Company performance. Our performance measures for annual incentive awards are the measurements that the Board uses to track progress in these key priority areas. Achievement of these performance objectives is a critical measure of the Company’s progress towards its goal of becoming the best-operated energy company in North America. The measures vary among the Named Executive Officers to reflect the different areas of the Company's business for which each Named Executive Officer has responsibility.

•
Our long-term incentive awards are used to align executive actions with long-term management and shareholder objectives, providing rewards consistent with the creation of shareholder value. Our plan is designed to help retain executives over time and ensure they have a strong sense of ownership in the Company.

We provide certain supplemental retirement programs for our executives which are not available to other salaried employees and our executives participate in the same group health benefit programs as other salaried employees. Our executives are allowed limited perquisites, generally not available to our other employees, as a matter of competitive practice and as a retention tool.

We target all elements of our compensation programs to provide compensation and benefit opportunity at the median of our peer group, taking into account differences in company size within the peer group. Actual payouts under these programs can be above or below the median based on Company and personal performance. The O&C Committee periodically reviews the level of compensation and benefits provided to executives against a peer group to assure they are reasonable and consistent with our overall compensation objectives.

Overview

Your understanding of our executive compensation program is important to us. The goal of this Compensation Discussion and Analysis is to explain:

•	Our compensation philosophy and objectives for executives of the Company, including our Named Executive Officers;

•	The roles of our O&C Committee and management in the executive compensation process;

•	The key components of the executive compensation program; and

•	The decisions we make in the compensation process that align with our philosophy and objectives.

Throughout this Proxy Statement, the term "Named Executive Officers" means: (1) the Chairman of the Board and Chief Executive Officer, Gerard M. Anderson; (2) the Vice Chairman and Chief Administrative Officer, David E. Meador (Mr. Meador served as the Company's principal financial officer for all of 2013 before commencing his new role on January 1, 2014); (3) the President and Chief Operating Officer of our Company, Steven E. Kurmas (formerly the President and Chief Operating Officer of our electric utility subsidiary, DTE Electric Company ("DTE Electric"); (4) the Group President of our Company and the President and Chief Operating Officer of DTE Electric, Gerardo Norcia (formerly the President and Chief Operating Officer of our gas utility subsidiary, DTE Gas Company ("DTE Gas")); and (5) the Senior Vice President and General Counsel, Bruce D. Peterson. In addition, the term "executive" includes the Named Executive Officers, other key employees of the Company as designated by management from time to time and Executive Officers as defined by the Exchange Act.

Philosophy and Objectives

Our executive compensation philosophy is to motivate and reward executives who achieve short-term and long-term corporate and financial objectives leading to the success of the Company. We will continue to emphasize performance-based compensation for results that are consistent with shareholder and customer interests. The main objectives underlying this philosophy are:

•	Compensation must be competitive in order to attract and retain talented executives - data from peer group companies are taken into consideration when analyzing our compensation practices and levels;

•
Compensation should have a meaningful performance component - a portion of an executive's total compensation opportunity is linked to predefined short-term and long-term corporate and financial objectives along with an executive's individual performance; and

•	Compensation must include equity-based elements to encourage executives to have an ownership interest in the Company.

Role of the Organization and Compensation Committee

The Board has a long-standing process for determining executive compensation that is performance-based, objective, and transparent. The process is designed to serve the purpose of recruiting, retaining and motivating executives for the benefit of shareholders and customers. The Board delegates to the O&C Committee the responsibility to determine and approve the CEO's compensation, as well as the compensation of certain other executives. The O&C Committee makes all decisions regarding compensation for the Named Executive Officers. Although the responsibilities have been delegated, the entire Board maintains oversight and receives direct reports after each O&C Committee meeting.

The O&C Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the O&C Committee makes. Generally, the O&C Committee is responsible for our executive compensation programs throughout the enterprise (including subsidiaries). The O&C Committee responsibilities are more fully detailed in its charter, which is available at https://www2.dteenergy.com/wps/wcm/connect/2c03a024-dba2-49a0-ab55-5d3cbd28e0f2/OandC+Committee+Charter+2014.pdf. The O&C Committee continually monitors the executive compensation program and adopts changes to reflect the dynamic marketplace in which we compete for talent. To the extent necessary, the O&C Committee also works with other Board committees to review or approve reports, awards and other matters relating to compensation. For example, the Finance Committee reviews the financial components of performance measures and metrics, the Corporate Governance Committee assists in the review of this Compensation Discussion and Analysis and the Audit Committee reviews the internal controls over the data reported herein.

The O&C Committee uses information from several external sources to monitor and achieve an executive compensation program that supports our business goals and attracts executives whose performance will be measured against those goals. Independent outside consultants and external information enable the O&C Committee to maintain impartial decision-making regarding performance and pay. The O&C Committee annually reviews each component of the Named Executive Officers' compensation and is advised directly by the outside compensation consulting firm, discussed in further detail below, in connection with such review. The O&C Committee, based on input from its consultant and management and a review of competitive data from peer group companies (as discussed below), believes that the current structure is appropriately balanced and competitive to accomplish the important tasks of recruiting, retaining, and motivating talented executives in the energy industry in which we compete.

The O&C Committee also reviews and considers the results from the most recent shareholder advisory vote on executive compensation. At the 2012 and 2013 annual meetings, 93% and 91%, respectively, of voting shareholders approved the compensation of the Named Executive Officers. These results reinforce the O&C Committee's confidence in the Company's current compensation structure and no major changes to that structure are recommended for 2014 as a result of such vote.

Independent Review of Compensation Program - The O&C Committee directly employs an outside consulting firm, Mercer Human Resources Consulting LLC ("Mercer HR"), a subsidiary of Marsh & McClennan Companies, Inc. ("Marsh"), to advise the O&C Committee on various executive compensation matters, including current compensation trends. Mercer HR also provides objective recommendations as to the design of our executive compensation program. Mercer HR reports directly to the O&C Committee. Use of this outside consultant is an important component of the compensation setting process, as it enables the O&C Committee to make informed decisions based on market data and practices. The representative from Mercer HR, who is considered a leading professional in the compensation field, attends O&C Committee meetings, meets with Committee members in executive session and consults with the members as required and provides input with regard to the CEO's compensation and performance.

Mercer HR has served as the O&C Committee's outside consultant since 2002. The O&C Committee has determined Mercer HR to be an independent consultant. Mercer HR has no affiliations with any of the Named Executive Officers or members of the Board other than in its role as an outside consultant. The lead consultant and partner in charge for Mercer HR, who provides executive compensation consulting services to the O&C Committee, does not provide any other services to the Company. To help ensure that the consultant maintains the highest level of independence from the Company, all work performed by Mercer HR and its affiliates (a) which falls outside the scope of work performed for the O&C Committee on executive compensation matters, and (b) which has a total cost of $750,000 or greater, requires pre-approval by the O&C Committee based upon the recommendation of management.

In 2013, we paid Mercer HR $69,347. In addition, in 2013 the Company paid $25,000 for services unrelated to human resources consulting to an affiliate of Mercer HR.

Management's Role
Our management works closely with the O&C Committee in the executive compensation process. Excluding the CEO's compensation, management's responsibilities include:

•	Recommending performance measures and metrics that are formulated based on our corporate strategy and priorities;

•	Reporting executive performance evaluations;

•	Recommending base salary levels and other compensation, including equity awards; and

•	Recommending appointment of executives.

The CEO's compensation is determined solely by the O&C Committee, which bases its decisions on performance and market studies along with participation and recommendations from its independent outside consultant.

Compensation and Peer Group Assessment - Each component of executive compensation (see "Key Components of Executive Compensation" below) is compared, measured and evaluated against a peer group of companies. The O&C Committee approves the peer group and periodically reviews and updates the companies included in that group. Management also retains an external consulting firm to conduct a market study covering compensation practices for similar positions in the peer group. The most recent study was completed in November 2013 by Aon Hewitt, whose comprehensive data base included all of our desired utility/energy peer companies and also included data for most of our utility/energy-related executive positions.

The most recent peer group study was approved by the O&C Committee in June 2012. That peer group study, which is applicable for 2013, consisted of the companies listed below. Most of these companies, along with DTE Energy, participate in the same independent compensation surveys. The surveys provide data needed for accurate compensation comparisons. The peer group consists primarily of utilities (including utility holding companies), broad-based energy companies, and significant non-energy companies selected on the basis of revenues, financial strength, geographic location and availability of compensation information. The O&C Committee reviews the peer group data when making compensation decisions relating to the Named Executive Officers and the Company's mix of compensation components.

Utility/Energy Companies	Non-Energy Companies
Ameren Corporation	Cummins Inc.
American Electric Power Company, Inc.	Eaton Corporation
CenterPoint Energy, Inc.	Kellogg Company
CMS Energy Corporation	Masco Corporation
Dominion Resources, Inc.	Owens Corning
Duke Energy Corporation	PPG Industries, Inc.
Edison International	The Sherwin-Williams Company
Energy Future Holdings Corp.	TRW Automotive Inc.
FirstEnergy Corp.	Whirlpool Corporation
NextEra Energy, Inc.
NiSource Inc.
PG&E Corporation
PPL Corporation
Public Service Enterprise Group (PSEG)
SCANA Corporation
Sempra Energy
The Southern Company
Xcel Energy, Inc.

Key Components of Executive Compensation

The key components of the compensation program include the following:

•	Base Salary

•	Annual and Long-Term Incentive Plans

•	Retirement and Other Benefits

•	Post-Termination Agreements (Severance and Change-In-Control)

While the programs and pay levels reflect differences in job responsibilities, the structure of the compensation and benefits program is applied consistently to our Named Executive Officers, including the CEO. Differences in compensation between the CEO and the other Named Executive Officers are due, in part, to an analysis of peer group benchmark data, as well as differences in the responsibilities of each Named Executive Officer. We review each element of total compensation, both individually and on a combined basis, for each Named Executive Officer and make adjustments as appropriate based on these comparisons. The following is a more detailed discussion of the components of the Company's executive compensation program:

Base Salary
The objective of base salary is to provide a stable, fixed source of income that reflects an executive’s job responsibilities, experience, value to the Company, and demonstrated performance. When setting individual base salary levels, we consider several factors, including (i) the market reference point for the executive’s position, (ii) the responsibilities of the executive’s position, (iii) the experience and performance of the executive, and (iv) retention issues. Market reference points target the median for most positions, adjusted to take into account differences in company size within the peer group. In addition, we establish midpoints for each executive group level for determining base salary for those executives whose jobs cannot be easily matched in the marketplace. These midpoints are consistent with the market reference points for other executives in the same executive group. Annually, we review these midpoints to ensure they are consistent with the market and make salary adjustments, when appropriate.

Annual and Long-Term Incentive Plans

We have two primary incentive plans that reward executives for performance. The plans are consistent with our objectives of tying compensation to performance and encouraging executives to align their interests with those of the shareholders and customers of the Company. The DTE Energy Company Annual Incentive Plan (the "Annual Incentive Plan") allows us to reward executives with annual cash bonuses for performance against pre-established objectives based on work performed in the prior year. The DTE Energy Company Long-Term Incentive Plan allows us to grant executives long-term equity incentives to encourage continued employment with DTE Energy, to accomplish pre-defined long-term performance objectives and create shareholder alignment. On April 27, 2006, the Company's shareholders approved the 2006 Long-Term Incentive Plan, which replaced the 2001 Stock Incentive Plan (the two plans are referred to collectively as the "Long-Term Incentive Plan"). At the Company's 2010 annual meeting, shareholders approved our Amended and Restated Long-Term Incentive Plan, and at the 2012 annual meeting, shareholders approved an amendment to this plan.

We believe the current mix among base salary, the Annual Incentive Plan and the Long-Term Incentive Plan is appropriately set to provide market-competitive compensation when Company performance warrants. The mix is more heavily weighted toward incentive compensation at higher executive levels within DTE Energy. The interplay between the Annual Incentive Plan and the Long-Term Incentive Plan provides a balance of short- and long-term incentives to motivate executives to achieve our business goals and objectives and to properly reward executives for the achievement of such goals and objectives.

As discussed above, in February 2014 the Board adopted a "clawback" policy that provides that, in the event of an accounting restatement due to material noncompliance with federal securities laws, based on a determination of the O&C Committee, the Company may recover, in accordance with applicable law and regulations, from any of our current or former officers who received performance-based compensation (including awards under the Annual Incentive Plan and the Long-Term Incentive Plan) during the three-year period preceding the date on which that Company is required to prepare an accounting restatement any excess performance-based compensation awarded as a result of the restatement.

a.  Annual Incentive Plan - The objective of the Annual Incentive Plan is to compensate individuals yearly based on the achievement of specific annual goals. Participating executives and other select employees may receive annual cash awards based on performance compared against pre-established Company and business unit objectives. The purpose of providing cash awards under the Annual Incentive Plan is to tie compensation to near-term performance. Objectives that management proposes are reviewed and approved or revised by the O&C Committee, with financial goal recommendations reviewed by the Board's Finance Committee, no later than 90 days after the beginning of the performance period. The objectives include performance measures in several categories that are critical to our success. When setting these objectives, management and the O&C Committee determine the elements of our business that require the focused attention of the executives. The weights, which can change from year-to-year, are determined based on the Company's key priorities and areas of focus for the upcoming year. The final awards, if any, are paid after the O&C Committee approves the final results of each objective.

The Annual Incentive Plan cash awards to executives are determined as follows:

1.	The executive's most recent year-end base salary is multiplied by an Annual Incentive Plan target percentage to arrive at the target award.

2.	The overall performance payout percentage, which can range from 0% to 175%, is determined based on final results compared to threshold, target, and maximum levels for each objective.

3.	The target award is then multiplied by the performance payout percentage to arrive at the pre-adjusted calculated award.

4.
The pre-adjusted calculated award is then adjusted by an individual performance modifier (assessment of an individual executive's achievements for the year), which can range from 0% to 150%, to arrive at the final award.

For 2013, the performance objectives and the related weightings, thresholds, targets, maximums and results for calculating the Named Executive Officers' pre-adjusted awards were as follows:

For Messrs. Anderson, Meador and Peterson:

Measures	Weight	Threshold	Target	Maximum	Result	Payout	Weighted Average Payout
DTE Energy Operating EPS	25.0%	$3.85	$4.00	$4.15	$4.09	145.0%	36.3%
DTE Energy Adjusted Cash Flow ($ millions)	25.0%	$(95)	$90	$275	$607.4	175.0%	43.8%
Customer Satisfaction Index	7.0%	75.0%	76.0%	77.0%	75.1%	32.5%	2.3%
Customer Satisfaction Improvement Program (% reduction)	7.0%	5.0%	15.0%	25.0%	6.5%	36.3%	2.5%
MPSC Customer Complaints	4.0%	2,450	2,350	2,250	2,107	175.0%	7.0%
Employee Engagement - Gallup	8.0%	4.08	4.13	4.18	4.185	175.0%	14.0%
OSHA Recordable Incident Rate (RIR)	8.0%	1.23	1.03	0.77	0.81	163.5%	13.1%
Utility Operating Excellence Index:
Electric Distribution Reliability (minutes in millions)	4.0%	598	568	538	791	0%	0%
Fossil Power Plant Reliability	4.0%	9.0%	8.0%	7.5%	7.4%	175.0%	7.0%
Nuclear Power Plant Reliability	4.0%	1.7%	1.3%	0.9%	1.0%	156.3%	6.3%
Gas Distribution System Improvement	4.0%	3,000	2,000	1,000	2,698	47.7%	1.9%
Total	100%						134.2%

The measures in the above table are defined below:

DTE Energy Operating EPS - DTE Energy reported earnings after non-operating adjustments approved by the O&C Committee, divided by average shares outstanding, fully diluted.

DTE Energy Adjusted Cash Flow - DTE Energy net cash from operating activities adjusted by utility capital expenditures, asset sale proceeds and other items approved by the O&C Committee.

Customer Satisfaction Index - Satisfaction of six key drivers of residential customer satisfaction: (1) electric delivery, (2) gas delivery, (3) electric pricing, (4) gas pricing, (5) service reputation, and (6) corporate image using industry standard methodology developed by Market Strategies International.

Customer Satisfaction Improvement Program - The calculation for defects per million opportunities which will include defects from DTE Cares callbacks and total complaints (MPSC, corporate and web assists) measured as a reduction from 2012 rate.

MPSC Customer Complaints - Number of complaints received by the MPSC in the calendar year for all business units across DTE Energy.

Employee Engagement - The average of the DTE Energy Company Gallup Grand Mean scores from two surveys during the year.

OSHA Recordable Incident Rate (RIR) - Number of Occupational Safety and Health Administration ("OSHA") defined recordable injuries in the calendar year per 100 employees (working an average of 2,000 hours per year, per employee) divided by the actual number of hours worked.

Utility Operating Excellence Index  - Corporate index that encompasses four operating excellence measures:

(1)	Electric Distribution Reliability - customer minutes of interruption for customers experiencing multiple interruptions greater than 3,

(2)	Fossil Power Plant Reliability - percent of time that a unit is not capable of reaching 100% capacity, excluding periodic outages,

(3)
Nuclear Power Plant Reliability - ratio of all unplanned energy losses during a given period of time to the reference energy generation, minus energy generation losses corresponding to planned outages and any unplanned outage extensions of planned outages, over the same time period, expressed as a percentage, and

(4)	Gas Distribution System Improvement - the number of open leaks in the system as of December 31, 2013.
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The aggregate weighted payment percentage for Messrs. Anderson, Meador and Peterson, for the pre-adjusted calculated award was 134.2%.

For Mr. Kurmas:

Measures	Weight	Threshold	Target	Maximum	Result	Payout	Weighted Average Payout
DTE Energy Operating EPS	10.0%	$3.85	$4.00	$4.15	$4.09	145.0%	14.5%
DTE Electric Operating Earnings ($ millions)	20.0%	$460	$483	$506	$494.9	138.8%	27.8%
DTE Electric Adjusted Cash Flow ($ millions)	20.0%	$(350)	$(220)	$(90)	$124.8	175.0%	35.0%
Customer Satisfaction Index	7.0%	75.0%	76.0%	77.0%	75.1%	32.5%	2.3%
Customer Satisfaction Improvement Program (% reduction)	7.0%	5.0%	15.0%	25.0%	6.5%	36.3%	2.5%
MPSC Customer Complaints	4.0%	2,450	2,350	2,250	2,107	175.0%	7%
Employee Engagement - Gallup DTE Electric	8.0%	4.01	4.06	4.11	4.150	175.0%	14%
OSHA Recordable Incident Rate (RIR)	8.0%	1.18	0.98	0.84	0.83	175.0%	14.0%
Electric Distribution Reliability (minutes in millions)	6.0%	598	568	538	791.0%	0%	0%
Fossil Power Plant Reliability	5.0%	9.0%	8.0%	7.5%	7.4%	175.0%	8.8%
Nuclear Power Plant Reliability	5.0%	1.7%	1.3%	0.9%	1.0%	156.3%	7.8%
Total	100%						133.7%

The measures in the above table are defined below:

DTE Energy Operating EPS - DTE Energy reported earnings after non-operating adjustments approved by the O&C Committee, divided by average shares outstanding, fully diluted.

DTE Electric Operating Earnings - DTE Electric operating earnings plus asset sale adjustment approved by the O&C Committee.

DTE Electric Adjusted Cash Flow - DTE Electric net cash from operating activities adjusted by DTE Electric capital expenditures and other items approved by the O&C Committee.

Customer Satisfaction Index - Satisfaction of six key drivers of residential customer satisfaction: (1) electric delivery, (2) gas delivery, (3) electric pricing, (4) gas pricing, (5) service reputation, and (6) corporate image using industry standard methodology developed by Market Strategies International.

Customer Satisfaction Improvement Program - The calculation for defects per million opportunities which will include defects from DTE Cares callbacks and total complaints (MPSC, corporate and web assists) measured as a reduction from 2012 rate.

MPSC Customer Complaints - Number of complaints received by the MPSC in the calendar year for all business units across DTE Energy.

Employee Engagement - The average of the DTE Electric Company Gallup Grand Mean scores from two surveys during the year

OSHA Recordable Incident Rate (RIR) - Number of OSHA defined recordable injuries in the calendar year per 100 employees (working an average of 2,000 hours per year, per employee) divided by the actual number of hours worked for DTE Electric.

Electric Distribution Reliability - Customer minutes of interruption for customers experiencing multiple interruptions greater than 3.

Fossil Power Plant Reliability - Percent of time that a unit is not capable of reaching 100% capacity, excluding periodic outages.

Nuclear Power Plant Reliability - Ratio of all unplanned energy losses during a given period of time to the reference energy generation, minus energy generation losses corresponding to planned outages and any unplanned outage extensions of planned outages, over the same time period, expressed as a percentage.

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The aggregate weighted payment percentage for the pre-adjusted calculated award for Mr. Kurmas was 133.7%.

For Mr. Norcia:

Measures	Weight	Threshold	Target	Maximum	Result	Payout	Weighted Average Payout
DTE Energy Operating EPS	10.00%	$3.85	$4.00	$4.15	$4.09	145.0%	14.5%
DTE Gas Operating Earnings ($ millions)	14.00%	$107	$115	$123	$146.1	175.0%	24.5%
DTE Gas Adjusted Cash Flow ($ millions)	14.00%	$(60)	$(35)	$(10)	$28.9	175.0%	24.5%
Customer Satisfaction Index	4.90%	75.0%	76.0%	77.0%	75.1%	32.5%	1.6%
Customer Satisfaction Improvement Program	4.90%	5.0%	15.0%	25.0%	6.5%	36.3%	1.8%
MPSC Customer Complaints	2.80%	2,450	2,350	2,250	2,107	175.0%	4.9%
Employee Engagement - Gallup DTE Gas	5.60%	4.04	4.09	4.14	4.125	152.5%	8.5%
OSHA Recordable (RIR)	5.60%	2.0	1.7	1.4	1.27	175.0%	9.8%
Gas Distribution System Improvement	4.20%	3,000	2,000	1,000	2,698	47.7%	2.0%
Gas Inside Meters Removal Program	3.50%	22,000	25,000	28,000	26,829	145.7%	5.1%
Gas Main Line Renewal Program (# miles)	3.50%	59.0	66.0	73.0	79.1	175.0%	6.1%
GSP Operating Earnings ($ millions)	10.50%	$63	$67	$69	$70.1	175.0%	18.4%
GSP Adjusted Cash Flow ($ millions)	6.00%	$85	$95	$105	$108.1	175.0%	10.5%
GSP — New Project Development	10.50%		Note 1		89.8%	145.0%	9.5%
Total	100%						141.7%

Note 1 - The measure for the threshold, target and maximum for this measure is subjective in nature, focused on specific opportunities or new geographies with specific key milestones, objectives and deliverables for each project. The DTE Energy CEO’s evaluation of performance against these metrics will determine the level of payout.

The measures in the above table are defined below:

DTE Energy Operating EPS - DTE Energy reported earnings after non-operating adjustments approved by the O&C Committee, divided by average shares outstanding, fully diluted.

DTE Gas Operating Earnings - DTE Gas operating earnings plus asset sale adjustment approved by the O&C Committee.

DTE Gas Adjusted Cash Flow - DTE Gas net cash from operating activities adjusted by DTE Gas capital expenditures and other items approved by the O&C Committee.

Customer Satisfaction Index - Satisfaction of six key drivers of residential customer satisfaction: (1) electric delivery, (2) gas delivery, (3) electric pricing, (4) gas pricing, (5) service reputation, and (6) corporate image using industry standard methodology developed by Market Strategies International.

Customer Satisfaction Improvement Program - The calculation for defects per million opportunities which will include defects from DTE Cares callbacks and total complaints (MPSC, corporate and web assists) measured as a reduction from 2012 rate.

MPSC Customer Complaints - Number of complaints received by the MPSC in the calendar year for all business units across DTE Energy.

Employee Engagement - The average of the DTE Gas's Gallup Grand Mean scores from two surveys during the year.

OSHA Recordable Rate (RIR) - Number of OSHA defined recordable injuries in the calendar year per 100 employees (working an average of 2,000 hours per year, per employee) divided by the actual number of hours worked for DTE Gas.

Gas Distribution System Improvement - Measures the number of open leaks in the system as of December 31, 2013.

Gas Inside Meters Removal Program - Measures the number of inside meters removed during the year.

Gas Main Line Renewal Program - Measures the number of miles of unprotected main (includes cast iron or bare steel without cathodic protection) that is eliminated each year.

GSP Operating Earnings - DTE Energy's Gas Storage and Pipeline business unit's ("GSP") operating earnings.

GSP Adjusted Cash Flow - GSP net cash from operating activities adjusted by GSP capital expenditures and other items approved by the O&C Committee.

GSP - New Project Development - Project performance against key milestones, objectives and deliverables identified at the beginning of the performance period for new business opportunities, or new geographies for current business.
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The aggregate weighted payment percentage for the pre-adjusted calculated award for Mr. Norcia was 141.7%.

The earnings per share, cash flow and net income measures were chosen as indicators of the Company's financial strength. The customer satisfaction, employee engagement and safety measures were selected to make the Company more responsive to our customers' needs and to make the Company a safer and better place to work. The GSP - New Project Development measure is designed to reward growth in DTE Energy's Gas Storage and Pipeline business unit.

Each objective has a threshold, target and maximum level. The Company or relevant business unit must attain a minimum level of achievement for an objective before any compensation is payable with respect to that objective. The minimum established level of each objective will result in a payout of 25% of target (0% for GSP - New Product Development measure), and the maximum established for each level (or better) will result in a payment of up to 175% of target.

The pre-adjusted awards are adjusted by an individual performance modifier for each of the Named Executive Officers. Individual performance criteria are set at the beginning of each calendar year for each of the Named Executive Officers. For 2013, qualitative criteria include, as applicable, leadership performance, overall operational performance, employee engagement and customer performance, diversity, continuous operational improvements and other appropriate operating measures. The O&C Committee evaluates the individual performance of each of the Named Executive Officers and approves an adjustment to the annual award based on the individual contribution and performance. The individual performance modifier adjusts a Named Executive Officer's annual cash bonus such that the Named Executive Officer's actual cash bonus ranges between zero and 150% of the pre-adjusted calculated award. For 2013, the individual performance modifiers for the Named Executive Officers ranged from 115% to 125%.

The final awards for 2013 year were paid to each of the Named Executive Officers in early 2014 and are reported in the Non-Equity Incentive Plan Compensation column of the "Summary Compensation Table" on page 58.

b. Long-Term Incentive Plan - The Long-Term Incentive Plan provides the O&C Committee the ability to design programs that focus on our long-term performance over a three-year period, with the objective to align executives' interests with those of our shareholders. Our principles for ownership of stock, discussed on page 56, ensure that the executives and other employees have a vested interest in the long-term financial health, management, and success of the Company.

The Long-Term Incentive Plan rewards executives and other employees with stock-based compensation. Participants are eligible to receive restricted stock, performance shares, performance units, stock options or a combination of these awards. Since the creation of the plan, we have granted only performance shares, time-based restricted stock and non-qualified stock options. Further, in 2013, the O&C Committee did not grant stock options under the Long-Term Incentive Plan. Executives receive Long-Term Incentive Plan grants based upon a target percentage of base salary. The targeted award levels for the Named Executive Officers for 2013 were as follows: Mr. Anderson - 340% of base salary; Mr. Meador - 175% of base salary; Mr. Kurmas - 175% of base salary; Mr. Norcia - 175% of base salary; and Mr. Peterson - 135% of base salary. In addition to the targeted award levels, the O&C Committee also considers previous years' grants, career potential, and retention issues in determining the final number of awards granted.

The value of each element of these Long-Term Incentive Plan grants for 2013 was as follows:

Performance Shares	Approximately 70%
Restricted Stock	Approximately 30%

This mix was designed to provide a balance of incentives to executives for creating long-term shareholder value through strong financial and operating performance and to align executive interests with shareholder interests.

•
Performance Shares Granted in 2013:    In 2013, performance shares represented approximately 70% of the overall Long-Term Incentive Plan grant value. Granting of performance shares allows us to tie long-term performance objectives with creating shareholder value. Performance shares entitle the executive to receive a specified number of shares, or a cash payment equal to the fair market value of the shares, or a combination of the two, in the plan administrator's discretion, depending on the level of achievement of performance measures. The performance measurement period for the 2013 grants is January 1, 2013 through December 31, 2015. Payments earned under the 2013 grants and the related performance measures are described in footnote 2 to the "Grants of Plan-Based Awards" table on page  60. In the event a participant retires (age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of performance shares. In the event employment terminates for any other reason, the participant forfeits all rights to any outstanding performance shares. In June 2009, the O&C Committee decided that, beginning with the 2010 performance share grants, dividends or dividend equivalents would not be paid on unvested or unearned performance shares. During the period beginning on the date the performance shares are awarded and ending on the certification date of the performance objectives, the number of performance shares awarded will be increased, assuming full dividend reinvestment at the fair market value on the dividend payment date. The cumulative number of performance shares will be adjusted to determine the final payment based on the performance objectives as certified by the committee.

•
Performance Shares Paid in 2013:    The performance shares granted in 2010 were paid in early 2013. The payout amounts were based upon performance measures, each of which was weighted to reflect its importance to the total calculation. The Company had to attain a minimum level for each measure before any compensation was payable with respect to that measure. The minimum established level of each measure would have resulted in a payout of 50% of target, and an established maximum (or better) for each level would have resulted in a payout of 200% of target. The payout amount was based upon the following performance measures (and related weighting):

Long-Term Incentive Plan (2013 Payout of Awards Granted in 2010)
For Messrs. Anderson, Meador and Peterson:

Measures	Weight	Threshold	Target	Maximum	Result	Payout %	Weighted Average Payout %

Total Shareholder Return: DTE vs. Peer Group	50%	25th percentile	50th percentile	75th percentile	67th percentile	168.0%	84.00%
Balance Sheet Health - DTE Senior Unsecured Debt Bond Ratings as of 12/31/2012	50%	Downgrade from one of the two major agencies	No change from 12/31/2009 ratings	Upgrade from one of the two major agencies	Upgrade from one agency	200.0%	100.00%
Total	100%						184.00%

For Mr. Kurmas:

Measures	Weight	Threshold	Target	Maximum	Result	Payout %	Weighted Average Payout %

Total Shareholder Return: DTE vs. Peer Group	40%	25th percentile	50th percentile	75th percentile	67th percentile	168.0%	67.20%
Balance Sheet Health - DTE Senior Unsecured Debt Bond Ratings as of 12/31/2012	20%	Downgrade from one of the two major agencies	No change from 12/31/2009 ratings	Upgrade from one of the two major agencies	Upgrade from one agency	200.0%	40.00%
DTE Electric Average Return on Equity 2010 - 2012	40%	Board Approved Less 0.5% 10.4%	Board Approved 10.9%	Board Approved Plus 0.5% 11.4%	11.4%	200.0%	80.00%
Total	100%						187.20%

For Mr. Norcia:

Measures	Weight	Threshold	Target	Maximum	Result	Payout %	Weighted Average Payout %

Total Shareholder Return: DTE vs. Peer Group	40%	25th percentile	50th percentile	75th percentile	67th percentile	168.0%	67.20%
Balance Sheet Health - DTE Senior Unsecured Debt Bond Ratings as of 12/31/2012	20%	Downgrade from one of the two major agencies	No change from 12/31/2009 ratings	Upgrade from one of the two major agencies	Upgrade from one agency	200.0%	40.00%
DTE Gas Average Return on Equity 2010 - 2012	28%	Board Approved Less 1% 10.0%	Board Approved 11.0%	Board Approved Plus 1% 12.0%	11.4%	140.0%	39.20%
Gas Storage & Pipeline 2010 - 2012 Net Income, excluding corporate allocations ($ millions)	12%	$55	$60	$65	$61.3	126.0%	15.12%
Total	100%						161.52%

The measures in the above tables are defined below:

Total Shareholder Return - Total shareholder return compared to 22 peer group companies (as defined below) based on the average share prices from December 2009 to December 2012.

Balance Sheet Health - DTE Senior Unsecured Debt Bond Ratings as of December 31, 2012. All ratings must be at least investment grade or there will not be a payout for this measure. Downgrades and upgrades are netted (i.e, a downgrade from one agency and an upgrade from the same or other agency nets to zero changes).

DTE Electric Average Return on Equity 2010 - 2012 - DTE Electric's three-year average segment return on equity, expressed as a percentage, calculated based on operating income.

DTE Gas Average Return on Equity 2010 - 2012 - DTE Gas' three-year average segment return on equity, expressed as a percentage, calculated based on operating income.

Gas Storage & Pipeline 2010 - 2012 Net Income - Gas Storage and Pipelines' three-year average segment net income, adjusted for corporate allocations and other items approved by the O&C Committee.

The peer group for the Long-Term Incentive Plan, as approved by the O&C Committee, consists of the companies set forth below. These companies were selected because: (1) their operations are largely regulated; (2) their size (based on market capitalization); and (3) their business strategies are similar to those of DTE Energy. In creating this peer group, the Company started with the S&P 1500 Multi-Utility and S&P 1500 Electric Utility Indices and eliminated companies with less than $2 billion of market capitalization and companies with material gas commodity exposure. In addition, companies that were in the process of being acquired were also eliminated. The O&C Committee reviews and approves this peer group annually.

Alliant Energy Corporation	NSTAR
American Electric Power Company, Inc.	PG&E Corporation
CenterPoint Energy, Inc.	Pinnacle West Capital Corporation
CMS Energy Corporation	Progress Energy Inc.
Consolidated Edison, Inc.	SCANA Corporation
DPL, Inc.	Southern Company
Great Plains Energy, Inc.	TECO Energy, Inc.
Integrys Energy Group, Inc.	Vectren Corporation
NiSource, Inc.	Westar Energy, Inc.
NV Energy, Inc.	Wisconsin Energy Corporation
Northeast Utilities	Xcel Energy, Inc.

Total shareholder return compared to the Peer Group is a primary measure because it reflects how well our Company has performed on total return to its shareholders relative to the total shareholder returns of similar companies. Over the past three years, the payout level for the NEOs has ranged from 94.6% to 173.6%. For the 2010 - 2012 period, the minimum levels of performance for all three measures were exceeded. Based on the results of these measures, the 2013 payout level, as approved by the O&C Committee, was 184.00% for Messrs. Anderson, Meador and Peterson, 187.20% for Mr. Kurmas, and 161.52% for Mr. Norcia. See footnote 2 to the "Option Exercises and Stock Vested in 2013" table on page 62.

•
Restricted Stock:    The restricted stock we grant is time-based restricted stock and generally includes a three-year vesting period. The granting of restricted stock allows us to grant executives long-term equity incentives to encourage continued employment. In 2013, restricted stock was granted, representing approximately 30% of the overall Long-Term Incentive Plan grant value, with the restriction period ending on February 14, 2016. The three-year vesting period focuses on long-term value creation and executive retention. The three-year vesting period requires continued employment throughout the restriction period. These restricted stock grants do not qualify as performance-based compensation under Internal Revenue Code Section 162(m). As such, the full values of these shares are included in the Internal Revenue Code Section 162(m) computation in the year of vesting. For more information, see "Internal Revenue Code Limits on Deductibility of Compensation" on page 56. In the event a participant retires (age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of restricted shares. In the event the employment terminates for any other reason, the participant forfeits all rights to any outstanding restricted shares.

•
Stock Options:    Non-qualified stock options were not granted to executives in 2011, 2012 or 2013. In 2009 and 2010, non-qualified stock options represented approximately 20% of the overall Long-Term Incentive Plan grant value. The granting of stock options allowed us to grant executives long-term equity incentives that align long-term performance with creating shareholder value. These stock options have a ten-year exercise period and vest one-third on each anniversary of the grant date over a three-year period. The stock option exercise price is based on the closing price on the date the options are granted. In the event a participant retires (age 55 or older with at least 10 years of service) or becomes disabled, the participant retains the rights to all outstanding vested and unvested stock options in accordance with the original terms of the grant. In the event a participant dies, the beneficiary has three years from the date of death to exercise the stock options. In the event employment terminates for any other reason, the participant forfeits all rights to any unvested stock options and has 90 days to exercise any vested stock options.  In February 2014, the Board adopted an amendment to the LTIP that prohibits the cash buyout of underwater stock options. This policy will apply to all previously issued stock options and to options issued in the future, if any.

Retirement and Other Benefits

Providing a supplemental retirement program for our executives is in keeping with our philosophy and objectives to attract and retain talented executives. The Pension Benefits Table and related footnotes beginning on page 63 describe both the qualified and nonqualified retirement benefit programs for which certain executives are eligible and are commonly offered by other employers in our peer group. Other benefit programs include the DTE Energy Company Supplemental Savings Plan (the "Supplemental Savings Plan"), which mirrors the 401(k) plan and allows executives to continue to defer base salary after certain IRS limits have been reached. The matching contributions we make in the Supplemental Savings Plan are the same as those provided under the 401(k) plan. For further description of the supplemental retirement programs, see "Pension Benefits" beginning on page 62.

Executive Benefits

We provide executives with certain benefits generally not available to our other employees as a matter of competitive practice and as a retention tool. The O&C Committee periodically reviews the level of benefits provided to executives against a peer group to assure they are reasonable and consistent with our overall compensation objectives.

We provide a cash allowance to certain executives in lieu of executive benefits typically provided by other companies. The executive is permitted to use the allowance as he or she deems appropriate. Although the allowance is taxable for income tax purposes, it is not considered as compensation for any Company incentive or benefit program.

During 2013, we provided various benefits for a limited number of officers that included the following:

a. Security driver for business: Based on our executive security policies and a security risk assessment by the Company's chief security officer, the Board requires Mr. Anderson to use a Company car and security driver while on Company business.

b. Corporate aircraft for limited business travel: We lease a fractional share of an aircraft for limited business travel by executives and other employees when there is an appropriate business purpose. Personal use of the aircraft is not allowed except in unusual circumstances and requires the prior approval of the CEO. During 2013, there was no personal usage of the corporate aircraft.

c. Supplemental retirement program: Certain executives are eligible for both the qualified and non-qualified retirement benefit programs, which are commonly offered by other employers in our peer group. For further description of the supplemental retirement programs, see "Pension Benefits" beginning on page 62.

d. Other benefits: Executives are also allowed the limited use of corporate event tickets and the corporate condominium when available. The Company provides home security monitoring for some executives, including some of the Named Executive Officers. In addition, as part of a Department of Energy-funded ("DOE"), General Motors ("GM") Vehicle Electrification Demonstration Project, DTE has purchased 10 Chevrolet Volts. As part of the demonstration project, these Volts have been loaned to Company employees (including Named Executive Officers) to be driven as their primary vehicle for a period of one to two years. The Company is collecting vehicle charging data and driving data that will be shared with GM and the DOE.

Post-Termination Agreements

We have entered into indemnification agreements and change-in-control agreements with each of the Named Executive Officers and certain other executives. The indemnification agreements require that we indemnify these individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company. The change-in-control agreements are intended to provide continuity of management in the event there is a change-in-control of the Company and to align executive and shareholder interests in support of corporate transactions. The important terms of, and the potential payments provided under, the change-in-control agreements are described beginning on page 66.

Stock Ownership Policy

Our principles for ownership of stock ensure that the executives and other employees have a vested interest in the financial health, management and success of the Company. We expect most executives and certain other employees to own, within five years of their appointment to such position, shares of our stock having a value equal to a multiple of their annual base salary. Common stock, time-based restricted stock, phantom stock, and unvested performance shares (assuming achievement of target levels of performance) are counted toward the fulfillment of this ownership requirement. The following are the requirements for the Named Executive Officers: (i) for Mr. Anderson, five times his base salary; (ii) for Messrs. Kurmas, Meador and Norcia four times their respective base salary; and (iii) for Mr. Peterson, three times his base salary. Other executives and employees may be required to hold from one to three times their base salaries as determined by their executive group level within the Company. As of December 31, 2013, 100% of the Named Executive Officers and all of the other required employees who have served in their position for at least five years have met the stock ownership guidelines.

Internal Revenue Code Limits on Deductibility of Compensation

In evaluating the potential compensation alternatives, our O&C Committee considers the possible impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Code Section 162(m) places a limit of $1 million on the amount of compensation we can deduct as a business expense on our federal income tax return with respect to "covered employees" unless it is (i) based on performance and (ii) paid under a program that meets Internal Revenue Code requirements. In general, "covered employees" for these purposes are our CEO and the three highest paid executive officers named in the "Summary Compensation Table" on page 58 other than the CEO and CFO. The Annual Incentive Plan and the Long-Term Incentive Plan, previously approved by the shareholders, are designed to provide the opportunity for use of the performance-based compensation exception. The Long-Term Incentive Plan permits various types of awards, some of which qualify for exemption under Code Section 162(m) and some of which do not. We expect to continue to emphasize performance-based compensation programs designed to fulfill future corporate business objectives at all levels. Although these programs are generally designed to satisfy the requirements of Code Section 162(m), we believe it is important to preserve flexibility in designing compensation programs and it may be appropriate in certain circumstances to grant compensation that may not meet all of the Internal Revenue Code requirements for deducting compensation in excess of $1 million and, therefore, will not be tax deductible for the Company. For the 2013 tax year, the Company paid the Named Executive Officers a total of $2.6 million which was not deductible.

We have also structured all of our nonqualified compensation programs to be in compliance with Internal Revenue Code Section 409A, as added by the American Jobs Creation Act of 2004. Internal Revenue Code Section 409A imposes additional tax penalties on our executive officers for certain types of deferred compensation that are not in compliance with the form and timing of elections and distribution requirements of that section.

Accounting considerations also play a role in our executive compensation program. Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718") requires us to expense the fair value of our stock option grants over the vesting period, which reduces the amount of our reported profits. Because of this stock-based expensing and the impact of dilution to our shareholders, we closely monitor the number and the fair values of the option shares.

Report of the Organization and Compensation Committee

The O&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company's 2014 Proxy Statement.

Organization and Compensation Committee

Ruth G. Shaw, Chair
Lillian Bauder
David A. Brandon
Gail J. McGovern

Summary Compensation Table

The table below summarizes the total compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Gerard M. Anderson,	2013	1,218,269	5,470,600	0	2,055,000	269,708	134,244	9,147,821
Chairman and	2012	1,200,000	4,469,640	0	1,982,000	1,904,683	127,510	9,683,833
Chief Executive Officer	2011	1,099,615	3,279,500	0	1,621,000	1,272,574	116,590	7,389,279
David E. Meador,	2013	634,615	1,409,484	0	775,000	0	87,570	2,906,669
Vice Chairman and Chief	2012	614,616	1,101,447	0	787,000	1,057,591	83,847	3,644,501
Administrative Officer(7)	2011	590,577	1,072,865	0	629,400	767,867	78,233	3,138,942
Steven E. Kurmas,	2013	568,269	1,261,456	0	731,200	619,686	86,283	3,266,894
President and	2012	543,269	1,010,990	0	688,200	955,356	79,117	3,276,932
Chief Operating Officer	2011	518,269	969,795	0	574,700	851,283	76,231	2,990,278
Gerardo Norcia,	2013	536,538	1,209,968	0	725,400	314,994	74,614	2,861,514
Group President	2012	486,538	888,607	0	539,900	228,513	72,086	2,215,644
	2011	443,269	749,600	0	394,900	127,576	71,275	1,786,620
Bruce D. Peterson,	2013	508,961	875,296	0	475,000	183,549	75,815	2,118,621
Senior Vice President and	2012	495,308	681,088	0	465,300	165,798	81,608	1,889,102
General Counsel	2011	483,962	669,955	0	376,800	157,301	69,273	1,757,291
_______________________________

Name	2013 Deferred Amount	2012 Deferred Amount	2011 Deferred Amount
Gerard M. Anderson	$104,327	$103,000	$93,461
David E. Meador	$46,954	$32,169	$30,746
Steven E. Kurmas	$18,796	$17,596	$16,396
Gerardo Norcia	$25,423	$21,923	$18,962
Bruce D. Peterson	$23,217	$22,625	$22,217

(1)
The base salary amounts reported include amounts which were voluntarily deferred by the Named Executive Officers into the Supplemental Savings Plan. The amounts deferred by each of the Named Executive Officers were as follows.

(2)
These amounts represent the grant date fair value of the restricted stock and performance shares granted in 2011, 2012 and 2013 in accordance with ASC Topic 718. The number of awards granted and other information related to the 2013 grants are detailed in the "Grants of Plan-Based Awards" table on page 60.

(3)	There were no stock options granted in 2011, 2012 or 2013.

(4)
The 2013 Annual Incentive Plan amounts, shown in the Non-Equity Incentive Plan Compensation column, paid to the Named Executive Officers were calculated as described beginning on page 58 and include an individual performance modifier.

(5)
The amounts in this column represent the aggregate change in the actuarial present values of each Named Executive Officer’s accumulated benefits under the DTE Energy Company Retirement Plan, the DTE Energy Company Supplemental Retirement Plan, and the DTE Energy Company Executive Supplemental Retirement Plan. The measurement period for each of 2011, 2012 and 2013 was the calendar year. Amounts in this column change from year to year based on a number of different variables. The primary variable is the discount rate used for valuation purposes. Discount rates used for 2011, 2012 and 2013 valuations were 5.00%, 4.15% and 4.95%, respectively. These plans are described in more detail beginning on page 62. In 2013, there was a decrease in pension value of ($49,155) for Mr. Meador. Pursuant to SEC regulations, the negative amount is not included in the Summary Compensation Table.

(6)	The following table provides a breakdown of the 2013 amounts reported in this column.

Name	Company Matching Contributions to the 401(k) Plan ($)*	Company Matching Contributions to the Supplemental Savings Plan ($) *, **	Additional Benefits ($)***	Total ($)
Gerard M. Anderson	8,308	64,788	61,148	134,244
David E. Meador	2,862	35,215	49,493	87,570
Steven E. Kurmas	14,192	19,904	52,187	86,283
Gerardo Norcia	11,885	20,308	42,421	74,614
Bruce D. Peterson	12,780	17,758	45,277	75,815

 _______________________________

*
The matching contributions reflected in these two columns are predicated on the Named Executive Officers making contributions from base salary. The total combined Company matching contributions between the plans cannot exceed 6% for each of the Named Executive Officers.

**
The Supplemental Savings Plan provides for deferring compensation in excess of various Internal Revenue Code limits imposed on tax qualified plans, including the maximum employee pre-tax contribution limit ($16,500 plus $5,500 per year catch-up contributions for 2011, $17,000 plus $5,500 per year catch-up contributions for 2012, and $17,500 plus $5,500 per year catch-up contributions for 2013) and the compensation limit ($245,000 for 2011, $250,000 for 2012, and $255,000 for 2013). Supplemental Savings Plan account balances are paid only in cash to the Named Executive Officer upon termination of employment.

***
The value attributable to executive benefits for the Named Executive Officers. Beginning in 2007, the executives receive an annual cash executive benefit allowance in lieu of certain non-cash executive benefits. The cash executive benefit allowance paid to each Named Executive Officer during 2013 was $35,000. Other executive benefits made available to certain of the named executive officers during 2013 included security services, use of a Company-owned Chevrolet Volt and limited personal use of corporate event tickets and the corporate condominium. See "Executive Benefits" on page 55 for a full discussion of executive benefits.

(7)
Mr. Meador held the office of Executive Vice President and Chief Financial Officer through December 31, 2013. His role as Vice Chairman and Chief Administrative Officer became effective on January 1, 2014.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target Award ($)	Maximum ($)	Threshold (#)	Target Award (#)	Maximum (#)	All other Stock awards (#) (3)	All other option awards (#) (4)	Exercise or base price ($/Sh)	Grant date value ($) (5)
Gerard M. Anderson		0	1,225,000	3,215,625
	2/14/2013				0	59,000	118,000			$64.36	3,797,240
	2/14/2013							26,000		$64.36	1,673,360
	2/14/2013								0		0
David E. Meador		0	448,000	1,176,000
	2/14/2013				0	15,300	30,600			$64.36	984,708
	2/14/2013							6,600		$64.36	424,776
	2/14/2013								0		0
Steven E. Kurmas		0	437,500	1,148,438
	2/14/2013				0	13,700	27,400			$64.36	881,732
	2/14/2013							5,900		$64.36	379,724
	2/14/2013								0		0
Gerardo Norcia		0	409,500	1,074,938
	2/14/2013				0	13,100	26,200			$64.36	843,116
	2/14/2013							5,700		$64.36	366,852
	2/14/2013								0		0
Bruce D. Peterson		0	307,800	807,975
	2/14/2013				0	9,500	19,000			$64.36	611,420
	2/14/2013							4,100		$64.36	263,876
	2/14/2013								0		0

_______________________________

(1)
These dollar amounts represent the threshold, target, and maximum payouts for the 2013 plan year under the Annual Incentive Plan. The various measures and details relating to the 2013 final awards are presented beginning on page 46.

(2)
The target column represents the number of performance shares granted to the Named Executive Officers under the Long-Term Incentive Plan on February 14, 2013. The performance measurement period for the 2013 grants is January 1, 2013 through December 31, 2015. Payments earned from the 2013 grants will be based on two performance measures weighted as follows: (i) total shareholder return vs. shareholder return of a custom peer group (80%) and (ii) balance sheet health - FFO to debt (20%) for Messrs. Anderson, Meador and Peterson. Payments earned from the 2013 grants will be based on three performance measures weighted as follows: (i) total shareholder return vs. shareholder return of a custom peer group (60%), (ii) balance sheet health - FFO to debt (20%) and (iii) business specific measures (20%) for Messrs. Kurmas and Norcia. The final payouts, if any, will occur after the O&C Committee approves the final results in early 2016. Beginning with 2010 performance share grants, dividends or dividend equivalents are not paid on unvested performance shares.

(3)
This column reports the number of shares of restricted stock granted under the Long-Term Incentive Plan to each of the Named Executive Officers on February 14, 2013. These shares of restricted stock will vest on February 14, 2016, assuming the Named Executive Officer is still actively employed by the Company on that date. Dividends on these shares of restricted stock are paid to the Named Executive Officer during the vesting period and are paid at the same rate as dividends paid to shareholders.

(4)	The Company did not grant stock options under the Long-Term Incentive Plan to the Named Executive Officers in 2013.

(5)	This column reports the grant date fair value of each equity award granted in 2013 computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
Gerard M. Anderson						88,000	5,842,320	161,314	10,709,636
	20,000	(1)		44.72	2/15/2015
	45,000	(2)		43.42	2/28/2016
	35,000	(3)		47.75	2/23/2017
	75,000	(4)		41.79	2/25/2018
	33,889	(5)		27.70	2/26/2019
	80,000	(6)	—	43.95	2/25/2020
David E. Meador						24,100	1,599,999	44,374	2,945,990
Steven E. Kurmas						21,800	1,447,302	40,200	2,668,878
Gerardo Norcia						18,800	1,248,132	34,945	2,319,999
	2,480	(1)		44.72	2/15/2015
	5,000	(3)		47.75	2/23/2017
	20,000	(4)		41.79	2/25/2018
	20,000	(6)	—	43.95	2/25/2020
Bruce D. Peterson						14,900	989,211	27,658	1,836,215

(1)	These stock options vested in three equal annual installments beginning on February 15, 2006.

(2)	These stock options vested in three equal annual installments beginning on February 28, 2007.

(3)	These stock options vested in three equal annual installments beginning on February 23, 2008.

(4)	These stock options vested in three equal annual installments beginning on February 25, 2009.

(5)	These stock options vested in three equal annual installments beginning on February 26, 2010.

(6)	These stock options vested in three equal annual installments beginning on February 25, 2011.

(7)
The numbers in this column reflect the total number of unvested shares of restricted stock granted on February 17, 2011, February 15, 2012 and February 14, 2013. Each of these grants will vest on the third anniversary of the date of the grant.

(8)	The dollar value of the unvested shares of restricted stock reported in the preceding column valued at the closing price of DTE Energy common stock on December 31, 2013 ($66.39 per share).

(9)
The numbers in this column reflect the total number of unvested performance shares (rounded to the nearest whole share), at target level of performance, granted on February 17, 2011, February 15, 2012, and February 14, 2013. The payout, if any, will occur after the end of the three-year performance period.

(10)
The dollar value of the unvested performance shares reported in the preceding column (including partial shares) valued at the closing price of DTE Energy common stock on December 31, 2013 ($66.39 per share).

Option Exercises and Stock Vested in 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Gerard M. Anderson	55,000	1,802,312	23,000	(1)	1,502,820
			48,300	(2)	3,108,588
David E. Meador	17,000	373,529	9,500	(1)	620,730
			19,950	(2)	1,283,982
Steven E. Kurmas	35,000	829,175	9,000	(1)	588,060
			19,229	(2)	1,237,578
Gerardo Norcia	23,334	754,242	5,500	(1)	359,370
			10,139	(2)	652,546
Bruce D. Peterson	14,334	330,527	6,000	(1)	392,040
			12,600	(2)	810,936

(1)	This row is the number and related fair market value of the time-based restricted stock that was originally granted on February 25, 2010 and vested on February 25, 2013.

(2)
This row is the number and related fair market value of the performance shares that were originally granted on February 25, 2010, increased by dividend equivalents (assuming full dividend reinvestment at the fair market value on the dividend payment date) based upon performance measures described on page  51 in "Long-Term Incentive Plan."

Pension Benefits

For purposes of the following discussion concerning the pension benefits and retirement plans in which our Named Executive Officers participate, we will be using the following terms:

•	"Cash Balance Plan" means the New Horizon Cash Balance component of the Retirement Plan (tax-qualified plan)

•	"DC ESRP" means the Defined Contribution component of the ESRP (non-qualified plan for tax purposes)

•	"ESRP" means the DTE Energy Company Executive Supplemental Retirement Plan (nonqualified plan for tax purposes)

•	"MCN Retirement Plan" means the MCN Traditional component of the Retirement Plan

•	"MSBP" means the Management Supplemental Benefit Plan (nonqualified plan for tax purposes), a component of the ESRP

•	"Retirement Plan" means the DTE Energy Company Retirement Plan (tax-qualified plan)

•	"SRP" means the DTE Energy Company Supplemental Retirement Plan (nonqualified plan for tax purposes)

•	"Traditional Retirement Plan" means the DTE Traditional component of the Retirement Plan (tax-qualified plan)

The "Pension Benefits" table below describes the retirement benefits for the Named Executive Officers.

Name	Plan Name (1)	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gerard M. Anderson	Retirement Plan	20.1		813,782	—
	SRP	20.1		2,624,727	—
	ESRP	20.1		4,321,716	—
David E. Meador	Retirement Plan	16.8		718,692	—
	SRP	16.8		987,868	—
	ESRP	26.8	(2)	3,516,016	—
Steven E. Kurmas	Retirement Plan	34.3		1,952,845	—
	SRP	34.3		2,109,726	—
	ESRP	34.3		1,380,949	—
Gerardo Norcia	Retirement Plan	11.2		130,739	—
	SRP	11.2		243,884	—
	ESRP	11.2		851,133	—
Bruce D. Peterson	Retirement Plan	11.5		230,931	—
	SRP	11.5		445,537	—
	ESRP	11.5		842,179	—

(1)	As described below, Messrs. Anderson and Meador each have a choice between the MSBP and DC ESRP benefits. The ESRP number that is reported is the higher of the MSBP or DC ESRP.

(2)
For purposes of calculating the benefit under the MSBP only, Mr. Meador has 10 years of additional awarded service. Mr. Meador's eligibility for the additional awarded service, granted at the time of hire, is subject to his meeting the eligibility requirements of the MSP, which he has met. This additional time was granted to Mr. Meador as compensation for his unearned pension benefits from his previous employer. If additional service is awarded, the MSBP benefit is reduced by any benefit from the noncontributory portion of a prior employer's retirement plan.

Retirement Plan:    The Retirement Plan includes a number of different benefit accrual formulas including the Traditional Retirement Plan, the MCN Retirement Plan and the Cash Balance Plan. Messrs. Anderson and Meador participate in the Traditional Retirement Plan. Mr. Kurmas participates in the MCN Retirement Plan. Messrs. Norcia and Peterson participate in the Cash Balance Plan. All NEOs are currently 100% vested in the Retirement Plan.

•
Traditional Retirement Plan:    The benefits provided under the Traditional Retirement Plan are based on an employee's years of benefit service, average final compensation and age at retirement. Compensation used to calculate the benefits under the Traditional Retirement Plan consists of (i) base salary and (ii) lump sums in lieu of base salary increases for the highest five consecutive calendar years within the last 10 years prior to retirement. The monthly benefit at age 65 equals 1.5% for each year of credited service times the average final compensation. Early retirement benefits are immediately available to any employee who has at least 15 years of service and has attained age 45. An annual benefit (payable in equal monthly installments for life) is calculated in the same manner as described above, subject to a reduction factor based on the employee's age at the time the retirement allowance commences. The early retirement age is computed on the basis of the number of full months by which the employee is under the age to be attained at the employee's next birthday. An employee who is qualified for early retirement may elect to defer benefit payments until age 65 with no reduction in the allowance or any earlier age with the corresponding reduction factor. Messrs. Anderson and Meador are currently eligible for early retirement benefits.

•
MCN Retirement Plan:    The benefits provided under this plan are based on an employee's years of benefit service, average final compensation and age at retirement. Compensation used to calculate the benefits under the MCN Retirement Plan consists of base salary for the highest five consecutive calendar years within the last 10 years prior to retirement. The monthly benefit at age 65 consists of the total of the following:

1.    1.33% for each year of credited service up to 30, times average final compensation, plus,

2.    1.43% for each year of credited service over 30, times average final compensation, plus,

3.    0.5% for each year of credited service up to 35, times average final compensation minus covered compensation.

An employee who has attained age 55 and whose combined attained age and years of credit service equals at least 70, or who has 30 or more years of credited service regardless of age, is eligible for an early retirement benefit starting before the participant's normal retirement age. The benefit (payable in equal monthly installments for life or a combination of monthly payments and a partial lump sum) is reduced by 5% for each year retirement precedes age 62, through age 55. Benefits are actuarially reduced if retirement occurs between ages 48 and 55. Mr. Kurmas is currently eligible for an early retirement benefit.

•
Cash Balance Plan:    The benefits provided under the Cash Balance Plan are expressed as a lump sum. The cash balance benefit increases each year with contribution credits and interest credits. Contribution credits equal 7% of eligible earnings (base salary and annual corporate incentive payments from the Annual Incentive Plan) for an employee with 30 years or less of credited service and 7 1/2% of eligible earnings for an employee with more than 30 years of credited service. Interest credits are based on the average 30-year Treasury rates for the month of September prior to the plan year. Interest on each year's January 1 benefit is added the following December 31. The interest credit does not apply to the contribution for the current year. Upon termination of employment, a vested employee may, at any time, elect to receive the value of his benefit. If an employee elects to defer the benefit, interest credits will continue to accrue on the deferred benefit until the distribution of the benefit begins. An employee may elect to receive the benefit as a lump sum payout or as a monthly annuity, but not both. If an employee elects the lump-sum option, the entire lump sum is eligible to be rolled over to another qualified plan or IRA. Messrs. Norcia and Peterson are currently eligible for the full value of their plan benefit.

SRP:    The benefits provided under the SRP are those benefits that would otherwise have been paid under the Retirement Plan but for the limitations imposed on qualified plans by the Internal Revenue Code. The benefits under the SRP are payable in equal monthly installments for life or in annual installments from two to fifteen years.

ESRP:    The ESRP includes two components, the MSBP and the DC ESRP. Under the current terms of the ESRP, certain participants, including Messrs. Meador and Anderson will receive a choice at termination of employment of either the MSBP or DC ESRP benefit, but not both. Messrs. Kurmas, Norcia and Peterson are only eligible to participate in the DC ESRP component of the ESRP and not the MSBP component.

•
MSBP:    Prior to January 1, 2001, many Company executives, including Messrs. Anderson and Meador, participated in the MSBP. The MSBP was incorporated into the ESRP and certain executives, including Messrs. Anderson and Meador, were designated as grandfathered participants. Under the current terms of the ESRP, grandfathered participants will receive a choice at termination of employment of either the MSBP or DC ESRP benefit, but not both. The MSBP requires an executive to be at least age 55 with 10 years of service to receive benefits. Both Mr. Anderson and Mr. Meador are currently eligible for MSBP benefits.

The benefits provided under the MSBP set a target retirement benefit and are basically equal to 60% of average final compensation for the Named Executive Officers (other than Messrs. Kurmas, Norcia and Peterson, who are not covered under the MSBP component of the ESRP). This amount is then adjusted based on age at termination, years of service (actual service and awarded service), and payment option selected. The adjusted amount is offset by the amount that is paid from the Retirement Plan, SRP and any benefit from the noncontributory portion of a prior employer's retirement plan (if awarded service has been granted). Compensation used to calculate the benefits under the MSBP includes the highest 260 weeks of base salary, lump sums in lieu of base salary increases and, for years prior to 2001, the annual incentive bonus paid under the Shareholder Value Improvement Plan. Subsequent to 2000, when the Shareholder Value Improvement Plan was eliminated, the highest 260 weeks includes 10% of an executive's base salary in lieu of a bonus. The benefits under the MSBP are payable in equal monthly installments for life. In the event of a change-in-control of the Company, executives who have entered into Change-In-Control Severance Agreements with the Company would receive an additional two years of age and service credits for purposes of the MSBP or any successor plan. See "Potential Payments Upon Termination of Employment" beginning on page 66 for further explanation of the change-in-control provision of the MSBP.

•
DC ESRP:    Effective January 1, 2001, we implemented the DC ESRP, a defined-contribution approach to non-qualified supplemental retirement benefits. The DC ESRP approach was effective for most of the newly hired or promoted executives after that date. The DC ESRP provides for a benefit equal to a stated percentage of base salary and Annual Incentive Plan awards that is credited to a bookkeeping account on behalf of eligible executives. For the Named Executive Officers, the contribution percentage is 10%. The account value will increase or decrease based on the performance of the investment elections under the plan, as directed by the participants. Vesting of the benefit under the

DC ESRP occurs at a rate of 20% per anniversary year. All of the Named Executive Officers are 100% vested in their DC ESRP accounts. The benefits under the DC ESRP are payable in a lump sum or annual installments from two to fifteen years. In the event of a change-in-control of the Company, executives who have entered into Change-In-Control Severance Agreements with the Company would receive an additional two years of compensation credits for purposes of the DC ESRP or any successor plan. See "Potential Payments Upon Termination of Employment" beginning on page 66 for further explanation of the change-in-control provision of the DC ESRP.

Non-Qualified Deferred Compensation
The following table details the contributions (both employee and Company), earnings on the total account, withdrawals/distributions and aggregate year-end balance for the Supplemental Savings Plan for 2013. This plan is more fully described below.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)
Gerard M. Anderson	104,327	64,788	344,572	2,183,685
David E. Meador	46,954	35,215	80,049	992,761
Steven E. Kurmas	18,796	19,904	48,191	351,795
Gerardo Norcia	25,423	20,308	40,242	303,116
Bruce D. Peterson	23,217	17,758	37,926	530,487
 _______________________________

(1)	During 2013, all of the Named Executive Officers were participants in the Supplemental Savings Plan. These amounts represent the amounts deferred from base salary into the Supplemental Savings Plan.

(2)	These amounts are the Company matching contributions to the Supplemental Savings Plan for 2013 and are included in the "Summary Compensation Table" on page 58 as "All Other Compensation."

(3)
These earnings represent the total investment income earned in 2013 on the various investment alternatives that can be selected and directed by participants. The aggregate earnings are not reported as compensation in the Summary Compensation Table.

The Supplemental Savings Plan — A participant may contribute up to 100% (less applicable FICA taxes and other legally required or voluntary deductions) of base salary to the Supplemental Savings Plan. The percentage a participant may contribute to the Supplemental Savings Plan is determined by the percentage that the participant elects to contribute to the 401(k) plan. A participant may direct his or her contributions and related company contributions to any investment option available under the 401(k) plan, other than the investment options available under the self-directed account feature of the 401(k) plan. As under the 401(k) plan, investment directions and exchanges may be made on a daily basis.
For Supplemental Savings Plan participants who also participate in the DTE Electric portion of the 401(k) plan (including all of the Named Executive Officers other than Mr. Kurmas), we contribute $1 to the participant’s Supplemental Savings Plan account for each $1 the participant contributes on the first 4% of eligible compensation. We contribute $0.50 for each $1 contributed on the next 4% of eligible compensation.
For participants in the MCN portion of the 401(k) plan, such as Mr. Kurmas, we make matching contributions dollar for dollar on the first 6% of eligible compensation.
Participants are 100% vested at all times in the value of their contributions and Company matching contributions. We maintain bookkeeping accounts for participants in the Supplemental Savings Plan. In order to comply with Internal Revenue Code Section 409A, there are separate accounts for monies deferred on or after January 1, 2005. A participant’s benefit will be comprised of separate bookkeeping accounts evidencing his or her interest in each of the investment funds in which contributions and related employer contributions have been invested. No actual "contributions" are made to the funds themselves. Earnings or losses are calculated using the daily valuation methodology employed by the record keeper for each corresponding fund under the 401(k) plan.
If a participant retires from the Company, becomes totally and permanently disabled and entitled to benefits under a long-term disability plan sponsored by the Company, or terminates employment with the Company, the participant will be eligible to receive the full value of his or her Supplemental Savings Plan account, including all of his or her own contributions and all

Company contributions, adjusted for investment earnings and losses. In the event of death, a lump sum distribution will be paid to the participant’s spouse or other designated beneficiary.
Distributions from the Supplemental Savings Plan will be paid in cash. Distributions will be made in accordance with the participant’s distribution election. A participant may elect to take a lump sum distribution or annual payments over a period of not less than two years and not more than 15 years. Lump sums and the first annual installment payments from the participant’s pre-2005 account will be made no later than March 1 of the plan year following the year of termination. Subsequent annual installments will be made no later than March 1 of the installment period. In practice, lump sums, the first annual installment payment and subsequent annual installment payments are made in January. Lump sums and the first annual installment payments from the participant’s post-2004 account will be made as of January 1 of the plan year following the year of termination or next following the latest date to which the participant deferred the distribution under the terms of the plan; however, Named Executive Officers and certain other executives must wait a minimum of six months after termination prior to receiving a distribution from post-2004 balances. Subsequent annual installments will be made as of January 1 of the installment period.

Potential Payments Upon Termination of Employment

Other than the Change-In-Control Severance Agreements discussed below, we have not entered into any other severance agreements or other arrangements with the Named Executive Officers and do not maintain any other severance benefit programs for the Named Executive Officers.

Change-in-Control Benefits

We have entered into Change-In-Control Severance Agreements with certain executives, including the Named Executive Officers. The agreements are intended to provide continuity of management in the event there is a change-in-control of the Company and to align executive and shareholder interests in support of corporate transactions.

In February 2014, the Board adopted a new form of executive Change-In-Control Severance Agreement which eliminates the excise tax gross-up provisions that were included in the previous agreements. All of the Named Executive Officers executed new Change-In-Control Severance Agreements on these new forms effective March 3, 2014. The elimination of such provisions was the only change made from the prior form of agreement.

For purposes of these agreements, a change-in-control occurs if (i) we or our assets are acquired by another company or if we merge, consolidate, or reorganize with another company and less than 55% of the new or acquiring company's combined voting stock is held by holders of the voting stock of the Company immediately prior to the change-in-control transaction, (ii) a "person" becomes the beneficial owner of at least 20% of the Company's voting stock, (iii) a majority of the Company's Board members change within a period of two consecutive years, (iv) the Company's shareholders approve a complete liquidation or dissolution of the Company, or (v) the Company executes, at the direction of the Board, one or more definitive agreements to engage in a transaction that will result in one of the events described in (i) through (iv).

The Change-In-Control Severance Agreements provide for severance compensation in the event that the executive's employment is terminated (actually or constructively) within two years after a change-in-control of the Company. The severance compensation provided to an executive following a qualifying termination is the same for all of the change-in-control events. The cash severance benefit is the sum of (i) a multiple of the executive's base salary plus annual bonus, assuming target performance goals for such year would be met, plus (ii) a lump sum payment of the executive's pro-rated annual bonus (reduced by any pro-rated annual bonus otherwise paid because of the executive's termination). The multiple for the Named Executive Officers is 200%. An additional amount is paid as consideration for the prohibition against engaging in any competitive activity for one year after termination that is imposed by the Change-In-Control Severance Agreement. The additional amount for the Named Executive Officers is 100% of the executive's base salary plus annual bonus, assuming target performance goals for such year would be met.

The Company's retiree health and life insurance plans separately provide that any non-represented employee who receives severance pay because of a change-in-control will be credited with additional years of service after age 45 for purposes of eligibility for retiree health and life insurance equal to individual's "benefit continuation period" under the applicable severance agreement or program. Under these provisions, the Named Executive Officers would be credited with an additional two years of service after age 45 for purposes of eligibility for retiree health and life insurance benefits.

The severance payment includes payment by the Company for outplacement services by a firm selected by the Named Executive Officer in an amount up to 15% of the Named Executive Officer's base pay.

In addition, the executive would receive an additional two years of age and service credits for purposes of the MSBP (if the executive is a participant in the MSBP, as are Messrs. Anderson and Meador), or an additional two years of compensation credits for purposes of the ESRP, a cash payment representing health care and other welfare benefits for two years, outplacement services, and indemnification for any excise taxes. If the executive is subject to the Company's mandatory retirement policy (as are the Named Executive Officers), the benefits provided under a Change-In-Control Severance Agreements are subject to reduction depending on the executive's age at termination. Executives who have Change-In-Control Severance Agreements and are participants in the MSBP who meet certain age and service requirements at the time of their termination would receive an immediate distribution of their benefit under the MSBP.

In addition, the Long-Term Incentive Plan provides that all options, restricted stock awards and performance shares will become exercisable or vested or will be earned (as applicable) upon the occurrence of change-in-control event (i) or (iv) described above. Performance shares will be earned assuming target performance.

We have an irrevocable trust established to provide a source of funds to assist us in meeting our obligations under the Change-In-Control Severance Agreements and certain other director and executive compensation plans described previously. We may make contributions to the trust from time to time in amounts determined sufficient to pay benefits when due to participants under such plans. Notwithstanding the trust, these plans are not qualified or fully funded, and amounts on deposit in the trust are subject to the claims of the Company's general creditors.

The following table provides the estimated lump-sum or present values of the various change-in-control protections as if a qualifying termination had occurred on December 31, 2013.

Name	Severance Amount ($)(1)	Pro- Rated Bonus ($)(2)	Pension Enhance-ment ($)(3)	Accelerated LTIP Awards ($)(4)	Out-placement ($)(5)	Health & Welfare Benefits ($)(6)	Excise Tax & Gross Up ($)(7)	Non- Compete ($)(8)	Total ($)
Gerard M. Anderson	4,900,000	—	2,832,838	11,472,465	183,750	88,700	8,261,673	2,450,000	30,189,426
David E. Meador	2,176,000	—	1,450,382	3,138,139	96,000	88,700	—	1,088,000	8,037,221
Steven E. Kurmas	2,125,000	—	796,997	2,842,308	93,750	88,700	2,330,158	1,062,500	9,339,413
Gerardo Norcia	1,989,000	409,500	365,989	2,480,729	87,750	88,700	2,325,639	994,500	8,741,807
Bruce D. Peterson	1,641,600	—	331,249	1,955,072	76,950	88,700	—	820,800	4,914,371
 _______________________________

(1)
The severance amount equals two times each Named Executive Officer’s base salary and target bonus as of December 31, 2013, reduced by the target bonus payable under the terms of the Annual Incentive Plan ("AIP") because the executive has attained age 55 and completed 10 years of service. This applies to Messrs. Anderson, Meador, Kurmas and Peterson.

(2)
The pro-rated bonus is equal to the Named Executive Officer’s base salary as of December 31, 2013 multiplied by the 2013 plan year AIP target, less the AIP that would be paid under the AIP plan document because the executive is age 55 with 10 years of service. This applies to Messrs. Anderson, Meador, Kurmas and Peterson.

(3)
The pension enhancement represents the present value of the additional two years of age and service awarded under the MSBP formula or two additional years of compensation credits awarded under the ESRP formula per the Change-In-Control Severance Agreements.

(4)	This column reflects the acceleration of stock options, performance shares and restricted stock granted under the Company’s Long-Term Incentive Plan.

(5)	Outplacement benefits are capped at 15% of each Named Executive Officer’s base salary.

(6)
This column includes family coverage costs for medical, dental and vision benefits for a 24-month period. Also included are life insurance, long-term disability insurance, and accidental death and disability insurance for a 24-month period.

(7)
Pursuant to the Change-In-Control Severance Agreements that were in effect as of December 31, 2013, the Company would have reimbursed each Named Executive Officer for any excise tax imposed by the IRS (20% of any amounts deemed to be an excess parachute payment). In addition, the Company would have grossed-up the amount of the excise tax reimbursement for income taxes. These forms of agreements are no longer in effect as of March 3, 2014 for the Named Executive Officers and the Company will no longer provide a gross-up for the excise tax.

(8)	The consideration for the non-competition prohibition in the Change-In-Control Severance Agreement is 100% of each Named Executive Officer’s base salary and target bonus as of December 31, 2013.

2013 DIRECTOR COMPENSATION TABLE
The following table details the compensation earned in 2013 by each of the non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Lillian Bauder	147,250	100,000	494	247,744
David A. Brandon	98,500	100,000	158	198,658
W. Frank Fountain, Jr.	102,500	100,000	5,305	207,805
Frank M. Hennessey*	31,667	100,000	165	131,832
Charles G. McClure, Jr.	98,000	100,000	5,158	203,158
Gail J. McGovern	98,500	100,000	5,158	203,658
Eugene A. Miller*	37,667	100,000	165	137,832
Mark A. Murray	91,000	100,000	153	191,153
James B. Nicholson	100,500	100,000	5,494	205,994
Charles W. Pryor, Jr.	110,000	100,000	5,305	215,305
Josue Robles, Jr.	113,500	100,000	305	213,805
Ruth G. Shaw	121,750	100,000	5,305	227,055
David A. Thomas	41,000	64,670	52	105,722
James H. Vandenberghe	117,500	100,000	158	217,658
_______________________________
* Messrs. Hennessey and Miller retired when their terms ended on May 2, 2013.

(1)	The following table provides a detailed breakdown of the fees earned or paid in cash:

	Fees Earned or Paid in Cash
Name	Board Retainer ($)	Presiding Director/ Committee Chair Retainers ($)	Meeting Fees ($)	Total ($)
Lillian Bauder	65,000	36,750	45,500	147,250
David A. Brandon	65,000	—	33,500	98,500
W. Frank Fountain, Jr.	65,000	10,000	27,500	102,500
Frank M. Hennessey*	21,667	—	10,000	31,667
Charles G. McClure, Jr.	65,000	2,500	30,500	98,000
Gail J. McGovern	65,000	1,500	32,000	98,500
Eugene A. Miller*	21,667	—	16,000	37,667
Mark A. Murray	65,000	—	26,000	91,000
James B. Nicholson	65,000	5,000	30,500	100,500
Charles W. Pryor, Jr.	65,000	10,000	35,000	110,000
Josue Robles, Jr.	65,000	15,000	33,500	113,500
Ruth G. Shaw	65,000	17,250	39,500	121,750
David A. Thomas	32,500	2,500	6,000	41,000
James H. Vandenberghe	65,000	10,000	42,500	117,500
* Messrs. Hennessey and Miller retired when their terms ended on May 2, 2013.

Messrs. Brandon, Fountain and Nicholson elected to defer 100%, 60% and 50%, respectively, of the fees detailed above into the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees. Meeting fees include fees for any official Company business or special services that may be required by the Company, which are paid the equivalent of committee meeting fees per day.

(2)
These amounts represent the dollar amounts of compensation cost for 2013 in accordance with ASC Topic 718 and, as such, include costs recognized in the financial statements with respect to phantom shares and shares of restricted stock granted. Because the phantom shares are 100% vested (with a mandatory three-year deferral) on the grant date, the ASC Topic 718 expense equals the grant date fair value as of January 2, 2013. The grant date fair value of $61.48 was the closing price of the Company stock on January 2, 2013. For all of the non-employee directors except Dr. Thomas, this amount is $100,000 in phantom shares of DTE Energy stock granted on January 2, 2013, subject to a three-year payment deferral. Based on the grant date fair value of $61.48, this grant equated to a grant of 1,625 phantom shares. For Dr. Thomas, this amount is the value of 1,000 shares of restricted stock granted on June 21, 2013. For this award, the grant date fair value of $64.67 was the closing price on June 21, 2013.

Outstanding equity awards as of December 31, 2013 are as follows:

Name	Phantom Shares in Equity Plan	Phantom Shares in Deferred Fee Plan	Restricted Stock	Unexercised Stock Options
Lillian Bauder	30,617	—	—	—
David A. Brandon	5,774	2,869	—	—
W. Frank Fountain, Jr.	13,243	9,916	—	—
Frank M. Hennessey*	—	8,833	—	—
Charles G. McClure, Jr.	1,671	—	1,000	—
Gail J. McGovern	19,773	—	—	—
Eugene A. Miller*	—	9,897	—	—
Mark A. Murray	5,774	—	—	—
James B. Nicholson	1,671	1,066	1,000	—
Charles W. Pryor, Jr.	28,720	—	—	—
Josue Robles, Jr.	7,364	—	—	—
Ruth G. Shaw	5,774	—	—	—
David A. Thomas	—	—	1,000
James H. Vandenberghe	5,774	2,364	—	—
* Messrs. Hennessey and Miller retired when their terms ended on May 2, 2013.

(3)
This amount is the total of the premiums paid for the group-term life insurance provided to the non-employee directors by the Company and all contributions made by the DTE Energy Foundation under the Company matching program.

2015 ANNUAL MEETING OF SHAREHOLDERS

Our Bylaws provide that the annual meeting of shareholders will be held on such date and at such time and place as may be fixed by the Board. When the Board fixes the date for an annual meeting, it will be announced as soon as practicable.

Shareholder Proposals and Nominations of Directors

For Inclusion In Proxy Statement.    Shareholder proposals to be considered for inclusion in the Proxy Statement for the 2015 Annual Meeting must be received by the Corporate Secretary at our principal business address no later than 5:00 p.m. Detroit time on November 13, 2014.
For Matters to be Brought at the Meeting.    If a shareholder intends to submit a matter other than by timely submitting the proposal to be included in the Proxy Statement, the shareholder must give timely notice in accordance with our Bylaws. To be timely, a shareholder’s notice nominating a person for election to the Board or proposing other business must be received not less than 60 nor more than 90 calendar days prior to the date of the annual shareholder meeting.
Procedures for Submitting Proposals and Nominations.    Any shareholder who wishes to (i) nominate a person for election to the Board, or (ii) propose other items of business at an annual meeting must be a shareholder of record at the time of giving the notice and entitled to vote at the meeting. All notices must be received by the Corporate Secretary, One Energy Plaza, Room 2386 WCB, Detroit, Michigan 48226-1279, fax: 313-235-8871. Any such notice must include:

•	the name and address, as they appear on our books, of the shareholder making the proposal or nomination and of the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•
the class and number of shares that are owned beneficially and of record by the shareholder making the proposal or nomination and by the beneficial owner, if any, on whose behalf the proposal or nomination is made; and

•
a representation that the person giving the notice is a shareholder of record entitled to vote at the annual meeting and intends to appear at the meeting in person or by proxy to make the nomination or propose the business specified in the notice.

In addition, our Bylaws require the following:

If a shareholder notice is nominating a person for election to the Board, the notice must also include:

•	a description of all arrangements or understandings pursuant to which the nomination is made;

•	such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated by the Board; and

•	the signed consent of the nominee to serve as a director if elected.
If a shareholder notice is proposing any other items of business, the notice must also include as to each matter the shareholder proposes to bring before the annual meeting:

•	a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest the shareholder or the beneficial owner, if any, on whose behalf the proposal is made, has in the matter.
A shareholder must also comply with all the applicable requirements of the Exchange Act for shareholder proposals, including matters covered by SEC Rule 14a-8. Nothing in our Bylaws affects any rights of shareholders to request inclusion of proposals in the proxy statement pursuant to SEC Rule 14a-8.
Proxies solicited by the Company for the 2015 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from the shareholders giving proxies.

SOLICITATION OF PROXIES

We will pay the cost to solicit proxies.    Directors and officers of DTE Energy and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or via the Internet, but no additional remuneration will be paid by the Company for the solicitation of those proxies. We paid approximately $18,000 plus out-of-pocket expenses to Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902 to help distribute proxy materials and solicit votes in that same manner.

IMPORTANT
The interest and cooperation of all shareholders in our affairs are considered to be of the greatest importance by your management. Even if you expect to attend the annual meeting, it is urgently requested that, whether your share holdings are large or small, you promptly vote by telephone or on the Internet or fill in, date, sign and return the enclosed proxy card in the envelope provided. If you do so now, we will be saved the expense of follow-up notices.

EXHIBIT A

DTE ENERGY COMPANY

LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED EFFECTIVE MAY ____, 2014

ARTICLE I

Purposes

1.01    General Purposes
The DTE Energy Company Long-Term Incentive Plan is intended to:

(a)    assist the Company and its Subsidiaries in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and its Subsidiaries and to associate their interests with those of the Company and its shareholders; and

(b)    permit the grant of Options qualifying as Incentive Stock Options and Options not so qualifying, the grant of Stock Awards, Performance Shares and Performance Units.

1.02    Use of Proceeds
The proceeds received by the Company from the sale of shares of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE II

Definitions

2.01     Accounting Firm
Accounting Firm means the public accounting firm retained as the Company’s independent auditor as of the date immediately prior to the Change in Control, unless another firm is designated by the Committee.

2.02     Administrator
Administrator means:

(a)    the Board, with respect to awards made under this Plan to members of the Board who are not employees of the Company or a Subsidiary; and

(b)    the Committee or the Chief Executive Officer of the Company to the extent responsibilities are delegated to him by the Committee under Article III with respect to awards made under this Plan to all other persons.

2.03    Agreement
Agreement means a written agreement (including any amendment or supplement) between the Company and a Participant specifying the terms and conditions of a Stock Award, an award of Performance Shares, an award of Performance Units or an Option granted to the Participant.

2.04    Board
Board means the Board of Directors of the Company.

2.05    Capped Parachute Payments
Capped Parachute Payments means the largest amount of Parachute Payments that may be paid to a Participant without liability for any excise tax under Code Section 4999.

2.06    Change in Control
Change in Control means the occurrence of any of the following events:

(a)    The consummation of a transaction in which the Company is merged, consolidated or reorganized into or with another corporation or other legal person (the “Surviving Entity”), and as a result of the transaction less than 55% of the combined voting power of the then-outstanding Voting Stock of the Surviving Entity immediately after the transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to the transaction;

(b)    The consummation of a sale or transfer in which the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person (the “Acquiring Entity”), and as a result of the sale or transfer less than 55% of the combined voting power of the then-outstanding Voting Stock of the Acquiring Entity immediately after the sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of the Company or a Subsidiary) by the holders of Voting Stock of the Company immediately prior to the sale or transfer; or

(c)    The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.07    Code
Code means the Internal Revenue Code of 1986, as amended.

2.08    Committee
Committee means the Organization and Compensation Committee, or any other Board committee designated from time to time by the Board, provided that the Committee is composed solely of individuals who are “Non-Employee Directors,” as the term is used in Rule 16b-3 under the Exchange Act, and “Outside Directors,” as the term is used in Code Section 162(m) and the related Treasury Regulations.

2.09    Common Stock
Common Stock means common stock of the Company.

2.10    Company
Company means DTE Energy Company, a Michigan corporation, or any successor corporation.

2.11    Control Change Date
Control Change Date means the date on which a Change in Control occurs. If a Change in Control results from a series of transactions, the Control Change Date is the date of the last transaction.

2.12    Exchange Act
Exchange Act means the Securities Exchange Act of 1934, as amended.

2.13    Fair Market Value
Fair Market Value means, on the specified date, the closing price of Common Stock on the New York Stock Exchange, as reported by a source selected by the Committee. If, on the specified date, no share of Common Stock is traded, then Fair Market Value is determined as of the next preceding day that Common Stock was traded.

2.14    Incentive Stock Option
Incentive Stock Option means an Option that satisfies the requirements of Code Section 422 and is intended by the Administrator to be an Incentive Stock Option.

2.15    Net After Tax Amount
Net After Tax Amount means the amount of any Parachute Payments or Capped Parachute Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any state or local income taxes applicable to a Participant with respect to the payments as in effect for the year for which the determination is made. The determination of the Net After Tax Amount is made using the highest combined marginal rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Parachute Payments, as applicable, in effect for the year for which the determination is made.

2.16    Option
Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

2.17    Parachute Payment
Parachute Payment means a payment described in Code Section 280G(b)(2) (without regard to whether the aggregate present value of such payments exceeds the limit prescribed by Code Section 280G(b)(2)(A)(ii)). The amount of any Parachute Payment is determined under Code Section 280G and the related Treasury Regulations, or, in the absence of final regulations, the proposed Treasury Regulations under Code Section 280G.

2.18    Participant
Participant means an employee of the Company or a Subsidiary, and any member of the Board, whether or not the Board member is an employee of the Company or a Subsidiary, who satisfies the requirements of Article IV and is selected by the Administrator to receive an award of Performance Shares, a Stock Award, an Option, or an award of Performance Units, in any combination.

2.19    Performance Objectives
Performance Objectives means objectives stated with respect to:

(a)    shareholder value growth based on stock price and dividends;
(b)    customer price;
(c)    customer satisfaction;
(d)    growth based on increasing sales or profitability of one or more business units;
(e)    performance against the companies in the Dow Jones Electric Utility Industry Group index, the companies in the S&P 500 Electric Utility Industry index, a peer group, or similar benchmark selected by the Committee;

(f)    earnings per share growth;
(g)    employee satisfaction;
(h)    nuclear plant performance achievement;
(i)    return on equity;
(j)    economic value added;
(k)    cash flow;
(l)    earnings growth;
(m)    diversity;
(n)    safety;
(o)    production cost; or
(p)    any other performance measures selected by the Administrator.

Each Performance Objective may be stated with respect to the performance of the Company, a Subsidiary, or a division of the Company or a Subsidiary. Each Performance Objective is intended to be a “performance goal” as defined in the Treasury Regulations under Code Section 162(m).

2.20    Performance Shares
Performance Shares means an award stated with reference to a specified number of shares of Common Stock determined by the Administrator that, in accordance with the terms of an Agreement, entitles the Participant to receive a cash payment, or shares of Common Stock, or a combination of cash and shares.

2.21    Performance Units
Performance Units means an award of a specified number of units, determined by the Administrator, with a face amount of $1.00 per unit that, in accordance with the terms of an Agreement, entitles the Participant to receive a cash payment, shares of Common Stock, or a combination of cash and shares.

2.22    Plan
Plan means the DTE Energy Company Long-Term Incentive Plan.

2.23    Rule 16b-3
Rule 16b-3 means Rule 16b-3 under the Exchange Act.

2.24    Stock Awards
Stock Award means Common Stock awarded to a Participant under Article VII.

2.25    Subsidiary
Subsidiary means a corporation, partnership, joint venture, limited liability company, unincorporated association, or other entity in which the Company has a direct or indirect ownership or other equity interest.

2.26    Voting Stock
Voting Stock means securities entitled to vote generally in the election of directors.

ARTICLE III

Administration

3.01     Administrator; Terms of Awards
The Plan is administered by the Administrator. To the extent of its delegated authority, the Administrator has authority to grant Stock Awards, Performance Shares, Performance Units, and Options on terms that the Administrator considers appropriate and that are not inconsistent with the provisions of this Plan. The terms may include conditions in addition to the conditions in this Plan on the Participant’s ability to exercise all or any part of an Option or on the transferability or forfeitability of Stock Awards, or an award of Performance Shares or Performance Units. Any Agreement specifying the terms of a grant of a Stock Award, Performance Shares, Performance Units, or Options must provide that any Options not exercised, any Stock Awards not vested, or any Performance Shares or Performance Units not paid at the time the Participant violates any confidentiality, non-competition, or non-solicitation covenants imposed on the Participant under a separate agreement between the Participant and the Company or a Subsidiary (as determined under the terms of the separate agreement) are immediately forfeited. The Administrator may, in its discretion, supersede the terms of any Agreement and accelerate the time at which any Option may be exercised, Stock Awards may become transferable or non-forfeitable, or an award of Performance Shares or Performance Units may be settled, when determined by the Administrator to be equitably required. The Administrator may, in its discretion, suspend or waive the forfeiture of any award made under this Plan.

3.02    Authority of Administrator
The Administrator has complete authority to:

(a)    interpret all provisions of this Plan;

(b)    adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan;

(c)    correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any award in the manner and to the extent the Administrator deems desirable;

(d)    authorize any one of its number or any officer of the Company to execute and deliver documents on its behalf; and

(e)    make all other determinations necessary or advisable for the administration of this Plan.

The express grant in the Plan of any specific power to the Administrator does not limit any power or authority of the Administrator. Any decision made or action taken by the Administrator in connection with the administration of this Plan is final and conclusive. The Administrator, any member of the Board or Committee, or the Chief Executive Officer or the President of the Company is not liable for any act done in good faith with respect to this Plan or any Agreement, Option, or Stock Award, Performance Shares, or Performance Units. All expenses of administering this Plan are borne by the Company.

3.03    Delegation
The Committee, in its discretion, may delegate to the Chief Executive Officer or the President of the Company all or part of the Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time. However, any revocation or amendment of a delegation does not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV

Eligibility

4.01    General Eligibility
Except as limited by Section 4.02, any employee of the Company or a Subsidiary (including an entity that becomes a Subsidiary after the adoption of this Plan) or any member of the Board, whether or not the Board member is employed by the Company or a Subsidiary, is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that the person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Subsidiary.

4.02    Limited Eligibility for Incentive Stock Options
Incentive Stock Options may be granted only to persons who are employees of the Company or a “subsidiary,” as defined in Code Section 424(f), on the date of grant.

ARTICLE V

Common Stock Subject to Plan

5.01    Common Stock Issued or Delivered
Common Stock to be delivered by the Company under a Stock Award, in settlement of an award of Performance Shares or Performance Units, or by exercise of an Option to a Participant (or the Participant’s successor in interest or personal representative or, if the Participant so directs, broker) will be:

(a)    from the Company’s authorized but unissued Common Stock; or

(b)    outstanding Common Stock acquired by or on behalf of the Company in the name of a Participant (or the Participant’s successor in interest, personal representative or broker); or

(c)    a combination of (a) and (b).

5.02    Maximum Shares Available
(a)    Aggregate Limit
No more than 14,500,000 shares of Common Stock may be issued or acquired and delivered under this Plan through the exercise of Options, the grant of Stock Awards, and the settlement of Performance Shares and Performance Units. This maximum aggregate number of shares of Common Stock that may be issued or delivered under the Plan is subject to adjustment under Article X. The actual number of shares of Common Stock issued or acquired and delivered under the Plan is determined under Section 5.03.

(b)    Limit on Awards to Non-Employee Directors
The total number of shares of Common Stock issued or acquired and delivered under the Plan to members of the Board who are not employees of the Company or a Subsidiary cannot exceed 100,000 shares.

5.03    Reallocation of Shares
(a)    Termination of Award
If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares allocated to the termination Option or termination portion may be reallocated to other Options,

Performance Shares, Performance Units and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

If a Stock Award is forfeited, in whole or in part, for any reason, the number of shares of Common Stock allocated to the terminated Stock Award or terminated portion may be reallocated to other Options, Performance Shares, Performance Units and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

If an award of Performance Shares is terminated, in whole or in part, for any reason other than its settlement with cash, shares of Common Stock, or a combination of cash and shares, the number of shares allocated to the terminated Performance Share award or termination portion may be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

If an award of Performance Units is terminated, in whole or in part, for any reason other than its settlement with shares of Common Stock, the number of shares allocated to the Performance Unit award or portion thereof may be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

(b)    Reallocation Prohibited
Shares of Common Stock that would otherwise be issued or delivered under the Plan but are not issued or delivered because the shares are:

(i)    Tendered in full or partial payment of any Option price;

(ii)    Tendered or withheld by the Company in satisfaction of tax withholding obligations; or

(iii)     Repurchased by the Company with Option proceeds.

may not be reallocated to other Options, Performance Shares, Performance Units, or Stock Awards to be granted under the Plan. Any shares of Common Stock not issued or delivered under (i), (ii), or (iii) are treated as shares of Common Stock issued or delivered under the Plan for purposes of the limits in Section 5.02.

ARTICLE VI

Options

6.01    Terms of Award
The Administrator will designate each individual to whom an Option is to be granted. The Agreement for the Option will specify:

(a)    the number of shares of Common Stock covered by the award, subject to Section 6.02;

(b)    the exercise price of the Option, subject to Section 6.03;

(c)    the earliest date when the Option can be exercised, subject to Section 6.04;

(d)    the maximum exercise period of the Option, subject to Section 6.05;

(e)    whether the Option is transferable as permitted under Section 6.07;

(f)    any specific terms regarding exercise of the Option permitted under Section 6.09; and

(g)    any specific terms regarding payment permitted under Section 6.10.

6.02    Maximum Number of Shares
No Participant may be granted Options in any calendar year covering more than 500,000 shares of Common Stock.

6.03    Option Price
The price per share for shares of Common Stock purchased on the exercise of an Option will be determined by the Administrator on the date of grant and cannot be less than the Fair Market Value on the date the Option is granted.

6.04    Earliest Exercise Date
The earliest date on which the Participant may exercise an Option will be determined by the Administrator on the date of grant. However, the Administrator may not permit a Participant to exercise any Options covered by the Agreement earlier than as follows:

(a)    before one year after the date the Options were granted, no Options may be exercised;

(b)    at least one year after and before two years after the date the Options were granted, Options for 1/3 of the shares covered by the Agreement may be exercised;

(c)    at least two years after and before three years after the date the Options were granted, Options for 2/3 of the shares covered by the Agreement may be exercised; and

(d)    at least three years after the date the Options were granted, Options for all of the shares covered by the Agreement may be exercised.

6.05    Maximum Option Period
The maximum period in which an Option may be exercised will be determined by the Administrator on the date of grant. However, no Option is exercisable more than 10 years after the date the Option was granted.

6.06    Non-transferability
Except as provided in Section 6.07, each Option granted under this Plan is non-transferable except by will or by the laws of descent and distribution. Except as provided in Section 6.07, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option is liable for, or subject to, any lien, obligation, or liability of the Participant.

6.07    Transferable Options
If the Agreement provides, an Option that is not an Incentive Stock Option may be transferred by a Participant to persons or entities permitted under Rule 16b-3 on terms and conditions permitted under Rule 16b-3. The holder of an Option transferred under this Section is bound by the same terms and conditions that governed the Option during the period that it was held by the Participant, except this Section 6.07. The transferee may not transfer the Option except by will or the laws of descent and distribution.

6.08    Status as Employee or Director
For purposes of determining the applicability of Code Section 422 (relating to Incentive Stock Options), or if the terms of any Option provide that it may be exercised only during employment or within a specified period of time after termination of employment or Board service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons will not be deemed interruptions of continuous employment or Board service.

6.09    Exercise
Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at times and in compliance with requirements as the Administrator determines. However, Incentive Stock Options (granted under the Plan and all plans of the Company and its subsidiary corporations, as those terms are defined in Code Section 424) may not be first exercisable in a calendar year for shares of Common Stock having a Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option does not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

6.10    Payment of Option Price
Subject to rules established by the Administrator and unless otherwise provided in an Agreement, payment of all or part of the Option price may be made in:

(a)    cash or a cash equivalent acceptable to the Administrator; or

(b)    unrestricted shares of Common Stock previously acquired by the Participant and, if those shares were acquired from the Company, that have been held by the Participant for at least six months.

If shares of Common Stock are used to pay all or part of the Option price, the sum of the cash and cash equivalents and the Fair Market Value (determined as of the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised. Payment in “cash” or “cash equivalents” includes delivery of cash or cash equivalents by a broker under a “cashless exercise” arrangement at the time of exercise or following the sale of shares to which the exercise relates. Any shares of Common Stock used to pay any part of the Option price will not be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan and will not otherwise be made available to be issued under this Plan.

6.11    Shareholder Rights
No Participant has any rights as a shareholder with respect to shares subject to the Participant’s Option until the date the Option is exercised.

6.12    Disposition of Shares
A Participant will notify the Company of any sale or other disposition of shares acquired under an Option that was an Incentive Stock Option if the sale or disposition occurs:

(a)    within two years of the grant of the Option; or

(b)    within one year of the issuance of shares to the Participant.

The notice must be in writing and directed to the Corporate Secretary of the Company.

6.13    Restriction on Repricing and Purchasing Options
Without prior shareholder approval:

(a)    the Administrator is not permitted to authorize the amendment of any outstanding Option to reduce the Option price;

(b)    an Option cannot be cancelled and replaced with new awards having a lower Option price, where the economic effect would be the same as reducing the Option price of the Option; and

(c)    at any time when the Option price of a previously granted Option is above the Fair Market Value of one share of Common Stock, the Administrator is not permitted to offer to purchase the previously granted Option for a cash payment in substitution for or upon the cancellation of the Option.

6.14    Incentive Stock Options
No Option that is intended to be an Incentive Stock Option is invalid for failure to qualify as an Incentive Stock Option.

ARTICLE VII

Stock Awards

7.01    Award
The Administrator will designate each individual to whom a Stock Award is to be made. The Agreement for the Stock Award will specify:

(a)    the number of shares of Common Stock covered by the award, subject to Section 7.02;

(b)    when the Stock Award vests, subject to Section 7.03; and

(c)    any Performance Objectives to which the Stock Award is subject, as described in Section 7.04.

7.02    Maximum Number of Shares
No Participant may receive Stock Awards in any calendar year for more than 150,000 shares of Common Stock.

7.03    Vesting
The Administrator, on the date of the award, may prescribe that a Participant’s rights in a Stock Award will be forfeitable or otherwise restricted for a period of time. The Administrator generally may not provide that the Participant’s right to a Stock Award becomes non-forfeitable or unrestricted earlier than three years after the date of the award. In special situations, such as awards to newly hired Participants or Participants reasonably expected to retire in less than three years, the Administrator may provide that the Participant’s right to a Stock Award becomes non-forfeitable or unrestricted earlier than three years after the date of the award. In no event, however, may the Administrator provide that a Participant’s right to a Stock Award becomes non-forfeitable or unrestricted earlier than one year after the date of the award.

7.04    Performance Objectives
In addition to any vesting of a Stock Award imposed under Section 7.03, the Administrator may prescribe that Stock Awards will become vested or transferable or both based on Performance Objectives. In cases where a Stock Award will become non-forfeitable and transferable only upon the attainment of Performance

Objectives and satisfaction of the “performance based compensation” exception to the limit on executive compensation imposed by Code Section 162(m) is intended, then the shares subject to the Stock Award will become non-forfeitable and transferable only to the extent that the Committee certifies that the Performance Objectives have been attained.

7.05    Status as Employee or Director
If the terms of any Stock Award provide that shares become transferable and non-forfeitable only after completion of a specified period of employment or Board service, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons will not be deemed interruptions of continuous employment or Board service.

7.06    Shareholder Rights
Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted under the Stock Award may be forfeited or are non-transferable), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares. However, during that period:

(a)    a Participant may not sell, transfer, pledge, exchange or otherwise dispose of shares granted under a Stock Award;

(b)    the Company will retain custody of the certificates evidencing shares granted under a Stock Award; and

(c)    if requested by the Administrator, the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award.

After the shares granted under the Stock Award are transferable and no longer forfeitable, the above limitations will not apply. The Company will deliver to the Participant certificates evidencing shares of Common Stock subject to the award as soon thereafter as possible.

ARTICLE VIII

Performance Share Awards

8.01    Award
The Administrator will designate each individual to whom an award of Performance Shares is to be made. The Agreement for the award of Performance Shares will specify:

(a)    the number of shares of Common Stock covered by the award, subject to Section 8.02;

(b)    when the Performance Shares vest, subject to Section 8.03;

(c)    any Performance Objectives to which the Performance Shares are subject, as described in Section 8.04;

(d)    any shareholder rights granted to the Participant under Section 8.06; and

(e)    whether the Performance Shares are transferable under Section 8.08.

8.02    Maximum Number of Shares
No Participant may receive awards of Performance Shares in any calendar year for more than 300,000 shares of Common Stock (based on the maximum possible payout under the awards).

8.03    Vesting
The Administrator, on the date of the grant, may prescribe that a Participant’s rights in Performance Shares will be forfeitable for a period of time. However, the Administrator may not provide that the Participant’s rights in Performance Shares become non-forfeitable earlier than one year after the date of the award.

8.04    Performance Objectives
The Administrator, on the date of the grant of an award, may prescribe that all or a portion of the Performance Shares will be earned, and the Participant will be entitled to receive a payment under the award of Performance Shares, only upon the satisfaction of Performance Objectives during a performance measurement period of at least one year, or other criteria prescribed by the Administrator. With respect to Performance Shares that will be earned only upon satisfaction of Performance Objectives, and as to which satisfaction of the “performance based compensation” exception to the limit on executive compensation imposed by Code Section 162(m) is intended, a payment will be made under the Performance Shares only if, and to the extent that, the Committee certifies that the Performance Objectives have been attained.

8.05    Payment
In the discretion of the Administrator, the amount payable when an award of Performance Shares is earned may be settled in cash, by the issuance of shares of Common Stock, or any combination of cash and Common Stock. A fractional share of Common Stock is not deliverable when an award of Performance Shares is earned; a cash payment will be made in lieu of the fractional share. The Administrator will also determine when an award of Performance Shares that has been earned will be settled.

8.06    Shareholder Rights
No Participant, as a result of receiving an award of Performance Shares, has any rights as a shareholder until and to the extent that the award of Performance Shares is earned and settled in shares of Common Stock. After an award of Performance Shares is earned and settled in shares, a Participant will have all the rights of a shareholder as described in Section 7.06. However, all Agreements awarding Performance Shares after December 31, 2009 must provide that dividend equivalents with respect to the award will not be paid before the Performance Shares are earned and vested. During the period beginning on the date the Performance Shares are awarded and ending on the certification date of the Performance Objectives, the number of Performance Shares awarded will be increased, assuming full dividend reinvestment at the Fair Market Value on the dividend payment date. The cumulative number of Performance Shares will be adjusted to determine the final payment based on the Performance Objectives as certified by the Committee. The final adjusted number of Performance Shares will be paid as provided under Section 8.05.

8.07    Non-Transferability
Except as provided in Section 8.08, Performance Shares granted under this Plan are non-transferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Shares is liable for, or subject to, any lien, obligation, or liability of such Participant.

8.08    Transferable Performance Shares
If the Agreement provides, an award of Performance Shares may be transferred by a Participant to persons or entities permitted under Rule 16b-3 on terms and conditions permitted under Rule 16b-3. The holder of Performance Shares transferred pursuant to this Section is bound by the same terms and conditions that governed the Performance Shares during the period that they were held by the Participant, except this Section

8.08. The transferee may not transfer Performance Shares except by will or the laws of descent and distribution.

8.09    Status as Employee or Director
If the terms of any Performance Share award provide that no payment will be made unless the Participant completes a stated period of employment or Board service, the Administrator may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons will not be deemed interruptions of continuous employment or Board service.

ARTICLE IX

Performance Units

9.01    Award
The Administrator will designate each individual to whom an award of Performance Units is to be made. The Agreement for the award of Performance Units will specify:

(a)    the number of Performance Units covered by the award, subject to Section 9.02;

(b)    when the Performance Units vest, subject to Section 9.03;

(c)    the Performance Objectives to which the Performance Units are subject, as described in Section 9.04; and

(d)    whether the Performance Units are transferable under Section 9.07.

9.02    Maximum Number of Units
No Participant may receive an award of more than 1,000,000 Performance Units in any calendar year.

9.03    Vesting
The Administrator, on the date of the award, may prescribe that a Participant’s rights in Performance Units will be forfeitable for a period of time. However, the Administrator may not provide that the Participant’s rights in Performance Units become non-forfeitable earlier than one year after the date of the award.

9.04    Performance Objectives
The Administrator, on the date of grant of an award, will prescribe that all or a portion of the Performance Units will be earned and the Participant will be entitled to receive a payment under the award of Performance Units, only upon the satisfaction of Performance Objectives and other criteria prescribed by the Administrator during a performance measurement period of at least one year. With respect to Performance Units as to which satisfaction of the “performance based compensation” exception to the limit on executive compensation imposed by Code Section 162(m) is intended, a payment will be made under the Performance Units only if, and to the extent that, the Committee certifies that the Performance Objectives have been attained.

9.05    Payment
In the discretion of the Administrator, the amount payable when an award of Performance Units is earned may be settled in cash, by the issuance of shares of Common Stock, or any combination of cash and Common Stock. A fractional share of Common Stock is not deliverable when an award of Performance Units is earned; a cash payment will be made in lieu of the fractional share. The Administrator will also determine when an award of Performance Units that has been earned will be settled.

9.06    Non-Transferability
Except as provided in Section 9.07, Performance Units granted under this Plan are non-transferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an award of Performance Units is liable for, or subject to, any lien, obligation, or liability of such Participant.

9.07    Transferable Performance Units
If provided in an Agreement, an award of Performance Units may be transferred by a Participant to persons or entities permitted under Rule 16b-3 on terms and conditions as may be permitted under Rule 16b-3. The holder of Performance Units transferred under this Section is bound by the same terms and conditions that governed the Performance Units during the period that it was held by the Participant, except this Section 9.07. The transferee may not transfer the Performance Units except by will or the laws of descent and distribution.

9.08    Status as Employee or Director
If the terms of an award of Performance Units provide that a payment will be made only if the Participant completes a stated period of employment or Board service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons will not be deemed interruptions of continuous employment or Board service.

9.09    Shareholder Rights
No Participant, as a result of receiving an award of Performance Units, has any rights as a shareholder of the Company or any Subsidiary on account of the award.

ARTICLE X

Adjustment Upon Change in Common Stock

10.01    Equitable Adjustments
(a)    Events Resulting in Adjustments
If any of the following events occurs, the Committee will make the adjustments described in Section 10.01(b):

(i)    the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares;

(ii)    the Company engages in any transaction to which Section 424 of the Code applies; or

(iii)    there occurs any other event that, in the judgment of the Committee, necessitates adjustments.

(b)    Adjustments
To the extent the Committee determines adjustment is equitably required, the Committee will adjust the following, subject to Section 10.01(c):

(i)    the maximum number and kind of shares as to which Options, Stock Awards, Performance Shares, and Performance Units may be granted;

(ii)    the terms of outstanding Stock Awards, Options, Performance Shares, Performance Units; and

(iii)    the per individual limitations on the number of shares of Common Stock for which Options, Performance Shares, Performance Units and Stock Awards may be granted.

(c)    Limitation on Adjustments
The Committee in its sole discretion may elect not to adjust Performance Objectives under any award if it determines that the adjustment would cause the award to cease to qualify as performance-based compensation under Code Section 162(m).

(d)    Replacement of Awards
The Committee may provide for the replacement of any outstanding awards under the Plan (or any portion of any award) with alternative consideration (including, without limitation, cash) as the Committee in good faith determines to be equitable under the circumstances. The Committee may require, in connection with any replacement, the surrender of all awards so replaced.

(e)    Authority of Committee
Any determination, adjustment, or replacement made by the Committee under this Section 10.01 is final and conclusive.

10.02    Affect of Issuance of Stock
No adjustments described in Section 10.01(b) will be made as a result of the issuance by the Company of stock of any class or securities convertible into stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe for the stock or securities, or upon conversion of stock or obligations of the Company convertible into stock or other securities.

10.03    Substitution of Awards
The Committee may make Stock Awards and may grant Options, Performance Shares, and Performance Units in substitution for performance shares, phantom shares, stock awards, stock options, or similar awards held by an individual who becomes an employee or director of the Company or a Subsidiary in connection with a transaction described in Section 10.01(a). Subject to the requirements of Section 5.02, the terms of the substituted Stock Awards, Options, Performance Shares or Performance Units will be as the Committee, in its discretion, determines appropriate.

ARTICLE XI

Compliance With Law and Approval of Regulatory Bodies

11.01    Required Compliance
No Option will be exercisable, no shares of Common Stock will be issued, no certificates for shares of Common Stock will be delivered, and no payment will be made under this Plan except in compliance with:

(a)    all applicable Federal and state laws and regulations (including, without limitation, withholding tax requirements);

(b)    any listing agreement to which the Company is a party; and

(c)    the rules of all domestic stock exchanges on which the Company’s shares may be listed.

The Company has the right to rely on an opinion of its counsel as to compliance with the above.

11.02    Legends on Stock Certificates
Any stock certificate issued to evidence shares of Common Stock:

(a)    when a Stock Award is granted;

(b)    when a Performance Share or Performance Unit is settled; or

(c)    for which an Option is exercised

may bear legends and statements the Administrator deems advisable to assure compliance with Federal and state laws and regulations.

11.03    Prior Regulatory Approval
Until the Company has obtained any consent or approval deemed advisable by the Administrator from regulatory bodies having jurisdiction over the Plan:

(a)    no Option will be exercisable;

(b)    no Stock Award, Performance Shares or Performance Units will be granted;

(c)    no shares of Common Stock will be issued;

(d)    no certificate for shares of Common Stock will be delivered; and

(e)    no payment will be made

under this Plan.

ARTICLE XII

Change in Control Provisions

12.01    Effect on Awards
Subject to Section 13.09, the following provisions govern the treatment of outstanding awards under this Plan upon a Change in Control:

(a)    Options
Each outstanding Option is fully exercisable (in whole or in part at the discretion of the holder) on and after a Control Change Date.

(b)    Stock Awards
Each outstanding Stock Award is transferable and non-forfeitable on and after a Control Change Date without regard to whether any Performance Objectives or other conditions to which the award is subject have been met.

(c)    Performance Shares
Each outstanding Performance Share award is earned as of a Control Change Date and will be settled as soon thereafter as practicable. If an award is based only on criteria other than Performance Objectives (such as continued service), the award is earned in full. If an award is earned on the basis of Performance Objectives, the amount earned is the greater of the amount that would have been payable on attainment of:

(i)    target levels of performance; or

(ii)    actual levels of performance,

using performance through the Control Change Date for purposes of determining actual levels of performance.

(d)    Performance Units
All outstanding Performance Units are earned as of a Control Change Date and will be settled as soon thereafter as possible. The amount earned with respect to each award of Performance Units is the greater of the amount that would have been payable on attainment of:

(i)    target levels of performance; or

(ii)    actual levels of performance,

using performance through the Control Change Date for purposes of determining actual levels of performance.

12.02    Conversion of Options and Stock Awards
(a)    Continuation of Plan
If the Change in Control is described in Section 2.06(a) or (b) and the Surviving Entity or Acquiring Entity is a corporation with common stock publicly traded on an established U.S. stock exchange, the Board may enter into an agreement with the Surviving Entity or Acquiring Entity for the Surviving Entity or Acquiring Entity to adopt and maintain the Plan and to adopt and maintain all outstanding Option and Stock Award Agreements under the existing terms of the Agreement. Equitable adjustments will be made to all outstanding Option and Stock Award Agreements to reflect the Fair Market Value of the Common Stock as of the day before the Control Change Date and to substitute Common Stock subject to Agreements with comparable common stock of the Surviving Entity or Acquiring Entity.

(b)    Substitution of Plan
If the Change in Control is described in Section 2.06(a) or (b) and the Surviving Entity or Acquiring Entity is a corporation with common stock publicly traded on an established U.S. stock exchange, the Board may enter into an agreement with the Surviving Entity or Acquiring Entity for the Surviving Entity or Acquiring Entity to adopt a comparable equity compensation plan and grant new Options and Stock Awards under that plan in substitution for outstanding Options and Stock Awards under this Plan. The fair market value of the common stock of the Surviving Entity or Acquiring Entity subject to the substituted Options and Stock Awards will not be less than the Fair Market Value of the Common Stock subject to outstanding Options and Stock Awards under this Plan as of the day before the Control Change Date.

12.03    Settlement of Awards
(a)    Options
If the Change in Control is described in Section 2.06(a) or (b) and outstanding Options under this Plan are not converted under Section 12.02, each Participant with an outstanding Option will be paid, for each share of Common Stock for which the Participant holds an outstanding Option, the excess, if any, of the Fair Market Value of the Common Stock as of the day before the Control Change Date over the exercise price of the Option.

(b)    Stock Awards
If the Change in Control is described in Section 2.06(a) or (b) and outstanding Stock Awards under this Plan are not converted under Section 12.02, each Participant with a Stock Award will be paid, for each share of Common Stock subject to an outstanding Stock Award, the Fair Market Value of the Common Stock as of the day before the Control Change Date.

(c)    Performance Shares
For purposes of Section 12.01(c), Performance Shares will be settled in cash based on the Fair Market Value of the Common Stock as of the day before the Control Change Date.

(d)    Performance Units
For purposes of Section 12.01(d), Performance Units will be settled in cash based on the Fair Market Value of the Common Stock as of the day before the Control Change Date.

12.04    Qualified Termination Before Qualified Change-in-Control
(a)    Status as of Change in Control
If an Eligible Executive experiences a Qualified Termination, the Eligible Executive will be treated as if a Change in Control occurred the day before the date of the Eligible Executive’s Qualified Termination.

(b)    Eligible Executive
For purposes of this Section 12.04, an “Eligible Executive” is a Participant who has an effective Change in Control Severance Agreement with the Company at the time of the Participant’s Qualified Termination.

(c)    Qualified Termination
For purposes of this Section 12.04, a Qualified Termination is the Eligible Executive’s involuntary termination that entitles the Eligible Executive to benefits under the Eligible Executive’s Change in Control Severance Agreement, but only if:

(i)    the Executive’s involuntary termination occurs during a Severance Period (as defined in the Eligible Executive’s Change in Control Severance Agreement) resulting from a change in control event under the Change in Control Severance Agreement that precedes and is anticipatory of a second change in control event under the Change in Control Severance Agreement (the “Qualified Severance Period”); and

(ii)    the Executive’s involuntary termination occurs before a Qualified Change-in-Control occurs under this Plan.

(d)    Qualified Change-in-Control
For purposes of this Section 12.04, a Qualified Change-in-Control under this Plan is a Change in Control that:

(i)    occurs after the Eligible Executive’s Qualified Termination; and

(ii)    occurs before the end of the Qualified Severance Period; and

(iii)    is the consummation of the anticipatory event that resulted in the Eligible Executive’s Qualified Severance Period.

(e)    Computation
The outstanding Options held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination, reduced by Options exercised by the Eligible Executive after the Eligible Executive’s Qualified Termination, will be converted under Section 12.02 or settled under Section 12.03, as applicable.

The outstanding Stock Awards held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination, reduced by Stock Awards that became transferable and non-forfeitable because of the Eligible Executive’s Qualified Termination, will be converted under Section 12.02 or settled under Section 12.03, as applicable.

The outstanding Performance Shares held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination will be settled under Section 12.03. The settlement amount paid to the Eligible Executive will be reduced by any amount paid to the Eligible Executive after the Eligible Executive’s Qualified Termination with respect to the same Performance Shares.

The outstanding Performance Units held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination will be settled under Section 12.03. The settlement amount paid to the Eligible Executive will be reduced by any amount paid to the Eligible Executive after the Eligible Executive’s Qualified Termination with respect to the same Performance Units.

ARTICLE XIII

General Provisions

13.01    Effect on Employment and Service
The adoption of this Plan, the operation of this Plan, or any document describing or referring to this Plan (or any part of this Plan) does not:

(a)    confer on any individual the right to continue in the employ or service of the Company or a Subsidiary; or

(b)    in any way affect any right and power of the Company or a Subsidiary to terminate the employment or service of any individual at any time with or without a reason.

13.02    Unfunded Plan
The Plan is unfunded. The Company is not required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan is based solely on contractual obligations created under this Plan. No obligation of the Company under this Plan is secured by any pledge of, or other encumbrance on, any property of the Company.

13.03    Rules of Construction
Headings are given to the articles and sections of this Plan solely as a convenience. The reference to any statute, regulation, or other provision of law refers to any amendment to or successor of the provision.

13.04    Restrictions on Transfer of Shares Issued or Delivered
(a)    Company’s Right of First Refusal
An Agreement may provide that the Company has reserved a right of first refusal to purchase the Common Stock acquired on exercise of Options or under a Stock Award or award of Performance Shares or Performance Units at a price equal to the Fair Market Value per share repurchased determined as of the day preceding the day the Company notifies the Participant of its intention to repurchase the shares. If the Company reserves this right, the Participant must comply with the terms of the Agreement and any procedures established by the Administrator prior to any disposition of Common Stock acquired under the Agreement. The Company will have a maximum of five days following the date on which Participant is required to notify the Company of the Participant’s intent to dispose of the Common Stock to advise the Participant whether the Company will purchase the Common Stock.

(b)    Additional Restrictions
An Agreement may provide that the shares of Common Stock to be issued or delivered on exercise of an Option or in settlement of an award of Performance Shares or Performance Units or the shares of Common Stock subject to a Stock Award that are no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Article VII are subject to additional restrictions on transfer.

13.05    Effect of Acceptance of Award
By accepting an award under the Plan, a Participant and the Participant’s successor in interest or personal representative is conclusively deemed to have indicated acceptance or ratification of, and consent to, any action taken under the Plan by the Company or the Administrator.

13.06    Governing Law
The provisions of this Plan will be interpreted and construed in accordance with the laws of the State of Michigan, other than its choice-of-law provisions.

13.07    Coordination with Other Plans
Participation in the Plan does not affect an employee’s eligibility to participate in any other benefit or incentive plan of the Company or any Subsidiary. Treatment of any income realized as a result of the exercise, vesting, or settlement of awards under the Plan for purposes of any Company-sponsored or Subsidiary-sponsored employee pension benefit plan, insurance or other employee benefit programs will be governed by the terms of the other plans or programs.

13.08    Tax Withholding
If required by law, the Company will withhold or cause to be withheld Federal, state and/or local income and employment taxes in connection with the exercise, vesting or settlement of an award under the Plan. Unless otherwise provided in the applicable Agreement, each Participant may satisfy any required tax withholding by any of the following means in any combination:

(a)    a cash payment;

(b)    delivery to the Company of a number of shares of Common Stock previously acquired by the Participant having a Fair Market Value, on the date the tax liability first arises, equal to the tax liability being paid and, if the shares were acquired from the Company, that have been held by the Participant for at least six months; or

(c)    by authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Participant under the exercise, vesting or settlement of an award, the number of shares of Common Stock having a Fair Market Value, on the date the tax liability first arises, equal to the minimum statutory withholding required for the Participant based on applicable law.

Any Common Stock delivered to the Company by the Participant or withheld from Common Stock otherwise issuable to the Participant to satisfy any required tax withholding will not be reallocated to other Options,

Performance Shares, Performance Units, and Stock Awards to be granted under this Plan and will not otherwise be made available to be issued under this Plan.

If the amount required is not paid, the Company may refuse to issue or deliver shares or cash under the award.

13.09    Limitation on Benefits
(a)    Purpose of Benefit Limitation
Benefits, payments, accelerated vesting and other rights under this Plan may constitute Parachute Payments subject to the “golden parachute” rules of Code Section 280G and the excise tax under Code Section 4999. It is the Company’s intention to reduce any Parachute Payments if, and only to the extent that, a reduction will allow the affected Participant to receive a greater Net After Tax Amount than the Participant would receive absent a reduction. This Section 13.09 describes how the Company’s intent will be effected.

(b)    Determination of Parachute Payment Amount
The Accounting Firm will first determine the amount of any Parachute Payments payable to a Participant. The Accounting Firm will also determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments. The Accounting Firm will next determine the amount of the Participant’s Capped Parachute Payments. Finally, the Accounting Firm will determine the Net After Tax Amount attributable to the Participant’s Capped Parachute Payments.

(c)    Amount Paid to Participant
That Participant will receive the total Parachute Payments unless the Accounting Firm determines that the Capped Parachute Payments will yield a higher Net After Tax Amount. In that case that Participant will receive the Capped Parachute Payments. If a Participant receives Capped Parachute Payments, the Participant’s benefits, payments, accelerated vesting or other rights under this Plan will be adjusted, if at all, as determined in the sole discretion of the Committee. The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Parachute Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

(d)    Adjustment of Amount Paid
As a result of any uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determination under this Section 13.09, it is possible that amounts will have been paid, vested, earned or distributed that should not have been paid, vested, earned or distributed under this Section 13.09 (“Overpayments”), or that additional amounts should be paid, vested, earned, or distributed under this Section 13.09 (“Underpayments”).

(i)    Overpayment
If the Accounting Firm determines, based on either controlling precedent, substantial authority, or the assertion of a deficiency by the Internal Revenue Service against a Participant or the Company which the Accounting Firm believes has a high probability of success, that an Overpayment has been made, then the Participant is required to:

(A)    pay the Company upon demand the sum of the Overpayment plus interest on the Overpayment at the prime rate provided in Code Section 7872(f)(2) from the date of the Participant’s receipt of the Overpayment until the date of repayment; or
(B)    agree to other arrangements that the Committee determines to be equitable in the circumstances.

The Participant will be required to make the repayment or agree to other arrangements, if, and only to the extent, that the repayment or other arrangement would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

(ii)    Underpayment
If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination. The Company will:

(A)    pay the Participant the sum of the Underpayment plus interest on the Underpayment at the prime rate provided in Code Section 7872(f)(2) from the date the Underpayment should have been paid until actual payment; or
(B)    take other action the Committee determines to be equitable in the circumstances.

(e)    Determinations by Accounting Firm
All determinations made by the Accounting Firm under this Section 13.09 are binding on the Participant and the Company. The determinations must be made as soon as practicable but no later than 30 days after a Control Change Date.

(f)    Exclusion from Benefit Limitation
This Section 13.09 does not apply to any Participant entitled to an indemnification of excise taxes incurred under Code Section 4999, by a Change in Control Severance Agreement or other arrangement or agreement with the Company, with respect to Parachute Payments otherwise subject to limitation under this Section 13.09.

13.10    Clawback
(a)    Definitions
For purposes of this Section 13.10:

(i)    Dodd-Frank Act means the Dodd-Frank Wall Street Reform and Consumer Protection Act; and

(ii)    incentive compensation means Options, Stock Awards subject to Performance Objectives under Section 7.04, Performance Shares, and Performance Units (but specifically excludes Stock Awards subject only to vesting under Section 7.03) paid or awarded to a Participant under the Plan.

(b)    Conditions Required for Clawback of Incentive Compensation
Clawback of incentive compensation from a Participant may occur when all three of the following conditions exist:

(i)    The incentive compensation payment or award (or vesting of the award) was based on the achievement of financial results reported on Form 10-Q, Form 10-K, or other report filed with the Securities and Exchange Commission and the financial results were the subject of a subsequent restatement because of the Company’s material noncompliance with any financial reporting requirement under federal securities laws (other than a restatement as a result of a change in applicable accounting principles); and

(ii)    A lower incentive compensation payment or award would have been made to the Participant (or lesser or no vesting of the award would have occurred) based on the restated financial results; and

(iii)    The incentive compensation payment or award or the vesting of the award occurred during the three-year period preceding the date on which the Company was required to prepare the accounting restatement (with that date determined under applicable regulations under the Dodd-Frank Act).

(c)    Clawback of Incentive Compensation
If the Committee determines that the requirements of Section 13.10(b) have been satisfied, the Company may seek to recover from a Participant, in accordance with applicable law and regulations and employing the recovery mechanisms in any Clawback Policy adopted by the Company, the portion of any incentive compensation paid to or received by the Participant for or during the three-year period described in Section 13.10(b)(iii) that is greater than the amount that would have been paid to or received by the Participant if the incentive compensation had been determined based on the restated financial results.

(d)    Adjustment of Outstanding Awards
If the Committee determines that the requirements of Section 13.10(b) have been satisfied, the Committee may cancel, in whole or in part, any outstanding incentive compensation award if the Administrator took the Company’s financial results into account in granting the award and those financial results were reduced in the subsequent restatement.

(e)    Acceptance by Participant
By accepting an award of incentive compensation under the Plan, a Participant (and the Participant’s successor in interest or personal representative) is conclusively deemed to have accepted the requirements of this Section 13.10 and agreed to comply with any clawback of incentive compensation required by this Section 13.10.

ARTICLE XIV

Amendment

14.01    Authority to Amend
The Board may amend this Plan from time to time or terminate it at any time. However, no material amendment to the Plan may become effective until shareholder approval is obtained. A material amendment to the Plan is any amendment that would:

(a)    materially increase the aggregate number of shares of Common Stock that may be issued or delivered under the Plan or that may be issued to a Participant;

(b)    permit the exercise of an Option at an Option price less than the Fair Market Value on the date of grant of the Option or otherwise reduce the price at which an Option is exercisable, either by amendment of an Agreement or substitution with a new Award with a reduced price;

(c)    change the types of awards that may be granted under the Plan;

(d)    expand the classes of persons eligible to receive awards or otherwise participate in the Plan; or

(e)    require approval of the shareholders of the Company to comply with applicable law or the rules of the New York Stock Exchange.

14.02    Participants’ Rights
No amendment or termination may, without a Participant’s consent, adversely affect the rights of the Participant under any Option, any Stock Award, or any award of Performance Shares or Performance Units outstanding at the time the amendment is made or the termination occurs.

ARTICLE XV

Duration of Plan

No Option, Stock Award, Performance Shares, or Performance Units may be granted under this Plan more than 10 years after the earlier of the adoption of the Plan by the Board in 2014 or the Plan’s approval by the Company’s shareholders in 2014. Options, Stock Awards, Performance Shares, and Performance Units granted before that date remain valid in accordance with the terms of their Agreements.

ARTICLE XVI

Effective Date of Plan

Options, Performance Shares and Performance Units may be granted under this Plan upon its adoption by the Board in 2014. However, Options granted under this Plan may not be exercised, Performance Shares and Performance Units granted under this Plan cannot be settled in Common Stock or Cash, and Stock Awards cannot be issued under this Plan until the Plan is approved by the Company’s shareholders at the Company’s 2014 annual meeting of shareholders.

DTE Energy

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/dte
Use the Internet to vote your proxy until 11:59 p.m. (EDT) on April 30, 2014.*

TELEPHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (EDT) on April 30, 2014.*

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Mailed copies must be received by 11:59 p.m. (EDT) on April 30, 2014.

*For DTE Energy Savings Plan participants – Internet and telephone voting are available through 11:59 p.m. (EDT) on April 28, 2014.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 4 and AGAINST Proposal 5.

1. Election of directors:

Nominees:

01 Gerard M. Anderson
02 Lillian Bauder
03 David A. Brandon
04 W. Frank Fountain, Jr.
05 Charles G. McClure, Jr.
06 Gail J. McGovern
07 Mark A. Murray
08 James B. Nicholson
09 Charles W. Pryor, Jr.
10 Josue Robles, Jr.
11 Ruth G. Shaw
12 David A. Thomas
13 James H. Vandenberghe

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of Independent Registered Public Accounting Firm PricewaterhouseCoopers LLP	☐ For	☐ Against	☐ Abstain
3. Advisory Vote to Approve Executive Compensation	☐ For	☐ Against	☐ Abstain
4. Management Proposal to Amend and Restate the Long Term Incentive Plan	☐ For	☐ Against	☐ Abstain
5. Shareholder Proposal relating to Political Contributions	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change or Comments? Mark box, sign, and indicate below: ☐

Date ____________________

Signature(s): Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

DTE Energy

DTE ENERGY COMPANY

2014 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder(s):

The Annual Meeting of Shareholders of DTE Energy Company will be held at the The Lodge at Woodloch, 109 River Birch Lane, Hawley, PA, 18428 on Thursday, May 1, 2014 at 8:00 a.m. (EDT).

All shareholders **must** pre-register in order to attend DTE Energy Company's Annual Meeting of Shareholders. Please contact DTE Energy Shareholder Services by e-mail at shareowner@dteenergy.com or by telephone at 1-313-235-4200 and provide your name, address, telephone number with area code, and your request to attend. DTE Energy will respond to all pre-registration requests and will maintain a list of verified shareholders at the admission desk for the meeting. In addition to ownership confirmation, you **must** also present government-issued photo identification showing your name, address and signature for admission. No guests will be permitted.

Lisa A. Muschong
Corporate Secretary

DTE Energy

proxy

DTE ENERGY COMPANY PROXY CARD AND VOTING INSTRUCTION FORM
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

By signing on the other side, I (we) appoint Bruce D. Peterson, Lisa A. Muschong and David E. Meador, any or all of them, as proxies to vote my (our) shares of Common Stock at the Annual Meeting of Shareholders to be held on Thursday, May 1, 2014, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.

If you sign and return this proxy, the shares will be voted as directed. **If no direction is indicated, the shares will be voted FOR Proposals 1, 2, 3 and 4, and AGAINST Proposal 5.** Your telephone or Internet vote authorizes the named proxies to vote your shares as directed. Unless you have voted by telephone or Internet, or have returned a signed proxy, the shares cannot be voted for you (except that your broker can vote your shares on Proposal 2 without your instruction). If you are a registered shareholder, you can also vote your shares at the meeting.

For participants in one of the DTE Energy Company Savings Plans, by signing on the other side, you hereby direct JPMorgan Chase Bank, as Trustee, to vote all shares of Common Stock of DTE Energy Company represented by your proportionate interest in the Trust at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 1, 2014, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.

The Trustee is directed to vote as specified on the reverse. **If you sign and return this form, but do not otherwise specify, the Trustee will vote FOR Proposals 1, 2, 3 and 4, and AGAINST Proposal 5.** Only the Trustee can vote your shares. Your shares cannot be voted in person.

For participants in the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America, and in the DTE Energy Plan portion of the DTE Energy Company Savings and Stock Ownership Plan: The Trustee only votes shares for which the Trustee has received your vote by telephone or Internet, or has received a signed voting instruction form.

For participants in the DTE Gas Investment and Stock Ownership Plan and in the Citizens Gas Plan and MCN Plan portions of the DTE Energy Company Savings and Stock Ownership Plan: Shares with respect to which the Trustee does not receive voting instructions will be voted by the Trustee in the same proportion as shares for which the Trustee receives voting instructions.

See reverse for voting instructions.